As filed with the Securities and Exchange Commission on December 10, 2008

File No.333-155216

SECURITIES AND EXCHANGE COMMISSION

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AMENDMENT NO. 1 TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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Human BioSystems

(Exact Name of Small Business Issuer in its Charter)

California	8731	77-0481056
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

1127 Harker Avenue

Palo Alto, California 94301

(650) 323-0943

 (Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Mr. Harry Masuda

Chief Executive Officer

Human BioSystems

1127 Harker Avenue

Palo Alto, California 94301

(650) 323-0943

 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Gregg E. Jaclin, Esq.

Anslow & Jaclin, LLP

195 Route 9 South, Suite 204

Manalapan, NJ 07726

Tel. No.: (732) 409-1212

 Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITITES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (3)	AMOUNT OF REGISTRATION FEE (4)
Common stock, no par value	36,675,551shares	$ 0.01	$366,755.52	$14.42

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

(2)  Based on Rule 457 under the Securities Act.

(3) This amount represents the maximum aggregate value of common stock which may be put to the selling shareholder by the registrant pursuant to the terms and conditions of an Investment Agreement between the selling shareholder and the registrant.

(4) Pursuant to Rule 429 promulgated under the Securities Act, the amount of registration fee does not include amounts previously paid relating to 1,149,524 shares of common stock previously registered pursuant to Registration Statement No. 333-149181, which remain unsold as of the date hereof and continue to be registered.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THERAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OF UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, December 10, 2008

36,675,551 Shares

Common Stock

This prospectus relates to the resale of up to 36,675,551 shares of the common stock of Human BioSystems, a California corporation, by Dutchess Private Equities Fund Ltd., a Cayman Island exempted company (“Dutchess”), a selling shareholder pursuant to a “put right” under an investment agreement (the “Investment Agreement”), also referred to as an Equity Line of Credit, that we have entered into with Dutchess. Dutchess Private Equities Fund Ltd. is the successor of Dutchess Private Equities Fund, II, L.P. The Investment Agreement and all related documents was with Dutchess Private Equities Fund, II, L.P. and Dutchess Private Equities Fund is the successor to these agreements. That Investment Agreement permits us to “put” up to $5.0 million in shares of our common stock to Dutchess. We will not receive any proceeds from the sale of these shares of common stock offered by Dutchess.  However, we will receive proceeds from the sale of securities pursuant to our exercise of this put right. We will bear all costs associated with this registration.

Dutchess is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit. Dutchess will pay us 93% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement.

Our shares of common stock are traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol "HBSC.OB." On October 31, 2008, the closing sale price of our common stock was $0.003 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 5.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. No one may sell these securities nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer, solicitation or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December ____, 2008

PROSPECTUS SUMMARY

This summary highlights information described more fully elsewhere in this prospectus.  You should read the entire prospectus carefully. In this prospectus, "Human BioSystems," the "Company," "HBS," "we," "us" and "our" refer to Human BioSystems, a California corporation.

All trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

The Company

We are a developer of preservation platforms for organs and other biomaterials, specializing in the development of proprietary above zero (HBS-AZ) and below zero (HBS-BZ) organ and tissue preservation systems and methods for preserving blood platelets. In August 2006, we also entered the renewable energy market through the formation of our wholly-owned subsidiary, HBS BioEnergy ("HBS Bio"). Although at that time, HBS Bio intended to identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels, we recently made the decision to continue our efforts in the renewable energy market by focusing on the waste to energy segment of that market using animal and other waste products to produce electrical energy to be sold to utilities versus ethanol and biodiesel fuel production. The new focus in our renewable fuels segment of the business is being addressed through a partnership with Environmental BioMass Energy Inc. (EBE) which is in the business of converting biowaste to electrical energy. Under this partnership, HBS received approximately 49% of EBE common stock in exchange for releasing its interest in a property purchase agreement. All operations and management functions of EBE are performed by EBE employees.

Our principal executive offices are located at 1127 Harker Avenue, Palo Alto, California 94301, and our telephone number is (650) 323-0943.  The address of our website is www.humanbiosystems.com.  Information on our website is not part of this prospectus.

The Offering

This prospectus relates to the resale of up to 36,675,551 shares of our common stock by Dutchess. Dutchess will obtain our common stock pursuant to an Investment Agreement, effective June 28, 2004, entered into by Dutchess and us.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 36,675,551 shares pursuant to the exercise of our put right under the Investment Agreement, although the number of shares that we will actually issue pursuant to that put right may be more or less than 36,675,551 , depending on the trading price of our common stock.  We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 36,675,551 shares, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission (“SEC”) and that registration statement would have to be declared effective prior to the issuance of any additional shares.

The Investment Agreement with Dutchess provides that following notice to Dutchess, we may put to Dutchess up to $5,000,000 in shares of our common stock for a purchase price equal to 95% of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement. The dollar value that we will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000.  No single put can exceed $1,000,000.  Dutchess has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.  This prospectus covers the resale of our stock by Dutchess either in the open market or to other investors through negotiated transactions. Dutchess' obligations under the Investment Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Dutchess.

Dutchess will only purchase shares when we meet the following conditions:

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a registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;

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our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

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we have complied with our obligations under the Investment Agreement and the Registration Rights Agreement;

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no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and

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we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The Investment Agreement will terminate when any of the following events occur:

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Dutchess has purchased an aggregate of $5,000,000 of our common stock;

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we file or otherwise enter an order for relief in bankruptcy; or

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our common stock ceases to be registered under the Securities Exchange Act of 1934 (the “Exchange Act”).

As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Dutchess.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit.  We have no obligation to utilize the full amount available under the Equity Line of Credit.

Common stock offered:	Up to 36,675,551 shares of common stock, no par value, to be offered for resale by Dutchess.
Common stock to be outstanding after this offering:	248,881,205 shares, excluding an aggregate of 4,857,694 shares reserved for issuance upon the exercise of outstanding stock options and warrants.
Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock offered by Dutchess. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds”.
Risk factors:	An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.
OTC Bulletin Board symbol:	“HBSC.OB”

RISK FACTORS

Investing in our shares is very risky.  Before making an investment decision, you should carefully consider all of the risks described in this prospectus.  If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected.  If this were to happen, the price of our shares could decline significantly and you might lose all or a part of your investment.  The risk factors described below are not the only ones that may affect us.  Our forward-looking statements in this prospectus are also subject to the following risks and uncertainties.  In deciding whether to purchase our shares, you should carefully consider the following factors, among others, as well as information contained in this prospectus, and our most recent Annual Report on Form 10-KSB and Quarterly Report on Form 10-Qs:

Risk Factors Related to Our Business

The renewable energy market is extremely risky, and we may not be as successful as we envision.

Our prospects must be considered in light of the risks and uncertainties in the rapidly evolving renewable energy market, where supply and demand may change significantly over a short period. Some of these risks relate to our potential inability to:

•	raise additional capital;

•	develop and construct future facilities;

•	further develop and achieve wider acceptance of TCP;

•	expand our operations to convert additional types of feedstock;

•	effectively manage our business and operations;

•	secure supplies of feedstock;

•	develop markets for our renewable diesel and fertilizers;

•	reduce our cash production costs for our renewable diesel;

•	effectively manage our costs as we expand our business;

•	attract and retain customers;

•	obtain regulatory approval and meet governmental standards; and

•	manage rapid growth in personnel and operations.

We have a history of losses, and our independent certified public accountants have raised doubts about our ability to continue as a going concern.

Since our inception in 1998, we have incurred substantial losses from operations, resulting primarily from costs related to research and development and building our infrastructure.  Because of our status as a development stage company and the need to conduct additional research and development prior to introducing products and services to the market, we expect to incur net losses for the foreseeable future.  If our growth is slower than we anticipate or our operating expenses exceed our expectations, our losses will be significantly greater. We may never achieve profitability. Primarily as a result of these recurring losses, our independent certified public accountants have modified their report on our September 30, 2008 reviewed financial statements to include an uncertainty paragraph wherein they expressed substantial doubt about our ability to continue as a going concern.

We are in the eleventh year of research and development, with an accumulated loss during the development stage (through September 30, 2008) of $27,753,600 . We currently do not know when our preservation research and development will be completed, or if a product will ever result from this research and development activity.  We anticipate that the funds spent on these research and development activities will need to increase significantly prior to completion of research and development and commercialization of a product.  In addition, we anticipate that we will need substantial additional funding to acquire real property and develop energy production facilities. We may not be able to secure funding in the future necessary to complete our intended preservation research and development activities or our energy production activities.

These conditions give rise to substantial doubt about our ability to continue as a going concern. Our financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.  Our continuation as a going concern is dependent upon our ability to obtain additional financing from the sale of our securities, as may be required, and ultimately to attain profitability.

We require immediate additional capital.

Our operating plan for 2008 is focused on development of our products.  We estimate that we will need to raise approximately $4 million in cash to support this plan for the next twelve months.  At September 30, 2008 , we had only $500 in cash.  We are actively seeking additional funding.  There can be no assurance that the required additional financing will be available on terms favorable to us or at all. In December 2007, we commenced a private placement of 20,000,000 shares of common stock in Germany pursuant to Regulation S under the Securities Act of 1933 (“Securities Act”) These shares are trading on the Frankfurt Stock Exchange. Subsequently, we released an additional 15,000,000 shares of common stock in Germany pursuant to Regulation S under the Securities Act. Although we have entered into certain agreements with Dutchess Private Equities, LP (“Dutchess”) and other prospective funding resources, there can be no assurance that we will be successful in raising any capital pursuant to the Dutchess agreements or these other agreements.

Obtaining capital will be challenging in a difficult environment, due to the current environment in the United States financial markets and current world instability. We currently have no commitments for funding and there can be no assurance that we will be able to obtain additional funding in the future from either debt or equity financings, bank loans, collaborative arrangements or other sources on terms acceptable to us, or at all. If our human infusion studies are successful, we believe that we will be able to obtain additional funding through a license agreement with one or more of the potential strategic partners with whom we have had discussions to date, thereby satisfying our financial needs for at least 2008; however, we currently do not have the capital to complete our infusion studies and there can be no assurance that we will achieve successful results in our human infusion studies or that we can enter into a license agreement or agreements providing adequate financing for 2008 and beyond.

If adequate funds are not available or are not available on acceptable terms when required, we may be required to significantly curtail our operations or may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on our business, results of operations and financial condition.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders will be reduced, shareholders may experience additional dilution, and such securities may have rights, preferences and privileges senior to those of our common stock.  If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations, which would have a material negative effect on operating results and would most likely result in a lower stock price.

We and our chief executive officer are the subject of SEC and Justice Department proceedings for securities fraud.

In August of 2002, the United States Attorney for the Eastern District of New York and the Securities and Exchange Commission brought securities fraud charges against Harry Masuda, our Chief Executive Officer, for allegedly paying an unregistered broker an undisclosed commission in a September 1999 and February 2000 private placement. The allegations generally charged Mr. Masuda with the failure to adequately disclose to investors in this private placement a commission agreement with Larry Bryant, an unlicensed broker-dealer. Remedies sought in these proceedings include criminal penalties and a bar from service as an officer or director of a publicly-traded company. The SEC also brought fraud charges against us for the same transactions.

In June 2000, we undertook a rescission offer to those shareholders who had purchased an aggregate of 427,300 shares of common stock and warrants in the private placements for aggregate proceeds of $640,950. Holders of 222,900 shares of common stock accepted the rescission offer. The other shareholders elected not to rescind their stock purchases. We paid an aggregate of approximately $300,000 in cash to rescinding shareholders, but could not afford to pay the balance of the rescission offer in cash. Instead, we issued promissory notes, with interest at the rate of 10% per annum, payable upon the earlier of (i) one year from the date of the note or (ii) our receipt of funding sufficient to permit repayment of the principal and interest on the notes.  In 2000 and 2001, holders of $67,500 in principal and interest in the above-referenced promissory notes elected to convert their notes to an aggregate of 206,700 shares of our common stock. The remainder of the rescinding holders was paid in full in cash prior to December 31, 2002.

Since all of the shareholders electing to rescind were paid in full (whether in cash or in shares of common stock), we believed that the issues raised by the alleged failure to disclose were fully resolved. In January of 2005, the United States Government and Mr. Masuda entered into a deferred prosecution agreement which led to a dismissal of all charges against Mr. Masuda at the end of the 18-month deferred prosecution term, which ended in July 2006.

The civil case by the SEC against us and Mr. Masuda had been stayed at the request of the U.S. Attorney pending completion of the deferred prosecution term. On March 14, 2008, Final Consent Judgments as to us and Mr. Masuda were entered in the civil case in the United States District Court for the Eastern District of New York. Pursuant to the Final Consent Judgments, we and Mr. Masuda are permanently enjoined and restrained from, directly or indirectly, violating Sections 5(a) or 5(c) of the Securities Act, Section 17(a) of the Securities Act, Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated under the Exchange Act. Mr. Masuda was further ordered to pay a civil penalty in the amount of $25,000.

We are a development stage company, and have a limited operating history on which to evaluate our potential for future success.

We are a development stage company, and have yet to produce or sell any products or services. We have only a limited operating history upon which you can evaluate our business and prospects, and have yet to develop sufficient experience regarding actual revenues to be received from our products and services.  You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets.  If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

Our future revenues are unpredictable and our quarterly operating results may fluctuate significantly.

We have a very limited operating history, and have no revenue to date. We cannot forecast with any degree of certainty whether any of our products or services will ever generate revenue or the amount of revenue to be generated by any of our products or services. In addition, we cannot predict the consistency of our quarterly operating results. Factors which may cause our operating results to fluctuate significantly from quarter to quarter include:

-  our ability to attract new and repeat customers;

-  our ability to keep current with the evolving requirements of our target markets;

-  our ability to protect our proprietary technology;

-  the ability of our  competitors to offer new or enhanced products or  services; and

-  unanticipated delays or cost  increases with respect to research and development.

Because of these and other factors, we believe that quarter-to-quarter comparisons of our results of operations are not good indicators of our future performance.  If our operating results fall below the expectations of securities analysts and investors in some future periods, then our stock price may decline.

Acts of terrorism, responses to acts of terrorism and acts of war may impact our business and our ability to raise capital.

Future acts of war or terrorism, national or international responses to such acts, and measures taken to prevent such acts may harm our ability to raise capital or our ability to operate, especially to the extent we depend upon activities conducted in foreign countries, such as Russia where we currently maintain a branch office.  In addition, the threat of future terrorist acts or acts of war may have effects on the general economy or on our business that are difficult to predict.  We are not insured against damage or interruption of our business caused by terrorist acts or acts of war.

We may fail to establish and maintain strategic relationships.

We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances.  We may not be able to enter into these strategic partnerships on commercially reasonable terms, or at all.  Even if we enter into strategic alliances, our partners may not attract significant numbers of customers or otherwise prove advantageous to our business. Our inability to enter into new distribution relationships or strategic alliances could have a material and adverse effect on our business.

We might need additional specialized personnel.

Although we are committed to the continued development and growth of our business, we will need to add the specialized key personnel to assist us in the execution of our business model.  It is possible that we will not be able to locate and hire such specialized personnel on acceptable terms.  We will make every effort to recruit executives with proven experience and expertise as needed to achieve our plan.

Our success will depend in part on our ability to market products and services.

Due to our limited resources, the execution of our business model and sales and marketing of our products and services has been limited to date.  Our success is dependent upon our ability to execute with such limited resources.

We may not be able to develop a market for our products and services, which will most likely cause our stock price to decline.

The demand and price for our products and services will be based upon the existence of markets for them.  The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness ad performance of our products and services when compared to alternative products and services, which may be conventional or heretofore unknown.  If the products and services of other companies provide more cost-effective alternatives or otherwise outperform our products and services, the demand for our products and services may be adversely affected.  Our success will be dependent upon market acceptance of our products and services.  Failure of our products and services to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations and market penetration.  This would likely cause our stock price to decline.

We may have difficulty in attracting and retaining management and outside independent members to our Board of Directors as a result of their concerns relating to their increased personal exposure to lawsuits and stockholder claims by virtue of holding these positions in a publicly held company.

The directors and management of publicly traded corporations are increasingly concerned with the extent of their personal exposure to lawsuits and stockholder claims, as well as governmental and creditor claims which may be made against them, particularly in view of recent changes in securities laws imposing additional duties, obligations and liabilities on management and directors.  Due to these perceived risks, directors and management are also becoming increasingly concerned with the availability of directors and officers’ liability insurance to pay on a timely basis the costs incurred in defending such claims.  We currently do carry limited directors and officers’ liability insurance.  Directors and officers’ liability insurance has recently become much more expensive and difficult to obtain.  If we are unable to continue or provide directors and officers’ liability insurance at affordable rates or at all, it may become increasingly more difficult to attract and retain qualified outside directors to serve on our Board of Directors.

We may lose potential independent board members and management candidates to other companies that have greater directors and officers’ liability insurance to insure them from liability or to companies that have revenues or have received greater funding to date which can offer more lucrative compensation packages.  The fees of directors are also rising in response to their increased duties, obligations and liabilities as well as increased exposure to such risks.  As a company with a limited operating history and limited resources, we will have a more difficult time attracting and retaining management and outside independent directors than a more established company due to these enhanced duties, obligations and liabilities.

Legislative actions and potential new accounting pronouncements are likely to impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings, which will have an impact on our future financial position and results of operations.  The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives have increased our general and administrative costs as we have incurred increased legal and accounting fees to comply with such rule changes.  Further, proposed initiatives are expected to result in changes in certain accounting rules, including legislative and other proposals to account for employee stock options as a compensation expense.  These and other potential changes could materially increase the expenses we report under accounting principles generally accepted in the United States, and adversely affect our operating results.

We may be unable to protect our proprietary rights.

We intend to closely monitor competing product introductions for any infringement of our proprietary rights. We believe that, as the demand for products such as those developed by Human BioSystems increase, infringement of intellectual property rights may also increase. If certain industry competitors infringe on our proprietary rights, they may have substantially greater financial, technical, and legal resources than we possess, which could adversely affect our ability to defend our rights.  In addition, we could incur substantial costs in defending our rights.

We are dependent on key employees.

Our business is dependent upon our senior executive officers, principally, Harry Masuda, our Chief Executive Officer, who is responsible for our operations, including marketing and business development, David Winter, M.D., our President, and Paul Okimoto, our Chairman of the Board, Executive Vice President and Secretary.  Should Messrs. Masuda, Winter and/or Okimoto leave our employ, our business may be adversely affected.  In the event of future growth in administration, marketing, manufacturing and customer support functions, we may have to increase the depth and experience of our management team by adding new members.  Our success will depend to a large degree upon the active participation of our key officers and employees.  Loss of services of any of the current officers and directors, especially Messrs. Masuda, Winter, and Okimoto, could have a significant adverse effect on our operations and prospects.  There can be no assurance that we will be able to employ qualified persons on acceptable terms to replace officers who become unavailable.

Risk Factors Related to Our Platelet and Organ Preservation Business

Establishing our revenues and achieving profitability will depend on our ability to develop and commercialize our products.

Much of our ability to establish revenues and to achieve profitability and positive cash flows from operations will depend on the successful introduction of our products in development.  Products based on our technologies will represent new methods of treatment and preservation. Our prospective customers, including blood banks, hospitals and clinics, will not use our products unless they determine that the benefits provided by these products are greater than those available from competing products.  Even if the advantage from our planned products is clinically established, prospective customers may not elect to use such products for a variety of reasons.

We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products. The completion of the development and commercialization of any of our products under development remains subject to all of the risks associated with the commercialization of new products based on innovative technologies, including unanticipated technical or other problems, manufacturing difficulties and the possible insufficiency of the funds allocated for the completion of such development.

We may fail to obtain government approval of our processes.

The FDA regulates the commercial distribution and marketability of medical solutions and equipment.  In the event that we determine that these regulations apply to our proposed tissue preservation products, we will need to obtain FDA approval for such distribution.  The process of obtaining FDA approval may be expensive, lengthy and unpredictable.  We have not developed our products to the level where these approval processes can be started.  We do not know if such approval could be obtained in a timely fashion, if at all.  In the event that we do not receive any required FDA approval for certain products, we would not be able to sell such products in the United States.

The regulation of our processes and products outside the United States will vary by country. Noncompliance with foreign country requirements may include some or all of the risks associated with noncompliance with FDA regulation as well as other risks.

We may not be able to compete successfully.

As a development stage company, we are entering a biological material preservation market that is presently addressed by large companies with extensive financial resources.  Those companies include DuPont and Baxter, among others.  Additionally, smaller companies with which we may compete include LifeCell Corporation for platelet preservation, Cerus for viral inactivation of platelets and other blood products and Cryo Life for preserving heart valves by cryo-preservation. These companies are active in research and development of biological material preservation.  We have limited funds with which to develop products and services.  These companies are active in research and development of biological material preservation, and we do not know the current status of their development efforts.  We have limited funds with which to develop products and services, and most of the above competitors have significantly greater financial resources, technical expertise and managerial capabilities than we currently possess.

Risk Factors Related to Our Securities, the Equity Line of Credit and This Offering

We are registering an aggregate of 36,675,551 shares of common stock to be issued under the Equity Line of Credit.  The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 36,675,551 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit. The sale of these shares into the public market by Dutchess could depress the market price of our common stock.  As of September 30, 2008 , there were 191,489,700 shares of our common stock issued and 186,461,700 shares of our common stock outstanding.

Assuming we utilize the maximum amount available under the Equity Line of Credit, existing shareholders could experience substantial dilution upon the issuance of common stock.

Our Equity Line of Credit with Dutchess contemplates the potential future issuance and sale of up to $5,000,000 of our common stock to Dutchess subject to certain restrictions and obligations. The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the Equity Line of Credit. These examples assume issuances at a market price of $0.01 per share and at 10%, 25% and 50% below $0.01 per share.

The following table should be read in conjunction with the footnotes immediately following the table.

Percent below current market price	Price per share (1)	Number of shares issuable (2)	Shares outstanding (3)	Percent of outstanding shares (4)
5%	$0.0095	312,804,000	499,362,781	62%
10%	$0.00855	347,560,000	539,331,265	64.44%
25%	$0.007125	417,072,000	608,843,265	68.50%
50%	$0.00475	625,608,000	817,379,265	76.54%

             (1)  Represents purchase prices equal to 95% of $0.01 and potential reductions thereof of 10%, 25% and 50%.

             (2) Represents the number of shares issuable if the entire remaining commitment of $2,971,638 under the Equity Line of Credit were drawn down at the indicated purchase prices.

             (3) Based on 191,771,265 shares of common stock outstanding at October 15, 2008. Our Articles of Incorporation currently authorize 300,000,000 shares of common stock; therefore, we would need to amend our Articles of Incorporation in order to issue these shares.  Such an amendment would require the approval of our shareholders and Board of Directors.

            (4) Percentage of the total outstanding shares of common stock after the issuance of the shares indicated, without considering any contractual restriction on the number of shares the selling shareholder may own at any point in time or other restrictions on the number of shares we may issue.

We May Not Have Access to the Full Amount under the Equity Line.

During the nine months ended September 30, 2008, the average market price of our common stock is $0.01. There is no assurance that the market price of our common stock will increase substantially in the near future. The entire remaining commitment under the Equity Line of Credit is $2,971,638. Presumably we will maintain the market price of our common stock at $0.01, we need to issue 312,804,000 shares of common stock to Dutchess in order to have access to the full remaining amount under the Equity Line of Credit. We are authorized to issue 300,000,000 shares of common stock and have 191,489,700 shares issued as of September 30, 2008. The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Equity Line of Credit. Therefore, we may not have access to the remaining commitment of $2,971,638 unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially.

Dutchess will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at a five percent discount to the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement. Dutchess has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Dutchess sells the shares, the price of our common stock could decrease. If our stock price decreases, Dutchess may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

There may not be sufficient trading volume in our common stock to permit us to generate adequate funds from the exercise of our put.

The Investment Agreement provides that the dollar value that we will be permitted to put to Dutchess will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000.  If the average daily trading volume in our common stock is too low, it is possible that we would only be permitted to exercise a put for $10,000, which may not provide adequate funding for our planned operations.

Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

The selling shareholders may engage in Short Sales. Significant short sales of our common stock will cause the decline of our share price

In connection with the distribution of the common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. If there are significant short sales of our stock, the price decline that would result from this activity will cause our share price to decline which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market our stock the price will decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of net revenues which could lead to wide fluctuations in our share price.  The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In fact, during the period from January 1, 2008 until September 30, 2008 , the high and low sale prices of a share of our common stock were $0.02 and $0.01, respectively. The volatility in our share price is attributable to a number of factors.  First, as noted above, the shares of our common stock are sporadically and/or thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our products and services.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than that of a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Shares eligible for future sale by our current shareholders may adversely affect our stock price.

To date, we have had a very limited trading volume in our common stock.  As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.  In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.  A number of our employees and consultants have elected to convert a portion of their compensation to shares of our common stock, and these shares have been registered for resale to the public.

Our issuance of additional common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our Board of Directors may generally issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as our Board may deem relevant at that time.  We have issued shares of our common stock in payment for services in the past. It is likely that we will issue additional securities to pay for services and reduce debt in the future.  It is possible that we will issue additional shares of common stock under circumstances we may deem appropriate at the time.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights for our directors, officers and employees may result in substantial expenditures by Human BioSystems and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain provisions which eliminate the liability of our directors for monetary damages to Human BioSystems and our shareholders.  Our Bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could cause us to incur substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup.  These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit us and our shareholders.

Our directors have the right to authorize the issuance of shares of our preferred stock and additional shares of our common stock.

Our directors, within the limitations and restrictions contained in our Articles of Incorporation and without further action by our shareholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series.  We have no intention of issuing shares of preferred stock at the present time.  Any issuance of shares of preferred stock could adversely affect the rights of holders of our common stock.

Should we issue additional shares of our common stock at a later time, each investor’s ownership interest in our stock would be proportionally reduced.  No investor will have any preemptive right to acquire additional shares of our common stock, or any of our other securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as Human BioSystems, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board.  If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our common stock is limited, which makes transactions in our stock cumbersome and may reduce the investment value of our stock.

Our shares of common stock are “penny stocks” because they are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act.  For any transaction involving a penny stock, unless exempt, the rules require:

·   That a broker or dealer approve a person’s account for transactions in penny stocks; and

·    That the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

·    Sets forth the basis on which the broker or dealer made the suitability determination; and

·    That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

       ·    Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

 ·  Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

 ·  Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

 ·  Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

 ·  The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  All statements, other than statements of historical fact, contained in this prospectus constitute forward-looking statements.  In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms and similar expressions intended to identify forward-looking statements.

Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties.  We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements.  There may be other factors not so identified.  You should not place undue reliance on our forward-looking statements.  As you read this prospectus, you should understand that these statements are not guarantees of performance or results.  Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated events or circumstances.  New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them.  Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading “Risk Factors” beginning on page 5, as well as the following:

· Our limited operating history and business development associated with being a growth stage company;	· General economic and capital market conditions;

· Our history of operating losses, which we expect to continue;	· Our exposure to unanticipated and uncontrollable business interruptions;

· Our ability to generate enough positive cash flow to pay our creditors and continue our operations;	· Pricing and product actions taken by our competitors in either our organ and tissue preservation or alternative energy markets

Our dependence on key personnel;	; Financial condition of our prospective customers;
·
Our need to attract and retain technical and managerial personnel;	· Customers’ perception of our financial condition relative to that of our competitors;
·
Our ability to execute our business strategy;	· Ch Changes in United States or foreign tax laws or regulations;
·
Intense competition with established leaders in the organ tissue and preservation or alternative energy markets;	· Reliance upon suppliers and risks of production disruptions and supply and capacity constraints;
·
Our ability to protect our intellectual property and proprietary technologies;	· Unforeseen liabilities resulting from litigation;
·
Costs associated with potential infringement claims asserted by a third party;	· Our ability to successfully complete the integration of any future acquisitions; and
·

ability to protect, and build recognition of, our trademarks and trade names;	our ability to project the markets for our products and services based upon estimates and assumptions. Our
· O

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by Dutchess. However, we will receive proceeds from the sale of our common stock to Dutchess pursuant to the Investment Agreement. The proceeds from our exercise of the put option pursuant to the Investment Agreement will be used for working capital and general corporate expenses.

We propose to expend these proceeds as follows:

	Proceeds if 100%, or 36,675,551 shares sold	Proceeds if 50% or 18,337,776 shares sold
Gross proceeds	$366,755	$183,378
Offering expenses:
Legal fees	10,000	10,000
Printing of prospectus	1,000	1,000
Accounting and auditing fees	5,000	5,000
State securities fees	2,000	2,000
Transfer agent fees	2,000	2,000
Miscellaneous expenses	5,000	5,000
Total offering expenses	25,000	25,000
Net proceeds	$341,755	$158,377

Working capital needs include accounts payable and inventory, as well as accrued but unpaid salary of our chief executive officer.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock has been traded on the OTCBB since May 18, 1999.  Prior to that date, our common stock was not actively traded in the public market.  Our common stock is listed on the OTCBB under the symbol "HBSC.OB". Since October 2001, our common stock has also been traded on the Frankfurt Stock Exchange under the symbol "HYT". The following table sets forth, for the periods indicated, the high and low bid prices for our common stock on the OTCBB as reported by various Bulletin Board market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

	Price
	High	Low
2008
Fourth Quarter (Through December 5, 2008 )	$0.01	$0.01
Third Quarter	$0.01	$0.01
Second Quarter	$0.01	$0.01
First Quarter	$0.02	$0.01

	Price
	High	Low
2007
Fourth Quarter	$0.05	0.01
Third Quarter	$0.02	0.06
Second Quarter	$0.05	0.13
First Quarter	$0.07	$0.19

	Price
	High	Low
2006
Fourth Quarter	$0.09	0.16
Third Quarter	$0.12	0.24
Second Quarter	$0.13	0.44
First Quarter	$0.25	$0.61

On September 22, 2008, the high and low bid prices of our common stock on the OTCBB were $0.01 and $0.01 per share, respectively, and there were approximately 246 holders of record of our common stock.

To date, we have never declared or paid any cash dividends on our capital stock.  We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2008 :

·

on an actual basis; and

·

as adjusted to reflect the sale of 36,675,551 shares of common stock offered by this prospectus, at an assumed initial price of $0.01 per share, after deducting estimated offering expenses payable by us.

This information should be read in conjunction with our Management’s Discussion and Analysis or Plan of Operation and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

We had a net loss of ($1,183,900)for the nine months ended September 30, 2008 , and a total net loss of $27,753,600 from February 26, 1998 (inception) through September 30, 2008 , included in the accumulated deficit in the table below.

             September 30, 2008

Actual                               As Adjusted

Stockholders' (deficit) equity:

Preferred stock; no par or stated value;

10,000,000 shares authorized, no shares

 issued or outstanding

$               --                                      $            --

 Common stock, no par or stated value;

 300,000,000 shares authorized; 191,489,700

 shares issued and 186,461,700 shares outstanding;

134,992,100 shares issued and 128,098,100 shares

 outstanding as adjusted

           25,300,300

25,667,056

 Loan fees paid in common stock

           (7,500)

 (7,500)

 Accumulated deficit during development stage

         (27,753,600)

(27,753,600)

 Total stockholders' deficit

           (2,460,800)

(2,094,044)

 Total capitalization

        $ (2,460,800)

             $ (2,094,044)

 (1)  Reflects the sale of the 36,675,551 shares included in this prospectus, at a price of $0.01 per share.

SELECTED CONSOLIDATED FINANCIAL DATA

The following consolidated selected financial data as of December 31, 2007 and for the years ended December 31, 2007 and 2006, are derived from our consolidated financial statements, which have been audited by L.L. Bradford & Company, LLC, independent registered public accounting firm, and are included elsewhere in this prospectus.  The following selected financial data as of September 30, 2008 is derived from unaudited financial statements that, in our opinion, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position as of such date and results of operations for these periods. Operating results for the nine-month period ended September 30, 2008 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2008. The data set forth below should be read in conjunction with our Financial Statements and Notes thereto included elsewhere in this prospectus and with “Management’s Discussion and Analysis or Plan of Operation.”

	Nine Months Period Ended September 30,	Years Ended December 31,
	2008	2007	2006
Revenue
operating expense
General and administrative:
Stock based compensation	$3,700	$31,200	$127,500
Public Relations	44,000	409,300	1,059,900
Other general and administrative expenses	729,900	1,236,200	1,103,300
Total general and administrative	777,600	1,676,700	2,290,700
Research and Development	125,000	282,500	165,700
Ethanol Development	15,700	934,700	210,00
Sales and marketing	--	--	--
Total operating expenses	918,300	2,893,900	2,666,400
Loss from operations	(918,300)	(2,893,900)	(2,666,400)
Other income (expenses):
Loss on Investment in marketable securities	(176,700)	(7,600)	--
Forgiveness of debt	--	100	8,000
Interest income	--	5,100	900
Interest expense	(88,100)	(454,800)	(94,400)
Loss from provision for income taxes	(1,183,100)	(3,351,100)	(2,751,900)
Provisions for income taxes	800	800	800
Net loss	(1,183,900)	(3,351,900)	(2,752,700)
Other comprehensive income (loss), net of tax:
Unrealized loss on investment in marketable securities	--	--	30,400
Total comprehensive loss	$(1,183,900)	(3,351,900)	(2,722,300)
Basic and diluted loss per share	$(0.01)	(1.3)	(0.04)
Basic and diluted weighted-average
common shares outstanding	153,478,015	113,034,107	73,364,483

Nine Months Ended Septemb

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING OUR EXPECTATIONS, BELIEFS, INTENTIONS OR FUTURE STRATEGIES THAT ARE SIGNIFIED BY THE WORDS "EXPECTS," "ANTICIPATES," "INTENDS," "BELIEVES" OR SIMILAR LANGUAGE.  THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND OTHER FACTORS.  ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US ON THE DATE HEREOF AND SPEAK ONLY AS OF THE DATE HEREOF.  THE FACTORS DISCUSSED ABOVE UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS ARE AMONG THOSE FACTORS THAT IN SOME CASES HAVE AFFECTED OUR RESULTS AND COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

Overview

We are a developmental stage company, and have a very limited operating history and no revenue to date.  Our prospects must be considered in light of the risks and uncertainties encountered by companies in an early stage of development involving new technologies and overcoming regulatory approval process requirements before any revenue is possible.

We have experienced operating losses since our inception.  These losses have resulted from the significant costs incurred in the development of our technology and the establishment of our research and development facility. Expenditures will increase in all areas in order to execute our business plan, particularly in research and development and in gaining regulatory approval to market our products in the U.S. and abroad.

From time to time since 2003, we have experienced increased difficulty in raising outside capital.  We have pursued various alternatives for raising capital over the prior three fiscal years (see “Liquidity and Capital Resources” below for detailed descriptions of our capital-raising transactions). To date, we continue to seek alternative sources for capital.

Platelet and Organ Preservation Business

We are a developer of preservation platforms for organs and other biomaterials, specializing in the development of proprietary above zero (HBS-AZ) and below zero (HBS-BZ) organ and tissue preservation systems and methods for preserving blood platelets.  We have been successful in preserving blood platelets for ten days under refrigeration while maintaining cell structure and morphology, which has never been done before to our knowledge.

We have completed in-vitro tests using our proprietary systems at two independent laboratories that specialize in platelet testing with results that we believe justify proceeding to human infusion (in-vivo) tests.  However, after discussions with the FDA, we elected to first pursue animal and human studies in Mexico.  We have located facilities in Mexico where we intend to pursue these studies; however, due to a lack of funding we suspended these efforts in July 2007.

We began research on kidney preservation in 2002 and have developed what we believe is a solution that will operate under refrigerated temperature storage conditions for over 30 hours, allowing organ preservation beyond current capabilities.  We successfully transplanted a rat kidney that had been frozen at a temperature of negative 80 degrees Centigrade for three months in our patent-pending HBS sub-zero solution. In October 2005, we successfully completed the initial phase of our survival studies of animals with transplanted kidneys preserved using our HBS organ preservation solution, and were able to preserve a rat's kidney at negative 196 degrees Centigrade for up to five days while maintaining some functionality when transplanted back into the animal, evidenced by urine production. We previously preserved rats' kidneys at negative 20 and negative 80 degrees Centigrade. We will continue to conduct further tests on a larger animal sample size, and conduct histology and survival studies as well. Our goal is to extend the kidney shelf life for up to 72 to 96 hours at above freezing temperatures and even longer at sub-zero temperatures.  We believe that the extended shelf life should enable better matching of donor kidneys to recipients.

In the third quarter of 2005, we also purchased a special freezer and equipment used to conduct experiments at negative 80 degrees Centigrade.  Recent survival studies on animals with kidneys stored in the HBS-AZ solution for 14 days showed an 83% survival rate versus 42% and 10% for the respective UW and HTK (European) solutions. Further recent studies using biochemical test markers have corroborated these studies.  In 2008, we intend to seek opportunities to license our organ preservation technology for storage at temperatures above zero degrees Centigrade.

In July 2002, we received our first patent on our technology and methodology for preserving blood platelets.  We filed a provisional patent application in June 2001 to cover our improved platelet preservation methods.   In August 2003, we filed another patent application covering improved platelet preservation methods. In May 2006, the U.S. Patent Office approved our patent for organ preservation entitled “Methods and Solutions for Storing Donor Organs”, U.S. Patent No. 7,029,839.  We will seek strategic alliances with companies that have the capability to provide technical and clinical expertise as well as financial and marketing expertise to leverage our current expertise in these areas.

In January, 2008, we released one of our organ preservation research consultants due to lack of funds. We also temporarily reduced all management salaries by 50% in an effort to conserve cash.

In April, 2008, the Company made the decision to close the Russian Branch office, where the original platelet research was conducted until it was transferred to the U.S., and more recently the Branch had conducted market research for the Company. The process was completed in September, 2008.

Alternative Energy Business

In late 2006, we also entered the alternative energy market through our wholly-owned subsidiary, HBS Bio.  At that time, we intended that HBS Bio would identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels.  However, we recently made the decision to refocus our efforts in the renewable energy market by concentrating on the waste to energy segment of that market using animal and other waste products to produce electrical energy to be sold to utilities. The new focus in our renewable fuels segment of the business is being addressed through a partnership with Environmental BioMass Energy Inc. (EBE) which is in the business of converting biowaste to electrical energy. Under this partnership, HBS received approximately 49% of EBE common stock in exchange for releasing its interest in a property purchase agreement. All operations and management functions of EBE are performed by EBE employees.

During April 2007, HBS Bio entered into a lease for approximately 90 acres of property in Morrow County, Oregon for a period of 20 years, with the option to renew the lease for 10 consecutive terms of five years each.  HBS Bio paid $15,000 upon execution of the lease for a three month review period. HBS Bio extended the review period for an additional three months by payment of an additional $15,000.  This lease expired on October 3, 2007, as a result of the decision by HBS Bio to refocus its efforts in the renewable energy market.

In addition, during April 2007, HBS Corcoran, a joint venture in which HBS Bio owns an interest, entered into an agreement for the purchase of approximately 922 acres of property in Tulare County, California for an aggregate purchase price of approximately $12 million. HBS Corcoran is required to make deposits of up to $690,000 in escrow within 18 months from April 17, 2007.  During the year ended December 31, 2007, HBS Bio deposited an aggregate of $389,700 into escrow.  The deposits are nonrefundable except under certain conditions, are to be applied to the purchase price, and will constitute liquidated damages in the event of HBS Corcoran’s default under the purchase agreement.  HBS Corcoran will have 18 months to review the suitability of the property for its planned uses.  The balance of the purchase price must be deposited in escrow within 30 days after completion of the feasibility review or the end of the feasibility period, whichever occurs first.

There is no guarantee that we will be able to complete the purchase of any real property or the development of any of the proposed energy production facilities.  The acquisition of real property and the development of the ethanol facilities will require additional capital.  If we are able to complete one or more of the proposed facilities, there is no guarantee that the facility will be able to generate sufficient revenue to fund our research and development activities, or any revenue at all.

In April, 2008, the Company and its subsidiary signed an agreement to transfer its interest in a land purchase agreement, including deposits in escrow, in exchange for 6,000,000 shares of Environmental BioMass Energy (“EBE”) common stock, representing approximately 49% ownership of EBE. The Company also issued 3,000,000 shares of its stock valued at $39,000 to management of EBE as a management performance incentive. The investment in EBE will be accounted for using the equity method.

As of September 30, 2008, the investment in EBE is $0.

Results of Operations

NINE MONTHS ENDED SEPTEMBER 30, 2008 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 2007

Revenues. We did not generate any revenue in either of the nine-month periods ended September 30, 2008 or 2007, and we have not generated revenues since our inception in February 1998, as our focus to date has been on the research and development of products. We are a development stage company in the eleventh year of research and development activities, and do not anticipate receiving revenue until we complete product development and clinical testing.

General and Administrative Expenses.  Total general and administrative expenses in the nine months ended September 30, 2008 were $777,600, a decrease from $1,344,500 for the nine months ended September 30, 2007. The decrease was comprised in part by a decrease in salary expenses to $83,500 for the nine months ended September 30, 2008, from $141,000 for the nine months ended September 30, 2007 and a substantial decrease in public relations expenses to $44,000 for the nine months ended September 30, 2008, from $408,600 for the nine months ended September 30, 2007.  Our public relations expenses in 2007 stem from the renewal in April 2007 of our public relations agreement with Abernathy Mendelson & Associates (“Abernathy”) pursuant to which we provided shares of restricted and free trading common stock as payment for advertising and promotional services (see below for additional information).   During the nine months ended September 30, 2008, we significantly reduced the amount of common stock that we issued for public relations purposes, due to the unavailability of free trading common stock for this purpose.

We experienced a decrease in stock-based compensation in the nine months ended September 30, 2008 to $3,700, from $27,900 for the nine months ended September 30, 2007. From time to time, our staff has worked for under market rate compensation or has had to accrue pay for extended periods of time when financing was not available. We have granted stock options to certain employees in partial consideration for salary reductions, and certain employees have elected to receive stock in lieu of compensation.

Our decrease in total general and administrative expenses for the nine months ended September 30, 2008 was also due to a decrease in other general and administrative expenses to $685,200 for the nine months ended September 30, 2008 from $908,000 for the comparable period in 2007. This decrease was due to a reduction in salaries and to a decline in legal and professional fees and other expenses; we incurred higher fees and expenses in 2007 related to the filing of a registration statement in addition to our ongoing public company reporting requirements.

Research and Development. Our research and development expenses were $75,100 for the six months ended June 30, 2008, a decrease from $141,200 for the comparable period in 2007. The decrease was due to the reduced payroll and consultant expenses and the reduced laboratory setup costs incurred in the same period of 2007.

Sales and Marketing Expenses. We had no sales and marketing expenses for either of the nine months ended September 30, 2008 or 2007.  We eliminated payroll in sales and marketing in order to give priority to the completion of our scientific objectives – to complete human infusion studies for platelets and move closer to human testing utilizing our organ preservation technology – as well as to devote resources to the establishment of our alternative energy and ethanol business.

Ethanol Development. We expended $15,700 for the development of our ethanol business in the nine months ended September 30, 2008 compared to $902,900 for the nine months ended September 30, 2007. As we have refocused our alternative energy activities, we do not anticipate additional expenditures for ethanol development in fiscal 2008; however, we do anticipate some expenditures for the growth of our biowaste to energy business.

Other Income and Expense.  We incurred interest expense of $88,100 during the nine months ended September 30, 2008, due primarily to increased interest on the loan from Dutchess.   We incurred interest expense of $379,000 during the nine months ended September 30, 2007.  We had no interest income in the nine month period ended September 30, 2008 compared to $5,100 in the nine months ended September 30, 2007.  We incurred a loss on investment of $176,700, during the nine months ended September 30, 2008, due to the ongoing development costs of Environmental BioWaste Energy. During the nine months ended September 30, 2007, we recognized a loss on investment in marketable securities of $7,600.

Net Loss. As a result of the foregoing factors, our loss before income taxes decreased to $1,183,100 for the nine months ended  September 30, 2008, from a loss before income taxes of $2,840,700 for the nine months ended September 30, 2007. After a provision for income taxes of $800 for the nine months ended September 30, 2008 and $800 for the comparable period in 2007, our net loss was $1,183,900, or 0.01 per share, for the nine months ended September 30, 2008, and $2,841,500, or $0.03 per share, for the nine months ended September 30, 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues. We did not generate any revenue in the years ended December 31, 2007 and 2006, and have not generated revenues since our inception in February 1998, as our focus to date has been on the research and development of products.  We are a development stage company in the tenth year of research and development activities, and do not anticipate receiving revenue until we complete product development and clinical testing.

General and Administrative Expenses. Total general and administrative expenses in the year ended December 31, 2007 were $1,676,700, a decrease from $2,290,700 for the year ended December 31, 2006. The decrease was due primarily to a significant decrease in public relations expenses to $409,300 for the year ended December 31, 2007, from $1,059,900 for the year ended December 31, 2006. This decrease is primarily due to the expiration and non-renewal of one large investor awareness program in 2006 and generally less activity in our promotion efforts.

We experienced a decrease in stock-based compensation in the year ended December 31, 2007 to $31,200, from $127,500 for the year ended December 31, 2006.  From time to time, our staff has worked for under market rate compensation or has had to accrue pay for extended periods of time when financing was not available.  We have granted stock options to certain employees in partial consideration for salary reductions, and certain employees have elected to receive stock in lieu of compensation. The decrease in stock-based compensation in 2007 was primarily due to the decline in the use of options in lieu of cash compensation in that year.

We experienced a slight increase in other general and administrative expenses to $1,236,200 for the year ended December 31, 2007 from $1,103,300 for the year ended December 31, 2006.  This increase was due to increases in legal and professional fees and other expenses due to the establishment of our alternative energy business, financing arrangements and the obligation of being a public company.

Research and Development. Our research and development expenses were $282,500 for the year ended December 31, 2007, an increase from $165,700 for the year ended December 31, 2006.  This increase was primarily due to expanded research and development at our larger Michigan facility and expanded consulting services in both our platelet preservation and energy business.

Ethanol Development. We expended $934,700 for the development of our ethanol business in the year ended December 31, 2007, compared to $210,000 in the year ended December 31, 2006.  This significant increase was due to increased development efforts, personnel, legal services, use of specialized consultants, and costs related to procuring real property for the project.  As noted above, we currently are no longer pursuing an ethanol production business.

Sales and Marketing Expenses.  We had no sales and marketing expenses for the year ended December 31, 2007 or 2006.  There may be sales and marketing expenses in 2008 if we are successful in our platelet or organ preservation studies that would justify the marketing of our technology or products through direct sales and marketing personnel.

Other Income and Expense. We incurred interest expense of $454,800 during the year ended December 31, 2007, compared to $94,400 in the year ended December 31, 2006, due primarily to interest on increased debt incurred in 2007. We also recognized $8,000 in the year ended December 31, 2006 from the forgiveness of debt on an account payable converted to stock. We had interest income of $5,100 in the year ended December 31, 2007, compared to $900 in the year ended December 31, 2006, due to greater funds on deposit from the proceeds of our Dutchess financing during that year.

Net Loss. As a result of the foregoing factors, our net loss increased to $3,351,900 for the year ended December 31, 2007, from a net loss of $2,752,700 for the year ended December 31, 2006.  We had an unrealized gain of $30,400 on our investment in Langley securities during the year ended December 31, 2006, resulting in a total comprehensive loss of $2,722,300 for the year.

Liquidity and Capital Resources

Our operating plan for 2008 is focused on development of our products. It is our estimate that a cash requirement of $4 million is required to support this plan for the next twelve months. During the nine months ended September 30, 2008, we received an aggregate of $352,100 from the issuance of common stock, including $125,500 from our agreement with Dutchess, compared to $1,256,900 received in the nine months ended September 30, 2007. We are actively seeking additional funding. Once we receive the required additional financing, we anticipate continued growth in our operations and a corresponding growth in our operating expenses and capital expenditures. We do not anticipate any revenue from operations for the next two or three years. Therefore, our success will be dependent on funding from private placements of equity securities. Although we have entered into certain agreements with Dutchess, Ascendiant Securities, LLC and other financing sources (see below), there can be no assurance that we will be successful in raising significant capital pursuant to any of these agreements. At the present time, we have no other agreements or arrangements for any private placements.

We are in the eleventh year of research and development, with an accumulated loss during the development stage of $27,753,600.  As of September 30, 2008, we are uncertain as to the completion date of our research and development, or if products will ever be completed as a result of this research and development activity.    We anticipate that the funds spent on research and development activities will need to increase prior to completion of a product.  Additionally, we may not be able to secure funding in the future necessary to complete our intended research and development or other activities.

These conditions give rise to substantial doubt about our ability to continue as a going concern. Our financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.  Our continuation as a going concern is dependent upon our ability to obtain additional financing from the sale of our common stock, as may be required, and ultimately to attain profitability.  The report of our independent registered public accounting firm, included in our Annual Report on Form 10-KSB for the year ended December 31, 2007, contains a paragraph regarding our ability to continue as a going concern.

During the nine months ended September 30, 2008, we continued to spend cash to fund our operations.  Cash used by operating activities for the nine months ended September 30, 2008 was $368,700, and consisted principally of our net loss of $1,183,900, offset by an increase in accrued liabilities of $92,400,  an increase in accounts payable of $216,400, $44,000 in public relations expenses paid or to be paid in common stock, $176,700 loss on joint venture with EBE, $1,600 in interest expense paid in common stock, $156,300 in interest and wages due to stockholders, $3,700 provided by stock-based compensation,  a change in prepaid expenses of $44,100, amortization of discount and loan fees on notes payable of $62,200 and $17,900 in depreciation.

For the nine months ended September 30, 2007, cash used by operating activities was $1,603,400, and consisted principally of our net loss of $2,841,500, offset by an increase in accrued liabilities of $123,700,  an increase in accounts payable of $447,000, $268,800 in public relations expenses paid or to be paid in common stock, $27,900 provided by stock-based compensation, a change in prepaid expenses of $38,000, amortization of discount and loan fees on notes payable of $347,200, a loss on investment in marketable securities of  $7,600, $12,900 in depreciation and a decrease  in other assets of $35,000.

For the nine months ended September 30, 2007, cash used for investing activities was $189,400 and  included $82,800 utilized for purchasing fixed assets, consisting of equipment, furnishings and fixtures for our new research facilities in Michigan, $239,700 utilized to purchase land in California and $133,100 provided by the sale of an investment.

Cash flow from financing activities for the nine months ended September 30, 2008 produced a net increase in cash of $360,500, consisting of $352,100 from the issuance of common stock and an increase of $100,000 on amounts due to shareholders, offset by $55,500 in principal payments on notes payable and  $36,100 in principal payments on a note payable for directors’ and officers’ liability insurance.

Cash flow from financing activities for the nine months ended September 30, 2007 produced a net increase in cash of $1,183,100, consisting of $1,256,900 from the issuance of common stock, $385,000 proceeds from borrowing on notes payable, offset by $1,025,300 in principal payments on notes payable, $35,800 in principal payments on a note payable for directors’ and officers’ liability insurance, and an increase of $602,300 on amounts due to shareholders.

As of September 30, 2008, we had cash and cash equivalents amounting to $500, a decrease from the balance of $3,900 at September 30, 2007.  Our working capital deficit increased to $2,546,200 at September 30, 2008, from $1,556,300, at September 30, 2007.  As of September 30, 2008, we had no commitments to purchase capital equipment.

Financing Activities

From 2004 through 2007, we pursued various alternatives for raising capital. We entered into the Investment Agreement with Dutchess effective June 28, 2004. Pursuant to the terms of the Investment Agreement, we may offer, through a series of puts, and Dutchess must purchase from time to time, up to a maximum of 38,000,000 shares of our common stock, provided that Dutchess shall not be required to purchase shares of our stock with an aggregate purchase price in excess of $5,000,000.  The purchase price of shares purchased under the Investment Agreement shall be equal to 95% of the lowest closing "best bid" price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Dutchess of our election to put shares pursuant to the Investment Agreement. The dollar value that we will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000. No single put can exceed $1,000,000. We filed a registration statement on Form SB-2 in July 2004 to register for resale an aggregate of 38,000,000 shares of common stock issuable under the Investment Agreement; this registration statement was declared effective on August 23, 2004.

Pursuant to the Investment Agreement, Dutchess acquired a total of 434,615 shares of our common stock for approximately $297,500 during the year ended December 31, 2005, 3,880,000 shares for approximately $643,700 during the year ended December 31, 2006 and an aggregate of 10,449,000 shares of our common stock for approximately $647,600 during the nine months ended September 30, 2007.

Because the registration of the 38,000,000 shares reserved for the Dutchess agreement was to expire in September, 2007, we registered 20,000,000 shares of our common stock in July, 2007 to allow continuation of the agreement with Dutchess. Dutchess acquired a total of 19,662,900 shares of our common stock for approximately $321,100 during the year ended December 2007, and 337,000 shares of our common stock in exchange for approximately $2,000 during January 2008.

Because the 20,000,000 shares reserved for the Dutchess agreement was sold, we registered an additional 16,917,500 shares of our common stock in February, 2008 to allow continuation of the agreement with Dutchess. Dutchess acquired a total of 557,200 shares for approximately $6,900 during February 2008, 440,000 shares for approximately $5,400 during March 2008, 1,276,000 shares for approximately $13,400 during April 2008, 2,225,700 shares for approximately $23,600 during May 2008, 1,829,505 shares for approximately $17,380 during June 2008, 2,868,144 shares for approximately $19,905 during July, 2008, 3,558,065 shares for approximately $22,133 during August, 2008, 2,664,135 shares for approximately $14,783 during September, 2008, and 349,200 shares for approximately $1,575 during October, 2008.

In July 2004, we entered into the Stock Purchase Agreement, whereby we issued 7,000,000 shares of our restricted common stock for 512,665 shares in Langley, a London-based institutional investment trust formed in February 2004 to invest in a diverse portfolio of U.S. small-cap companies. Fifty percent of the free-trading Langley ordinary shares were held in escrow for two years as a downside price protection against our shares issued to Langley. In the event of a decline in the market price of our common stock at the end of two years, we would be required to sell to Langley the amount of our Langley shares equal to (i) the original number of Langley shares issued as consideration under the Stock Purchase Agreement multiplied by (ii) the percentage decrease in the market price of our common stock.

The Purchase Agreement became effective during October 2004 when Langley was approved for trading by the UK Listing Authority and Langley shares began trading.  The holding period expired in October 2006 and Langley transferred the shares from escrow. A finder’s fee of 25,600 shares, valued at approximately $6,600, was paid for this transfer. As of December 31, 2006, we had a balance of 487,000 Langley shares, which were sold on January 30, 2007 for $140,700, for a net loss on investment of $7,600.

In October 2005, we entered into an agreement with Ascendiant Securities, LLC ("Ascendiant") providing that Ascendiant would act on a best-efforts basis as our financial advisor and non-exclusive placement agent in connection with the structuring, issuance and sale of our debt and equity securities for financing purposes. The agreement, which has a term of six months, requires us to pay Ascendiant a cash success fee and warrants for completed transactions that we approve. The success fee is equal to ten percent of the gross proceeds from the sale of our securities; in addition, for transactions generating gross proceeds of $2,000,000 or more, we must issue Ascendiant 175,000 shares of our restricted common stock. To date, no transactions have been presented to us by Ascendiant.

In March 2006, we entered into a loan agreement with an independent lender. The lender agreed to loan us an amount based on 50% of the value of a portfolio of 500,000 shares of our common stock (approximately $75,000). These shares are held as collateral only. The lender will receive a loan fee equal to five percent of the gross loan proceeds (approximately $3,700).  We received net funds of $71,250 from this loan, which was based on a formula and pricing period following the agreement date. The agreement calls for interest at the annual rate of 4.99% of the loan amount, payable quarterly, for a period of three years. At maturity, we have the option to pay off the loan balance and receive the same number of shares pledged, sell the pledged shares under certain conditions, renew the loan under certain conditions, or forfeit the shares and not repay the loan. In January of 2007 an additional 166,666 shares of stock were issued for collateral. In December of 2007 we decided to forfeit all 666,666 shares as collateral and the loan was considered paid.

In November 2006, we entered into a loan transaction with Dutchess, and issued to Dutchess a promissory note (“First Dutchess Note”) with a face value of $1,200,000, with net proceeds to us from the transaction of $1,000,000 and an imputed annual rate of interest of 43.278%. The First Dutchess Note matured on August 31, 2007. Repayment of the face value will be made monthly in the amount of $120,000, plus 50% of any proceeds raised over $120,000 per month from puts issued by us as collateral under the Investment Agreement (discussed above). Thirty such puts were issued and are to be used only in the case of a default under the Investment Agreement. If the First Dutchess Note’s face value is not paid off by maturity, we will be required to pay an additional 10% on the face value of the First Dutchess Note, plus 2.5% per month, compounded daily, until the First Dutchess Note is paid off. We may be required to pay penalties if certain obligations under the First Dutchess Note are not met. If we raise financing of more than $2,000,000, Dutchess may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the First Dutchess Note. We issued 500,000 Holder Shares (restricted Common Stock to Dutchess as an incentive) on November 3, 2006, which will carry piggyback registration rights in our next registration statement. An additional 500,000 shares will be required each time an eligible registration statement is filed and the shares are not included. The balance payable on the First Dutchess Note as of June 30, 2008 was $236,400. In March 2007, we entered into a loan agreement with Dr. Larry McCleary, a member of our Board of Directors. Dr. McCleary agreed to loan us the sum of $500,000 for a term of two years from March 21, 2007, with a closing cost of $1,717.95 to be added into the first month’s interest payment. The loan bears interest at the rate of 9.25% per annum and provides for interest-only monthly payments with a balloon payment at the end of the term for the principal amount. We issued 100,000 shares of restricted common stock and 900,000 warrants valued at $30,000 to the Dr. McCleary for loan fees.

During April 2007, HBS Bio entered into an agreement for consulting services relating to raising capital for HBS Bio. Under the agreement HBS Bio will pay the consultant a consulting/finder’s fee of 4% of the units of the venture funded as a result of the consultant’s efforts and $500,000 with regard to the first $20 million or pro-rata amount thereof invested or loaned by a party introduced by the consultant and the lesser of 2.5% or $100,000 with regard to each subsequent $10 million invested or loaned by a party introduced by the consultant.

In April 2007, we also entered into a new agreement with Abernathy for providing investor relations and awareness services. Under this agreement, we will make cash payments to Abernathy equal to 35% of the buy volume of our common stock attributable to the agreement. Abernathy will promote us to the investment community and the general public through press releases and other communications, all of which we must approve in advance. We have paid $167,100 pursuant to this agreement through June 30, 2008. This agreement has expired.

In May 2007, we entered into a second loan transaction with Dutchess and issued to Dutchess a second promissory note (“Second Dutchess Note”) with a face value of $462,000, with net proceeds to us from the transaction of $350,000 and an imputed annual rate of interest of 63.108%. The Second Dutchess Note matures on April 15, 2008. Repayment of the face value will be made monthly in an amount of the greater of (i) 100% of the proceeds raised from puts given to Dutchess by us, exceeding $120,000 per month, or (ii) $51,333.

If we raise financing of more than $2,000,000, Dutchess may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the Second Dutchess Note. If the Second Dutchess Note is not paid in full by the maturity date, the face value of the Second Dutchess Note will be increased by 10% as an initial penalty, and we will pay an additional 2.5% per month on the face value, compounded daily, until paid in full.  In addition to the failure to pay the face value by the maturity date, the following events are also “Events of Default”: failure to make a payment within 10 calendar days of its due date; bankruptcy; our common stock is suspended or no longer listed on a recognized exchange; the registration statement for the underlying shares in the equity line is not effective and not cured within five days; we fail to carry out puts in a timely manner; any of our representations contained in the Agreement were false when made; or we breach the Second Dutchess Note.

Upon each and every Event of Default, Dutchess may elect to execute the puts in an amount that will repay it and fully enforce its rights under the Agreement. Dutchess may also increase the face value of the Second Dutchess Note by 10% and an additional 2.5% per month, compounded daily until the default is cured or the Second Dutchess Note is paid in full.  Dutchess may also elect to stop any further funding (excluding the equity line of credit), or may switch any residual amount of the face value of the Second Dutchess Note not paid at maturity into a three-year convertible debenture.  If Dutchess so chooses, we have 10 days to file a registration statement for the shares issuable upon conversion of the convertible debenture equal to 300% of the residual amount, plus interest and liquidated damages.  If we do not file the registration statement within 10 days, or the registration statement is not declared effective within 60 days, the residual amount will be increased by $5,000 per day.  Moreover, if we have an opportunity to accelerate the effectiveness of the registration statement but fail to do so, the residual amount will increase by $5,000 per day commencing the date the statement would have been declared effective.  The conversion rate will be the lesser of 50% of the lowest closing bid price for the previous 15 days or 100% of the lowest bid price for the preceding 20 days.  If Dutchess does not elect to convert the debenture into common stock prior to maturity, it will automatically be converted into shares upon maturity.  Finally, Dutchess may increase the monthly payment amount to fulfill the repayment of the residual amount.  If we do not cooperate, Dutchess may elect to increase the face value of the Note by 2.5% per day, compounded daily.

We have further agreed that we will not enter into any additional financing agreements without Dutchess’ express written consent. We may not file any registration statement which includes any of our common stock exceeding one million shares, including those on Form S-8 exceeding 800,000 shares, until the Second Dutchess Note is paid in full or Dutchess gives written consent. Dutchess agrees to allow one registration statement on Form SB-2 (now Form S-1) not to exceed 25,000,000 shares as a shelf registration. If we issue any shares to a third party while the Second Dutchess Note is outstanding under terms Dutchess deems more favorable to the third party, Dutchess may elect to modify the terms to conform to the more favorable term or terms of the third party financing. We have issued 250,000 shares of unregistered restricted common stock to Dutchess as an incentive for entering into the Second Dutchess Note. The balance payable on the Second Dutchess Note as of June 30, 2008 was $120,000.

We are currently in default on the First Dutchess Note and Second Dutchess Note due to the non-payment or insufficient payment of the agreed monthly principal amounts due under the notes. We are currently negotiating a payment plan that is acceptable to Dutchess. Although we are in default on the two notes, Dutchess has not exercised its right to increase the face amount of the loans or the interest rates; however, Dutchess did exercise its right to convert 740,966 shares under the First Dutchess Note.

In June 2007, we entered into a representation and finder’s agreement to raise investment capital from potential Korean investment sources, including institutions and individual investors. The finder’s fee is set at 5% of capital raised and up to $10 million of capital raised. In addition, a warrant to purchase 1,000,000 shares of our common stock was granted, provided that for each $100,000 raised, 10,000 shares shall vest up to the maximum amount of 1,000,000 shares if the full $10 million of capital is raised. To date, no funds have been raised pursuant to this agreement.

In June 2007, we entered into a consulting and finder’s agreement to coordinate and support potential Korean investment opportunities. We will pay a cash fee of 5% of the capital raised up to $10 million. To date, no funds have been raised pursuant to this agreement.

We have also registered 20,000,000 shares of our common stock in January of 2006 for use in raising capital. Through June 30, 2008, we have issued 19,942,821 of these shares.

In November 2007, we entered into a finance agreement for payment of our D&O insurance. The total amount financed was $46,400 at an annual percentage rate of 9.41%. The agreement called for monthly payments of approximately $5,400 per month through July 2008. The balance payable as of June 30, 2008 was $5,200.

In December 2007, we commenced a private placement of 20,000,000 shares of common stock in Germany pursuant to Regulation S under the Securities Act. In June, 2008, we increased the private placement from 20,000,000 to 25,000,000 shares. As of September 30, 2008 , we have sold 19,866,000 of these shares.

In August 2008, we commenced the process to reverse split our common stock on a one for eighty basis. The record date is set for September 1, 2008 and the annual meeting is set for November 14, 2008.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions and estimates that affect the amounts reported. Note 1 of Notes to Financial Statements describes the significant accounting policies used in the preparation of the financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations.

In preparing our financial statements to conform to accounting principles generally accepted in the United States, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. These estimates include useful lives for fixed assets for depreciation calculations and assumptions for valuing options and warrants. Actual results could differ from these estimates.

We consider that the following are critical accounting policies:

Research and Development Expenses

All research and development costs are expensed as incurred. The value of acquired in-process research and development is charged to expense on the date of acquisition. Research and development expenses include, but are not limited to, payroll and personnel expense, lab supplies, preclinical studies, raw materials to manufacture our solution, manufacturing costs, consulting, legal fees and research-related overhead. Accrued liabilities for raw materials to manufacture our solution, manufacturing costs and patent legal fees are included in accrued liabilities and included in research and development expenses.

Employee Stock Plans

On January 1, 2006, we adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” requiring us to recognize expense related to the fair value of its employee stock option awards. We recognize the cost of all share-based awards on a graded vested basis over the vesting period of the award.

Prior to January 1, 2006, we accounted for our stock option plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.” Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions on SFAS No. 123(R). Results for prior periods have not been restated.

Determining the appropriate fair value model and calculating the fair value of stock-based awards at the date of grant requires judgment. We use a modified Black-Scholes option pricing model to estimate the fair value of employee stock options under our stock option plans, consistent with the provisions of SFAS No. 123(R). Option pricing models, including the modified Black-Scholes model, also require the use of input assumptions, including expected stock price volatility, expected life, expected dividend rate and expected risk-free rate of return. Expected stock price volatility is based on the historical volatility of our common stock. We use historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

We will continue to review our input assumptions and make changes as deemed appropriate depending on new information that becomes available. Higher volatility and expected lives will result in a proportional increase to stock-based compensation determined at the date of grant. The expected dividend rate and expected risk-free rate of return would not have as significant an effect on the calculation of fair value.

In addition, SFAS No. 123(R) requires us to develop an estimate of the number of stock-based awards which will be forfeited due to employee turnover. Quarterly changes in the estimated forfeiture rate have an effect on reported stock-based compensation, as the effect of adjusting the rate for an expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment will be made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the consolidated financial statements.  The effect of forfeiture adjustments in fiscal 2007 was insignificant. The expense we recognize in future periods could also differ significantly from the current period and/or our forecasts due to adjustments in the assumed forfeiture rates.

BUSINESS

Company Overview

Human BioSystems was incorporated on February 26, 1998, in the State of California under the name "HyperBaric Systems." In November of 2002, we changed our name to Human BioSystems. We are a developer of preservation platforms for organs and other biomaterials, specializing in the development of proprietary above zero (HBS-AZ) and below zero (HBS-BZ) organ and tissue preservation systems and methods for preserving blood platelets.

We have been successful in preserving blood platelets for ten days under refrigeration while maintaining cell structure and morphology, which has never been done before to our knowledge. We had originally contemplated submitting our findings to the U.S. Food and Drug Administration ("FDA") in the first half of 2003; however, additional pre-human infusion tests were necessary to address certain aspects of our findings. After satisfactorily resolving all issues raised by these findings, we resumed our human infusion tests in February 2005. In addition, some delays have been encountered at the centers conducting the tests, as it was necessary for the centers to repeat our in-vitro (test tube) tests prior to proceeding to the actual human tests. Internal approval for starting the pre-human infusion studies had to be secured, which is now in place.

We have completed in-vitro tests at two independent laboratories that specialize in platelet testing with results that we believe justify proceeding to human infusion (in-vivo) tests. Additional approvals to commence human in-vivo studies will be required from the test center’s internal review board and from the FDA. We are now in the process of obtaining such approvals and have submitted data to the FDA. The FDA may require animal studies as a prerequisite to human testing, although we believe that previous studies by others show that there is no correlation between animals and humans in the case of platelet preservation. We currently anticipate that the human infusion tests will be completed within four to six months after receiving a license from the FDA allowing us to proceed.

Our potential customers include blood banks, hospitals, clinics, and similar organizations. We have no revenue from product sales or services to date. Our development efforts and operations have been funded through equity infusions from investors and loans from shareholders and institutions.

In August 2006, we also entered the alternative energy market through our wholly-owned subsidiary, HBS BioEnergy (“HBS Bio”). At that time, we intended that HBS Bio would identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels. However, we recently made the decision to refocus our efforts in the renewable energy market by concentrating on the waste to energy segment of that market using animal and other waste products to produce electrical energy to be sold to utilities.

From time to time since 2003, we have experienced increased difficulty in raising outside capital. We have pursued various alternatives for raising capital over the prior three fiscal years, including but not limited to transactions with Dutchess, Langley, Ben David and Ascendiant Capital.  (see “Management’s Discussion and Analysis or Plan of Operation – Liquidity and Capital Resources” above for detailed descriptions of all of these transactions).  To date, we continue to seek alternative sources of capital.

In addition to our attempts to raise outside capital, we have pursued opportunities to acquire existing products and businesses that currently produce, or have the potential to produce, revenue while our blood platelet preservation technology is awaiting commercialization. For example, in 1998 we purchased the patents for a vaginal disease test product titled Phemtest, and in September 2003 we signed a binding letter of intent to acquire all rights to a cream product with potential skin healing and antibacterial properties. There is no guarantee that we will be able to develop a marketable product based on either the test product or the cream. Development of either product will require additional research and development as well as additional capital. At this time, we do not have an estimate of the time or the amount of funds that would be required to produce and market either product. We have decided for now to allocate our resources to the development of our preservation systems for donor organs and platelets, and to fund HBS Bio’s operations.

Our Platelet and Organ Preservation Business

The HBS System for Preservation of Platelets

Blood platelets are a component of whole blood that is responsible for the clotting process of blood and used by the body when a person has an open wound from injury or surgery. The majority of platelets, however, are required by cancer patients who have undergone chemotherapy treatments, a process that destroys platelets. In order to restore the platelets, continuous transfusions are given to patients until the body is able to restore normal platelet counts. It is therefore desirable to have platelets that circulate for more than a few hours after transfusion.  Current blood platelet storage practices used in blood banks promote bacteria growth and the quality degrades over time because platelets are stored at room temperature.  Using these practices, platelets can be preserved for only five days.

One test marker used to predict platelet survival after infusion is the morphology or the platelet shape.  Platelets that maintain their discoid shape are more likely to survive longer after transfusion than platelets that change their shape.  Historically, platelets stored at refrigerated temperatures for more than a few hours change their shape from discoid to spherical. It has been found that such platelets are removed from circulation by the body within hours after a transfusion and thus are not acceptable for cancer patients who have undergone chemotherapy.  Other test markers have been employed in in-vitro tests conducted in 2006 to further predict survival after transfusion.

We are developing a process whereby platelets are refrigerated at slightly above the freezing point of water and stored there until needed. Recent tests show that up to 68% of the starting population of platelets remains discs after 24 hours of refrigeration.

Using our Platelet Preservation System, blood platelet preservation is achieved by storing the platelets under refrigeration utilizing a proprietary process and solution to maintain cell function viability and morphology. The objective of our technology is to maintain high quality platelets for a longer period of time than is currently possible using conventional methods to decrease outdating and improve availability of product to a broad geographic area.

In July 2002, we received our first patent on the technology and methodology for preserving blood platelets.  We filed a provisional patent application in June 2001 to cover our improved platelet preservation methods.  In August 2003, we filed another patent application covering improved platelet preservation methods.  In May 2006, the U.S. Patent Office approved our patent for organ preservation entitled “Methods and Solutions for Storing Donor Organs”, U.S. Patent No. 7/029,839.  As of March 2007, the U.S. Patent Office has granted us five patents for our organ, cell and platelet preservation technologies.  We anticipate filing additional patent applications relating to platelet preservation in the future, as soon as we have the capital to do so.  We believe that these additional patent applications, if and when filed, should strengthen our competitive position in the platelet preservation marketplace.  We will also seek strategic alliances with companies that have the capability to provide technical and clinical expertise as well as financial and marketing expertise to leverage our current expertise in these areas.

We intend to continue the development of our Platelet Preservation System, a proprietary technology that extends the shelf life of blood platelets beyond the current five-day period. It is our goal to increase this time from five to seven or nine days and longer while preserving platelet quality and keeping bacterial growth to a minimum.  Although we believe that even longer platelet storage periods could be achieved using hydrostatic pressure to prevent platelets from freezing under sub-zero temperatures, we have decided to focus on the refrigeration of platelets because blood centers typically are limited in space and budget, and our market studies show that most platelets used commercially would be consumed within the limits of our refrigeration preservation technology.

The HBS System for Preservation of Organs

Although we believe that our basic approach used to store platelets could also be applied to the preservation of organs such as the kidney, heart and liver, we have developed a new approach to preserving donor organs independent of our platelet preservation technology.  We began research on kidney preservation in 2002 and have developed what we believe is a solution that will operate under refrigerated temperature storage conditions for over 30 hours, allowing organ preservation beyond current capabilities. In our most recent preliminary tests, we successfully transplanted a rat kidney that had been frozen at a temperature of negative 80 degrees centigrade for three months in our patent-pending HBS sub-zero solution.

In October 2005, we successfully completed the initial phase of our survival study of animals with transplanted kidneys using our HBS organ preservation solution, and were able to preserve a rat's kidney at negative 196 degrees centigrade for up to five days while maintaining some functionality when transplanted back into the animal, evidenced by urine production. We previously preserved rats' kidneys at negative 20 and negative 80 degrees Centigrade. We will continue to conduct further tests on a larger animal sample size, and conduct histology and survival studies as well. Our goal is to extend the kidney shelf life for up to 72 to 96 hours at above freezing temperatures and even longer at sub-zero temperatures.  We believe that the extended shelf life should enable better matching of donor kidneys to recipients. In the third quarter of 2005, we purchased a special freezer and equipment used to conduct experiments at negative 80 degrees Centigrade.  Recent survival studies on animals with kidneys stored in the HBS-AZ solution for 14 days showed an 83% survival rate versus 42% and 10% for the respective UW and HTK (European) solutions. Further recent studies using biochemical test markers have corroborated these studies.  In 2007, we intend to seek opportunities to license our organ preservation technology for storage at temperatures above zero degrees Centigrade and continue freezing experiments on organs and islet cells.

Our Alternative Energy Business

In August 2006, we also entered the renewable energy market through the formation of our wholly-owned subsidiary, HBS BioEnergy ("HBS Bio"). Although at that time, HBS Bio intended to identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels, we recently made the decision to continue our efforts in the renewable energy market by focusing on the waste to energy segment of that market using animal and other waste products to produce electrical energy to be sold to utilities versus ethanol and biodiesel fuel production. The new focus in our renewable fuels segment of the business is being addressed through a partnership with Environmental BioMass Energy Inc. (EBE) which is in the business of converting biowaste to electrical energy. Under this partnership, HBS received approximately 49% of EBE common stock in exchange for releasing its interest in a property purchase agreement. All operations and management functions of EBE are performed by EBE employees.

Termination of Agreements with EXL III Group Corporation

On January 5, 2008, we entered into a Mutual Termination Agreement (the “Termination Agreement”) with HBS Bio, HBS Corcoran, The EXL III Group Corporation (“EXL”), and Claude Luster III (“Luster”). The Termination Agreement terminates, effective August 22, 2007, the following three agreements (referenced herein as the “EXL Agreements”) were entered into in September 2006:

(1)

the Asset Purchase Agreement by and between HBS, HBS Bio, and EXL;

(2)

the Consulting Services Agreement by and between HBS Bio and EXL; and

(3)

the Escrow Agreement by and between HBS Bio, EXL, and Silicon Valley Law Group, a California law corporation.

The principal purpose of the EXL Agreements was for HBS Bio and EXL to work together to develop and construct ethanol production facilities. HBS Bio and EXL have since decided to pursue separately their respective business interests. HBS Corcoran is a party to the Termination Agreement because it was involved in developing ethanol production facilities with HBS Bio and EXL.

Under the Termination Agreement: (i) all purported transfers of assets and liabilities under the Asset Purchase Agreement referenced above were deemed null and void and of no effect; (ii) the parties confirmed that the total amount of consulting fees owed by HBS Bio to EXL under the Consulting Services Agreement was $16,583.32 and was to be paid within two weeks following the effective date of the Termination Agreement; and (iii) all shares of common stock of HBS held in escrow under the Escrow Agreement are to be cancelled and are to be released to HBS.

HBS Bio incurred costs developing plans to create an ethanol production facility in the Port of Morrow located in the State of Oregon. Under the Termination Agreement, if EXL or Luster decides to continue to develop or pursue such facility, EXL has agreed to reimburse HBS Bio for such costs that were incurred by HBS Bio.

The Termination Agreement confirms that, as of August 22, 2007, Luster no longer serves as the president of HBS Bio or as a member or Board of Managers of HBS Corcoran. Finally, the Termination Agreement contains certain representations, warranties and releases by certain parties thereto.

The description above of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement itself, a copy of which is filed as Exhibit 10.17 to our 10KSB filed on April 2, 2008 and incorporated herein by reference.

Operations and Facilities

Platelet and Organ Preservation

We are a developer of preservation platforms for organs and other biomaterials, specializing in the development of proprietary above zero (HBS-AZ) and below zero (HBS-BZ) organ and tissue preservation systems and methods for preserving blood platelets. We have been successful in preserving blood platelets for ten days under refrigeration while maintaining cell structure and morphology, which has never been done before to our knowledge.

We have completed in-vitro tests using our proprietary systems at two independent laboratories that specialize in platelet testing with results that we believe justify proceeding to human infusion (in-vivo) tests. However, after discussions with the FDA, we elected to first pursue animal and human studies in Mexico. We have located facilities in Mexico where we intend to pursue these studies; however, due to a lack of funding we suspended these efforts in July 2007.

We began research on kidney preservation in 2002 and have developed what we believe is a solution that will operate under refrigerated temperature storage conditions for over 30 hours, allowing organ preservation beyond current capabilities. We successfully transplanted a rat kidney that had been frozen at a temperature of negative 80 degrees Centigrade for three months in our patent-pending HBS sub-zero solution. In October 2005, we successfully completed the initial phase of our survival studies of animals with transplanted kidneys preserved using our HBS organ preservation solution, and were able to preserve a rat's kidney at negative 196 degrees Centigrade for up to five days while maintaining some functionality when transplanted back into the animal, evidenced by urine production. We previously preserved rats' kidneys at negative 20 and negative 80 degrees Centigrade. We will continue to conduct further tests on a larger animal sample size, and conduct histology and survival studies as well. Our goal is to extend the kidney shelf life for up to 72 to 96 hours at above freezing temperatures and even longer at sub-zero temperatures. We believe that the extended shelf life should enable better matching of donor kidneys to recipients.

In the third quarter of 2005, we also purchased a special freezer and equipment used to conduct experiments at negative 80 degrees Centigrade. Recent survival studies on animals with kidneys stored in the HBS-AZ solution for 14 days showed an 83% survival rate versus 42% and 10% for the respective UW and HTK (European) solutions. Further recent studies using biochemical test markers have corroborated these studies. In 2008, we intend to seek opportunities to license our organ preservation technology for storage at temperatures above zero degrees Centigrade.

In July 2002, we received our first patent on our technology and methodology for preserving blood platelets. We filed a provisional patent application in June 2001 to cover our improved platelet preservation methods. In August 2003, we filed another patent application covering improved platelet preservation methods. In May 2006, the U.S. Patent Office approved our patent for organ preservation entitled “Methods and Solutions for Storing Donor Organs”, U.S. Patent No. 7,029,839.  We will seek strategic alliances with companies that have the capability to provide technical and clinical expertise as well as financial and marketing expertise to leverage our current expertise in these areas.

In January, 2008, we released one of our organ preservation research consultants due to lack of funds. We also temporarily reduced all management salaries by 50% in an effort to conserve cash.

In April, 2008, we made the decision to close the Russian Branch office, where the original platelet research was conducted until it was transferred to the U.S., and more recently the Branch had conducted market research for the Company. The process to close the Russian Branch was completed in September, 2008.

 Alternative Energy Business

In late 2006, we also entered the alternative energy market through our wholly-owned subsidiary, HBS Bio. At that time, we intended that HBS Bio would identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels. However, we recently made the decision to refocus our efforts in the renewable energy market by concentrating on the waste to energy segment of that market using animal and other waste products to produce electrical energy to be sold to utilities. The new focus in our renewable fuels segment of the business is being addressed through a partnership with Environmental BioMass Energy Inc. (EBE) which is in the business of converting biowaste to electrical energy. Under this partnership, HBS received approximately 49% of EBE common stock in exchange for releasing its interest in a property purchase agreement. All operations and management functions of EBE are performed by EBE employees.

During April 2007, HBS Bio entered into a lease for approximately 90 acres of property in Morrow County, Oregon for a period of 20 years, with the option to renew the lease for 10 consecutive terms of five years each. HBS Bio paid $15,000 upon execution of the lease for a three month review period. HBS Bio extended the review period for an additional three months by payment of an additional $15,000. This lease expired on October 3, 2007, as a result of the decision by HBS Bio to refocus its efforts in the renewable energy market.

In addition, during April 2007, HBS Corcoran, a joint venture in which HBS Bio owns an interest, entered into an agreement for the purchase of approximately 922 acres of property in Tulare County, California for an aggregate purchase price of approximately $12 million. HBS Corcoran is required to make deposits of up to $690,000 in escrow within 18 months from April 17, 2007. During the year ended December 31, 2007, HBS Bio deposited an aggregate of $389,700 into escrow. The deposits are nonrefundable except under certain conditions, are to be applied to the purchase price, and will constitute liquidated damages in the event of HBS Corcoran’s default under the purchase agreement. HBS Corcoran will have 18 months to review the suitability of the property for its planned uses. The balance of the purchase price must be deposited in escrow within 30 days after completion of the feasibility review or the end of the feasibility period, whichever occurs first.

In April, 2008, we and our subsidiary signed an agreement to transfer our interest in a land purchase agreement, including deposits in escrow, in exchange for 6,000,000 shares of Environmental BioMass Energy (“EBE”) common stock, representing approximately 49% ownership of EBE. We also issued 3,000,000 shares of our stock valued at $39,000 to management of EBE as a management performance incentive. The investment in EBE will be accounted for using the equity method.

As of September 30, 2008, the investment in EBE is $0.

 Research and Development

Platelet and Organ Preservation Business

We have developed a research and development strategy that considers the FDA and international approval processes and their impact on bringing a product to market. Based on these constraints, we have developed a research and development plan that requires multiple developments being conducted at the same time. During the nine months ended September 30, 2007, we spent $211,900 on research and development, compared to $115,100 for the comparable period in 2006.  In the year ended December 31, 2006, we spent $165,700 on research and development, compared to expenditures of $182,900 for the year ended December 31, 2005.  None of these costs were born directly by customers.

We have previously developed a three-phase strategy, with estimated time requirements for the research and development and market introduction of products, but have now compressed that into two phases. The first phase starts with the creation of a platelet preservation product that will store platelets under refrigeration for seven to nine days using our proprietary solution by itself. The second phase is the market introduction of our Platelet Preservation System utilizing our freezing technology being developed for the preservation of organs and cells now being tested at our Michigan research facility. We are currently in the first phase of our strategy for platelets and the second phase for donor organs. The anticipated time spent in this phase has been extended by our need for additional capital. We are now proceeding with organ preservation research concurrently with platelet studies.

Governmental approval for human testing will be required for each of these phases of development. Our plan is to obtain the necessary approvals for each phase.

Platelet Preservation - Refrigeration

Our platelet preservation plan starts with a platelet preservation product using our solution by itself.  We have been able to successfully store platelets for ten days at refrigerated temperatures, which are considered to be a major milestone in the cold storage of platelets. Our technology has been validated by an independent test facility in the U.S., and we began the process leading to testing of human infusion in September 2002. Currently the industry stores platelets at ambient temperature for a maximum of five days, an FDA-imposed limit due to historic bacterial infection of the platelets. In July 2002, we entered into a development and supply contract with MMR Technologies of Mountain View, California, to build a computerized blood platelet cooling instrument. In October 2002, we began preliminary tests of a prototype of this device, which is designed to cool the platelets prior to storage to help extend the shelf life of platelets for blood banks and hospitals. The prototype unit was delivered to us in January 2003. Preliminary tests were conducted, and required modifications to the systems have been noted. We have subsequently determined that this unit may not be critical for platelet survival, and therefore have not conducted further testing or development. We made the decision to use a standard cooling unit with customized fixtures that are appropriate for platelet bags.

Platelet Preservation - Sub-Zero Storage

This development is intended to result in longer storage times for platelets, combining the use of proprietary solutions, sub-zero temperatures and high pressure. It is our goal to develop a storage method that will preserve the viability of platelets with little or no bacterial growth for a period greater than 13 days. This will provide the medical community with a new and economical method for long-term platelet storage, thereby reducing the current loss of product. The successful implementation of refrigerated platelets at nine days or beyond may eliminate the need for sub-zero stored platelets for most commercial blood banking applications.

Organ Preservation

This effort will incorporate storage of organs involving experiments with animal organs to demonstrate our ability to harvest, store and transplant organs that have been preserved at various temperatures ranging from plus 4 degrees Centigrade to sub-zero temperatures. The goal is to achieve a level of physical condition and viability of these organs that is equal to or superior to present storage methods and storage times.  In addition, we plan to develop a process that will reduce the need for anti-rejection drugs after transplantation.  The development process will include the development of proprietary solutions, cooling methods to protect organs from freezing at sub-zero storage temperatures.

Test Results

Non-clinical experiments and tests of platelet preservation and other research and development activities were conducted in Russia and Vicksburg, Michigan until the third quarter of 2003, when we developed a funding shortage. We resumed testing in February 2005, and will continue to conduct experiments to find the optimal conditions of storage at refrigerated temperatures. We have been able to achieve up to 24 hours of refrigerated storage of platelets with up to 68% retaining their original disc shape. Up to 13% of the platelets remain discs after five days of storage. Subsequent tests indicated very little disc loss after the first 24 hours of storage, where disc percentage remained essentially constant for 72 hours, which was the limit of these particular tests. We subsequently demonstrated that platelets stored using our technology under refrigeration for ten days still remain functional, with a platelet survival rate of up to 78% and 20% maintaining full functionality.

Our most recent test efforts were directed toward the refinement of our platelet preservation technology before we commenced human studies and an application for approval from the FDA. In October 2002, we began the preliminary studies leading to human infusion. The preliminary studies were required to assure all steps in the process are compatible with human infusion, including sterility and safety.

We originally contemplated submission of our findings to the FDA in the first half of 2003; however, additional pre-human infusion tests were necessary to address certain aspects of our findings. First, changes to our solution were required before commencing human infusion tests. These changes included the need to sterilize our preservation solution using approved methods acceptable for human infusion, and the removal of suspended particulants from our preservation solution. The sterilization issue has been resolved. We were also successful in the removal of particulants from our preservation solution after procedures were implemented at another blood center in California used by us for such experiments. We developed a new solution that appears to have improved results over past formulations without the need to clarify the solution for particulants. We have also determined that the special cooling unit originally designed to facilitate the storage process at refrigerated temperatures may not be critical for platelet survival. In addition, tests conducted in the United States during 2002 were not able to verify results obtained at our Russian research facilities. In the first half of 2003, however, we were able to correlate the test results from our Russian research facilities with tests conducted by United States research facilities.

We believe that we have now satisfactorily resolved all issues raised by these findings, and resumed our human infusion tests in February 2005. In vitro-test results obtained in September 2005, as part of the human infusion studies, supported our earlier test results which we view as positive. In 2006, we completed the pre-human infusion tests at the second independent laboratory with consistent and encouraging results. The next step requires the infusion of platelets into human test subjects, which may require an FDA license in addition to internal approvals. We are now in the process of obtaining such approvals and have submitted our test data to the FDA. The FDA may require animal studies as a prerequisite to human testing, although we believe that previousstudies by others show that there is no correlation between animals and humans in the case of platelet preservation. We currently anticipate that the human infusion tests will be completed within four to six months after receiving a license from the FDA allowing us to proceed.

We began research on kidney preservation in 2002 and have developed what we believe is a solution that will operate under refrigerated temperature storage conditions for over 30 hours, allowing organ preservation beyond current capabilities. We successfully transplanted a rat kidney that had been frozen at a temperature of negative 80 degrees centigrade for three months in our patent-pending HBS sub-zero solution. In October 2005, we successfully completed the initial phase of our survival study of animals with transplanted kidneys using our HBS organ preservation solution, and we were able to preserve a rat's kidney at negative 196 degrees Centigrade for up to five days while maintaining some functionality when transplanted back into the animal, evidenced by urine production. We previously preserved rats' kidneys at negative 20 and negative 80 degrees Centigrade. We will continue to conduct further tests on a larger animal sample size, and conduct histology and survival studies as well. Our goal is to extend the kidney shelf life for up to 72 to 96 hours at above freezing temperatures and even longer at sub-zero temperatures. We believe that the extended shelf life should enable better matching of donor kidneys to recipients. In 2003, we suspended this animal testing pending receipt of funding; however, we recently resumed our organ preservation research and accelerated the number of animal organ preservation experiments as compared to the prior schedule. We also purchased a special freezer and equipment used to conduct experiments at negative 80 degrees Centigrade. Recent survival studies on animals with kidneys stored in the HBS-AZ solution showed an 80% survival rate versus 10% for the HTK (European solution). Further recent studies using biochemical test markers have corroborated these studies. We moved into our new research facility in March 2007 and have acquired more space and specialized equipment to conduct freezing tests on organs and islet cells.

Product Development

Platelet and Organ Preservation Business

We have engaged Quintiles, Inc., an international regulatory consulting firm, to assist with planning and managing the regulatory approval process.  This firm specializes in the design and implementation of regulatory strategies, including experiment design and monitoring. We have used their services from time to time, but thus far we have used Quintiles only on a limited basis, as we have not yet started clinical trials. We anticipate that Quintiles' participation will increase as we meet with the FDA to proceed with clinical trials.

As an overall strategy, we intend to apply for approval for our products while limiting the system claims for our Platelet Preservation System and to progressively expand them as FDA and/or EU approval is granted for each succeeding claim. Our intention is to apply for approval in the U.S., Western European countries and Japan as the primary markets for our platelet preservation product. However, we believe that our first product sales efforts will be directed towards countries in South America, Mexico and other countries that have fewer regulatory restrictions than the U.S, so as to provide a shorter time to market.

Distribution, Sales and Customers

Platelet and Organ Preservation Business

It is our intent to market our platelet preservation products to blood centers and hospitals through established medical specialty dealers and distributors or strategic partners who manufacture and market products to blood centers and hospitals. Similar strategies will be employed for other future preservation products. As we are in the development stage of operations, we currently have no customers and dependency on particular customers cannot be anticipated at this time.

Sources and Availability of Raw Materials

Platelet and Organ Preservation Business

Since we are in the development stage, we have not yet begun to manufacture our products. Our products, as manufactured, should not use any exotic or hard to find raw materials and we believe that suppliers can be identified. We are constantly reviewing the materials used in the development process, with particular attention to availability and future cost. We cannot currently anticipate what the availability of materials and suppliers will be at the time our products enter production.

Competition

Platelet and Organ Preservation Business

As a development stage company, we are entering a biological material preservation market that is presently addressed by large companies with extensive financial resources. Those companies include DuPont and Baxter, among others. Additionally, smaller companies with which we may compete include LifeCell Corporation for platelet preservation, Cerus Corporation for viral inactivation for platelets and other blood products and Cryo Life for preserving heart valves by cryo-preservation. We believe that these companies are active in research and development of biological material preservation; however, we do not know the current status of their development efforts. Most of the above competitors have significantly greater financial resources, technical expertise and managerial capabilities than we currently possess.

LifeCell Corporation has developed technology for preserving a variety of cell types including platelets and red blood cells, and is attempting to obtain FDA approval for extending the storage time of blood platelets using cryo- preservatives.  Cerus Corporation has developed a viral inactivation product for platelets that is intended to eliminate or reduce viral testing requirements. To our knowledge, this product is no longer being pursued as a platelet product in the U.S. These products if approved could have a material adverse impact on the market for extending platelet storage times using our technology.  We believe that most, if not all, of our competitors use toxic chemicals such as Dimethyl Sulfoxide (DMSO) to preserve platelets, and store organs and other biologic material.  It is our intent to achieve longer preservation of such material and provide higher quality material by using non-toxic solutions and by storing the biologic material at refrigerated temperatures for moderate storage times and below the freezing point of water, without destroying the cellular integrity of the material, for longer storage times.  We also believe that our approach will be inexpensive in comparison to alternative preservation methods because the toxic solutions used by our competition must be removed from the material before use in most cases. The solution we use for platelet preservation is intended to be directly usable.

Solutions used for storing organs such as the HTK and UW have long been established in Europe and the U.S. Although we believe that our directly competitive solution, the HBS-AZ has shown better results using animals as test subjects, we cannot be assured of the same results in humans. However we have good initial success with our freezing technology, which has not been duplicated to our knowledge.

Intellectual Property

Platelet and Organ Preservation Business

We consider our intellectual property to be a key cornerstone and asset of our business. As such, the intellectual property, which consists of patents, patent applications, trade secrets, copyrights and know-how, will be both developed and protected.  We plan to gain wide protection for our intellectual property worldwide by patent and trademark filings in major foreign markets as well as the careful protection of trade secrets through contracts and procedures.

Prior to the formation of our company, Vladimir Serebrennikov, our Technical Director of Research and Development, conducted independent research over a ten-year period, involving research concerning the preservation of biologic material using high pressure. After we were formed on February 26, 1998, the knowledge he gained was applied to the preservation of blood platelets, our primary market focus. New methods were developed in the container hardware design, processes and solutions for platelets, which continue to evolve as we continue our research and development efforts.

On June 1, 1998, we were assigned the entire worldwide right, title and interest in a preservation technology applicable to, but not limited to platelets (a blood component), red blood cells, heart valves, tissue and organs. This technology concerned all of the discoveries, concepts and ideas whether patentable or not, invented and developed by Messrs. Leonid Babak and Vladimir Serebrennikov. The assignment was in exchange for our issuance of 877,500 shares of common stock to each of Messrs. Babak and Serebrennikov, valued at the time of issuance at $0.0025 per share.

Since this assignment, we have been performing further research and development on the technology assigned, and have filed two patent applications, as described elsewhere herein. We anticipate filing additional patents on other aspects of the technology assigned by Messrs. Babak and Serebrennikov as additional inventions are reduced to practice.

A patent covering the hardware design of the container, preservation methodologies and processes was filed by us on October 31, 1998 followed by a continuation-in-part (CIP), which was filed in February of 1999 covering our solutions and other preservation methodologies.  We filed an international application with the Patent Cooperation Treaty based on our U.S. patent application, designating all countries and regions, on October 12, 1999. In addition, in June 2001, we filed a provisional patent entitled "Preservation of Blood Platelets at Cold Temperatures" to cover our improved platelet preservation methods.  In August 2003, we filed another patent application covering improved platelet preservation methods. We believe that the patent and its extensions will protect the current core technology and provide us with a long-term competitive advantage in the market.

In July 2002, we received our first patent on the technology and methodology for preserving blood platelets.  This patent, U.S. 6,413,713, B1, is titled "Method for Preserving Blood Platelets". We expect that additional patents will follow for organ preservation and other biologic material as such systems are developed.

We filed an international application with the Patent Cooperation Treaty based on our U.S. patent application, designating all countries and regions, on October 12, 1999. In addition, in June 2001, we filed a provisional patent entitled "Preservation of Blood Platelets at Cold Temperatures" to cover our improved platelet preservation methods. In August 2003, we filed another patent application covering improved platelet preservation methods. We believe that the patent and its extensions will protect the current core technology and provide us with a long-term competitive advantage in the market.

Although we believe that our methods for preserving platelets are patentable, there can be no assurance that we will be granted a patent beyond the one granted in July 2002. If additional patents are not granted, this could have a material adverse effect on our ability to compete with other companies that have much greater financial and technical resources than we currently possess.

As of December 2007, the U.S. Patent Office has granted us five patents for our organ, cell and platelet preservation technologies.

We purchased the patents for a vaginal disease test product titled Phemtest from Paul Okimoto, an officer and director, on September 1, 1998.  The patents "VAGINAL TESTING APPLICATOR AND METHOD", Patent Number 4,784,158, was issued November 15, 1988, and "BODY CAVITY SPECIMEN COLLECTING AND TESTING APPARATUS", Patent Number 4,945,921, was issued August 7, 1990. Pursuant to the purchase agreement for the patents, we paid $1,375 to the law firm of Flehr, Hohbach, Test and Herbert as a patent maintenance fee to assure that the patents would remain in force. We also agreed to pay Mr. Okimoto a royalty payment of 5% of gross sales of Phemtest for five years.  The first $16,000 in royalty payments, if any, are to be paid to a law firm to be designated by Mr. Okimoto, the next $75,000 in royalties are to be paid to Mr. Okimoto in shares of our common stock, valued at $2.00 per share, and the remaining royalties to be paid to Mr. Okimoto, are to be paid in cash.  To date, no royalties have been earned or paid for Phemtest.

Our product development efforts remain focused on our Platelet Preservation System. Therefore we intend to find a suitable licensee who is capable of completing the steps necessary to manufacture and market the Phemtest product.  To date, we have not located such a licensee, and there can be no assurance that a licensee will be obtained, or that we can negotiate a license on favorable terms. FDA approval of the Phemtest product will also be required; we have not commenced the testing process required for such approval. As of December 31, 2006, we have not signed any agreement with any potential licensee, as our focus remains on our core businesses of preserving blood platelets and organs and ethanol and biodiesel fuel development and production.

Government Regulation

Platelet and Organ Preservation Business

The FDA and the European Union ("EU") have regulations governing the marketability of medical solutions and equipment. We have not developed our products to the level where these approval processes can be started.

We believe that all of the products currently in development will require FDA approval prior to marketing.  Our initial products are at the prototype development stage and preclinical testing.  We intend to submit our initial Investigational New Drug Exemption ("IND") and Investigational Device Exemption ("IDE") as soon as sufficient preclinical data is obtained.  Both of the IND and IDE must be filed with the FDA prior to conducting clinical trials on human subjects. The successful completion of clinical trials is the final step toward receiving FDA approval of our product for marketing.

Our anticipated first product is a set of solutions and process to be used by blood centers to store platelets at refrigerated temperatures.  As such, we must obtain regulatory approval from the FDA to market the solutions and process.  In addition, if a device is required in the processing or storage of platelets, we must obtain regulatory approval from the FDA to market the device and the platelet product to be stored in our device.

We intend to pursue 510(k) approval from the FDA for our storage device, although there is a possibility that the FDA could determine that an application for a new device may be required.  A 510(k) submission will require a showing of "substantial equivalence" to one or more legally marketed devices.  Regulatory review of a 510(k) application should take a few months less than that for a new device application.  We believe that in either case the data required would be approximately the same preclinical and clinical data demonstrating safety and efficacy.

In order for us to receive FDA 510(k) approval, we believe that we will need to show that platelets stored utilizing our device are equivalent to platelets stored using currently approved methods.  We would do this by utilizing laboratory tests of platelet function and results of a clinical trial.  If we determine that we will pursue new claims for platelets stored using our device, more extensive clinical trials would be necessary.  We do not expect to pursue new claims initially, even if we believe that some may be supported by our research.

We currently do not have an estimate of when we will file our initial IND/IDE. The filing date will depend on when we obtain the required approval to conduct our pre-clinical human studies, and whether such studies are successful. Depending on the outcome of clinical trials and the claims submitted for approval, we believe that it could take as long as two to four years to obtain needed data, submit requests for marketing approval, and obtain regulatory approval or denial.

Russian regulations governing patents and procedures for ownership of patents are similar to those in the U.S., as they state that any patentable products or ideas developed through the branch personnel will be our property as long as an agreement with employees and outside sub-contract personnel stipulates that such inventions shall be assigned to us. This is similar to U.S. law. It is our practice to require that all personnel and outside contractors sign such an agreement.

The assignment of products developed or patents granted prior to any payment by us for the development of a product would require approval by the Russian government. Even though Mr. Serebrennikov holds some patents individually which could relate to our technology, we have elected not to purchase these existing patents because they have become public domain outside of Russia, and because we do not feel that they are important to our business.

As an approved medical device, our storage product must be manufactured according to Quality Systems Regulations ("QSR") and Good Manufacturing Practices ("GMP").  We intend to be in compliance with these regulations during product development.  It is our plan to manufacture devices through contract manufacturers experienced in the FDA regulations and familiar with QSR requirements and whose facilities are in compliance with QSR.   We intend to audit all contract manufacturers to help assure proper compliance.  Components of our device are comprised of usual metals, plastics, and electronic parts and should generate no unusual disposal streams.

Other Product Development Efforts

In addition to our attempts to raise outside capital, we have pursued opportunities to acquire existing products and businesses that currently produce, or have the potential to produce, revenue.  In September 2003 we signed a binding letter of intent to acquire all rights in a cream product with potential skin healing and antibacterial properties. The purpose of the acquisition is to develop a product to generate revenues while our blood platelet preservation technology is undergoing human infusion tests. During 2004, using minimal funding, we were able to reformulate the cream for better appearance and use. We then tested the reformulated cream for safety at an independent laboratory, and received positive results. We are now seeking a business partner to produce and market the cream.  There is no guarantee that we will be able to develop a marketable product based on the cream. If we are able to develop a marketable product, it will require additional research and development as well as additional capital.  At this time, we do not have an estimate of the time or funding that will be required to produce and market such a product.

Employees

As of September 30, 2008, we had an aggregate of six employees and key consultants, of which two were engaged in research and development,  and four in management, administration and finance. Three employees are currently paid and others are paid on an as needed basis. Our employees are currently not represented by a collective bargaining agreement, and we believe that our relations with our employees are good.

Properties

We currently own no real property. Our principal address as reported herein is the residence of one of our employees. We do not pay any rent for the use of our principal executive offices.  Although the real estate leasehold market in California is highly competitive, we believe that as we require facilities in California we will be able to find available facilities at a reasonable cost.

In April, 2008, we made the decision to close our Russian Branch office, where the original platelet research was conducted until it was transferred to the U.S., and more recently the Branch had conducted market research for us. The process to close the Russian Branch was completed in September, 2008.  We signed a five year lease on a new facility in Michigan in the last quarter of 2006, and moved into the new space in March 2007, to accommodate needed equipment to conduct islet cell and organ freezing studies. The monthly rent on this facility is $1,100. Recent financial difficulties have caused us to put one employee and one consultant at the Michigan research facility on an as needed basis. That facility has not been used since the beginning of July, 2008.

Legal Proceedings

On December 10, 2001, we filed a complaint entitled HyperBaric v. John A. Mattera, in the United States District Court, Northern Division, Case No. C01-21142. This is an action against John A. Mattera ("Mattera") for breach of contract; breach of the implied covenant of good faith and fair dealing; fraud; securities fraud; and constructive trust in connection with a stock purchase agreement that we entered into with Mattera in April 2001. Pursuant to the agreement, Mattera was to wire transfer the sum of $104,000 within 72 hours of receipt of 400,000 free trading shares of our stock to be deposited with a clearing agent designated by Mattera.  Mattera failed to pay and refused to pay for the shares of stock; however, the shares were cleared and released to Mattera by the clearing agent without confirmation that payment had been received by us. Thereafter, the transfer agent refused to cancel the transfer or return the shares without a court order. We are seeking damages; interest allowable by law; rescission of the agreement and return of the shares; attorneys' fees and costs incurred for the suit; punitive damages; and a preliminary injunction preventing the transferring of the shares and/or disposal of the proceeds until termination of the litigation. The complaint was served on Mattera in Florida on December 28, 2001, but to date no response has been filed. A judgment was entered against Mattera in the amount of $117,447.28 on November 15, 2002, and we have attempted to execute on this judgment. There can be no assurance that we will be able to recover any of this amount.

In August of 2002, the United States Attorney for the Eastern District of New York and the Securities and Exchange Commission brought securities fraud charges against Harry Masuda, our Chief Executive Officer, for allegedly paying an unregistered broker an undisclosed commission in a September 1999 and February 2000 private placement. The allegations generally charge Mr. Masuda with the failure to adequately disclose to investors in this private placement a commission agreement with Larry Bryant, an unlicensed broker-dealer. Remedies sought in these proceedings include criminal penalties and a bar from service as an officer or director of a publicly-traded company. The SEC also brought fraud charges against us for the same transactions.

In June 2000, we undertook a rescission offer to those shareholders who had purchased an aggregate of 427,300 shares of common stock and warrants in the private placements for aggregate proceeds of $640,950. Holders of 222,900 shares of common stock accepted the rescission offer. The other shareholders elected not to rescind their stock purchases. We paid an aggregate of approximately $300,000 in cash to rescinding shareholders, but could not afford to pay the balance of the rescission offer in cash. Instead, we issued promissory notes, with interest at the rate of 10% per annum, payable upon the earlier of (i) one year from the date of the note or (ii) our receipt of funding sufficient to permit repayment of the principal and interest on the notes.  In 2000 and 2001, holders of $67,500 in principal and interest in the above-referenced promissory notes elected to convert their notes to an aggregate of 206,700 shares of our common stock. The remainder of the rescinding holders was paid in full in cash prior to December 31, 2002.

Since all of the shareholders electing to rescind were paid in full (whether in cash or in shares of common stock), we believed that the issues raised by the alleged failure to disclose were fully resolved. In January of 2005, the United States Government and Mr. Masuda entered into a deferred prosecution agreement which led to a dismissal of all charges against Mr. Masuda at the end of the 18-month deferred prosecution term, which ended in July 2006.

The civil case by the SEC against us and Mr. Masuda had been stayed at the request of the U.S. Attorney pending completion of the deferred prosecution term. On March 14, 2008, Final Consent Judgments as to us and Mr. Masuda were entered in the civil case in the United States District Court for the Eastern District of New York. Pursuant to the Final Consent Judgments, we and Mr.Masuda are permanently enjoined and restrained from, directly or indirectly, violating Sections 5(a) or 5(c) of the Securities Act, Section 17(a) of the Securities Act, Section 10(b) of the Exchange Act, and Rule 10b-5 promulgated under the Exchange Act. Mr. Masuda was further ordered to pay a civil penalty in the amount of $25,000.

We are not engaged in any other litigation, and we are unaware of any claims or complaints that could result in future litigation.  We will seek to minimize disputes with our customers and vendors, but realize the inevitability of legal action in today’s business environment as an unfortunate cost of conducting business.

MANAGEMENT

The following table sets forth the names and positions of our directors and executive officers and other key personnel as of September 30, 2008:

Name	Age	Position
Harry Masuda	64	Chief Executive Officer, Acting Chief Financial Officer and Director
Dr. David Winter	75	President
Paul Okimoto	73	Chairman of the Board, Secretary and Vice President
Dr. Luis Toledo	65	Chief Medical Officer
Dr. Larry McCleary	59	Director

There is no family relationship between any of our directors and executive officers.

Each Director holds office until the next annual meeting of the shareholders or until his successor is elected and duly qualified. Executive officers are appointed by and serve at the pleasure of the Board of Directors.  The following sets forth biographical information concerning our directors, executive officers and key personnel for at least the past five years:

Harry Masuda has served since February 1998 as our Chief Executive Officer and a Director.  He is also currently serving as our Acting Chief Financial Officer.  He also served as our President from February 1998 through August 2005.  Mr. Masuda is the former president of several high tech companies including Piiceon, Inc., a manufacturer of computer peripheral products for microcomputers. Mr. Masuda also founded HK Microwave; a manufacturer of high frequency phase locked oscillators used in cellular telephone base stations, later acquired by Dynatech Corporation. Mr. Masuda received his BSEE and MSEE from San Jose State University.  From October 1997 to February 1998, Mr. Masuda was a business consultant, and he served as President of International Web Exchange from July 1995 to October 1997.

David Winter, M.D. joined us in September 2005 as President. Dr. Winter has over 20 years' experience in the pharmaceutical industry. Since January 2004, he has served as CEO of TriMed Research, Inc., a joint venture of the University of Nebraska Medical Center, UNeMED Corporation and Tridelta Development, Ltd. formed to research and commercially develop therapeutic products related to TriMed's proprietary mammary gland protein. Since January 2002, he has also served as Medical Director of CTI, a contract research organization. From February 2001 to December 2003, he was President of Winter Consulting.  He served as President and Chief Operating Officer of SangStat Medical Corporation, a pharmaceutical company making drugs used in transplantation, from March 1995 to June 1998, and as President and Chief Executive Officer of Human Organ Sciences, Inc., a subsidiary of SangStat, from July 1998 to 2001.

Paul Okimoto joined us in February 1998 as Executive Vice President and a Director.  He became our Secretary in August of 2002.  Mr. Okimoto served as President of Sanhill Systems, a research and development company involved in the signal processing medical field, from 1991 to January 1998.

Luis Toledo, M.D., PhD. became our Chief Medical Officer in March 2000. Dr. Toledo is an internationally recognized authority on organ transplantation and preservation. He has authored 10 books on transplantation and related subjects, authored or co-authored 500 scientific publications, and contributed to chapters of 77 books. Dr. Toledo has held many medical staff positions including: Co- Chief, Transplantation and Director, Surgical Research at the Henry Ford Hospital and Chief, Transplantation and Director, Research at Mount Carmel Mercy Hospital. He is also currently the Director of Research at the Borgess Medical Center and is Director of the Michigan Transplant Institute. He also serves as Professor of Surgery and Director, Experimental Research Program at Michigan State University.

Larry McCleary, M.D. joined us in September 2005 as a Director.  Dr. McCleary filled the vacancy created by the resignation of George Tsukuda.  Dr. McCleary has spent the last seven years serving as Director of Human Research for Advanced Metabolic Research Group, LLC, headquartered in Henderson, Nevada.  Dr. McCleary served on our Advisory Board from 2002 until his appointment to our Board of Directors.

Committees of the Board of Directors

We do not currently have an Audit Committee, Compensation Committee, Nominating Committee, or any other committee of the Board of Directors. The responsibilities of these committees are fulfilled by our Board of Directors and all of our directors participate in such responsibilities. In addition, we do not currently have an "audit committee financial expert" as such term is defined in the Securities Act, as our financial constraints have made it extremely difficult to attract and retain qualified outside Board members. We hope to add qualified independent members of our Board of Directors in 2008, depending upon our ability to reach and maintain financial stability.

Compensation Committee Interlocks and Insider Participation

We did not have a Compensation Committee or any other committee of the Board of Directors performing similar functions during the six months ended June 30, 2008, and the years ended December 31, 2007 and 2006.  Mr. Harry Masuda, our Chief Executive Officer, participated in deliberations of the Board of Directors relating to his compensation.

Compliance with Section 16 of the Exchange Act

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a class of our capital stock, to file reports of ownership and changes in their ownership with the Securities and Exchange Commission.  These persons are required to furnish us with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms received by us, to our knowledge, no person has failed to timely file a Section 16(a) form during the year ended June 30, 2008.

Other Matters

We have not yet drafted and adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions.  We intend to do so once we reach and maintain greater financial stability.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Overall Objectives

We believe that the compensation program for our Chief Executive Officer, Chief Medical Officer and Chairman of the Board (collectively, the “Named Executive Officers”), should be designed to reward the achievement of specific annual, long-term and strategic goals, and should align executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.  The compensation program should also be sufficient to attract and retain highly qualified leaders who can create value for us, as well as provide meaningful incentives for superior performance.

Setting Executive Compensation

Due to the unique nature of each Named Executive Officer’s duties, our criteria for assessing executive performance and determining the compensation in any given year are inherently subjective and are not based upon specific formulas or weighting of factors.  We also use companies in similar industries as benchmarks when initially establishing Named Executive Officers’ compensation.  However, we are a development stage company, and has limited operating history and no revenue to date.  As a result, our compensation plan necessarily reflects our limitations in this respect.

Discussion of Specific Compensation Elements

Base Salary:  We determine the base salaries for all Named Executive Officers by reviewing company and individual performance, the value each Named Executive Officer brings to us, and general labor market conditions.  The base salary for each Named Executive Officer is determined on a subjective basis after consideration of these factors and is not based on target percentiles or other formal criteria.  The base salaries of Named Executive Officers are reviewed on an annual basis, and any annual increase is the result of an evaluation of our performance and of the individual Named Executive Officer’s performance for the period.  An increase or decrease in base pay may also result from a promotion or other significant change in a Named Executive Officer’s responsibilities during the year.

Performance-Based Incentive Compensation:   We do not have a performance-based incentive compensation program at this time.

Long-Term Incentive Compensation:  We provide long-term incentive compensation through awards of stock options, restricted stock, and/or stock awards.  Our equity compensation program is intended to align the interests of the Named Executive Officers with those of our shareholders by creating an incentive for our officers to maximize shareholder value.  The equity compensation program also is designed to encourage officers to remain employed with us despite a competitive labor market, and the fact that we are a development stage company and have a limited operating history and no revenue to date, and may not necessarily be able to sustain a market rate base salary.  Stock options, stock grants, warrants and other incentives are based on combination of factors including the need and urgency for such an executive, the experience level of the executive and the balance of such incentives with a lower than market base salary or fees that is paid in cash. Employees and consultants are granted such incentives from time to time to maintain their continuing services, sometimes without increases in salaries or fees.  Stock options are granted through the Amended and Restated Human BioSystems 2001 Stock Option Plan.

Deferred Compensation Benefits:  We do not have a deferred compensation program at this time.

Retirement Benefits:  We do not have a 401(k) plan or other retirement program at this time.

Executive Perquisites and Generally Available Benefits:  We have no executive perquisite program at this time.

Tax and Accounting Implications

We review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals.  We believe that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes.

Role of Executive Officers in Compensation Decisions

Decisions as to the compensation of our executive officers are made by the Board of Directors.  The executive officers who are also Board members participate in the discussion and determination of their compensation.

Summary Compensation Table

The following Summary Compensation Table sets forth all compensation earned, in all capacities, during the fiscal years ended December 31, 2007 and 2006 and the six months period ended September 30, 2008 by our (i) Chief Executive Officer and (ii) executive officers, other than the Chief Executive Officer, whose salaries for the 2007 fiscal year as determined by Regulation S-B, Item 402, exceeded $100,000 (the individuals falling within categories (i) and (ii) are collectively referred to as the “Named Executive Officers”).

Summary Compensation Table Annual Compensation
	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	Other	Total
H. Masuda, Chief Executive Officer	2008	$26,600						$1,600(4)	$28,200
	2007	$105,000						$2,400(1)	$107,400
	2006	$241,587(2)						$3,100(3)	$244,687

(1)  Represents corporate office allowance of $200 per month for use of home and facilities for Company business.

(2)  Includes accrued but unpaid salary of $52,500 for fiscal year 2005 and paid vacation of $9,087.

(3)  Represents corporate office allowance of $200 per month as set forth in Note 1 above. Includes $900 accrued but unpaid for fiscal year 2005.

(4) Represents corporate office allowance of $200 per month for use of home and facilities for Company business plus $400 paid in advance for following 4 months.

Employment Agreements; Termination of Employment and Change of Control Arrangements

In March 2000, we entered into an employment agreement with Dr. Luis Toledo, employing him as our Chief Medical Officer for a minimum term of one year.  The agreement provides for a base salary of $6,000 per month, which may be adjusted based on our ability to raise defined amounts of capital. In addition, we granted to Dr. Toledo an option to purchase 75,000 shares of our common stock at an exercise price of $1.50 per share, and continued in effect options granted pursuant to a consulting agreement that we entered into in May 1998 with Dr. Toledo.  In June 2001, we granted Dr. Toledo options to purchase 75,000 shares of common stock at an exercise price of $0.28 per share.  In January 2002, we granted Dr. Toledo options to purchase 75,000 shares of common stock at an exercise price of $0.54 per share, and in February 2004, we granted Dr. Toledo options to purchase 150,000 shares of common stock at an exercise price of $0.11 per share.  This option vested with respect to 30% of the shares on the date of grant; an additional 30% one year after the date of grant, and the remainder will vest two years from the date of grant.  We entered into a new employment agreement with Dr. Toledo effective April 1, 2005, providing for a base salary of $10,000 per month (subject to adjustment based on our financial situation and performance).  On March 15, 2005, we granted Dr. Toledo options to purchase an additional 150,000 shares of common stock at an exercise price of $0.11 per share.  This option vested with respect to 30% of the shares on the date of grant; an additional 30% will vest one year after the date of grant, and the remainder will vest on two years from the date of grant.

On August 29, 2005, we entered into an Executive Consulting Agreement with Dr. David Winter.  Pursuant to the agreement, Dr. Winter will serve as our President.  In that capacity, he will oversee our platelet and organ development programs and supervise negotiations with potential alliance partners.  In consideration of these services, Dr. Winter will receive a monthly retainer of $3,000.  He will also receive options to purchase 96,000 shares of our common stock, at an exercise price of $0.73 per share. The options will vest over a 12-month period, at the rate of 8,000 shares per month.  During the term of the Agreement, Dr. Winter will also be eligible to receive a performance bonus in the maximum amount of 100,000 shares of our common stock, upon reaching certain performance targets established by our Board of Directors.  Either party may terminate the agreement prior to the end of the term with 30 days prior written notice.

In December 1, 2006, Dr. Winter joined us as an employee with a monthly compensation of $10,000 and a stock option to purchase 150,000 shares at $0.10 per share. The option vests as to 30% immediately, another 30% after one year and the balance of 40% after the second year from the date of the option.

Claude Luster III ceased serving as HBS Bio’s President effective August 2007.  Mr. Luster was the principal of EXL III Group Corporation, which had entered into a set of agreements with HBS Bio.  These agreements have been terminated effective January 5, 2008 pursuant to a Mutual Termination Agreement, which is discussed in detail in “Description of Business – Our Alternative Energy Business.”

Outstanding Equity Awards

The following tables provide information on outstanding equity awards during the year ended December 31, 2007  and the nine months period ended September 30, 2008 to the Named Executive Officers.

		Option Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
H. Masuda, Chief Executive Officer	2008	-	-	-	-	-
	2007	-	-	-	-	-

	Stock Awards
		Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Masuda, Chief Executive Officer	2008	-	-	-	-
	2007	-	-	-	-

Director Compensation

The following table sets forth information regarding compensation of our directors for the year ended December 31, 2007 and the six months period ended September 30, 2008:

	Director Compensation

Name		Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Masuda	2008	-	-	-	-	-	-	-
	2007	-	-	-	-	-	-	-
P. Okimoto	2008	-	-	-	-	-	-	-
	2007	-	-	-	-	-	-	-
L. McCleary	2008	-	-	-	-	-	-	-
	2007	-	$10,000					$10,000

Directors who are also our employees receive no additional cash compensation for serving on the Board.  We have issued stock options to our Board members in the past, and will continue to do so for the foreseeable future.  We reimburse non-employee Directors for all travel and other expenses incurred in connection with attending meetings of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following describes transactions, in addition to the employment and consulting agreements described above, to which we were or are a party and in which any of our directors, officers, or significant shareholders, or members of the immediate family of any of the foregoing persons, had or has a direct or indirect material interest.

We purchased the patents for a disposable vaginal disease test product titled Phemtest from Paul Okimoto, an officer and director, on September 1, 1998.  The patent "VAGINAL TESTING APPLICATOR AND METHOD", Patent Number 4,784,158, was issued November 15, 1988, and the patent "BODY CAVITY SPECIMEN COLLECTING AND TESTING APPARATUS", Patent Number 4,945,921, was issued August 7, 1990.  Pursuant to the purchase agreement for the patents, we paid $1,375 to the law firm of Flehr, Hohbach, Test and Herbert as a patent maintenance fee to assure that the patents would remain in force.  We also agreed to pay Mr. Okimoto a royalty payment of 5% of gross sales of Phemtest for the next five years.  The first $16,000 in royalty payments are to be paid to a law firm to be designated by Mr. Okimoto, the next $75,000 in royalties are to be paid to Mr. Okimoto in shares of our common stock, valued at $2.00 per share, and the remaining royalties to be paid to Mr. Okimoto, if any, are to be paid in cash.

In March 2007, we entered into a loan agreement with Dr. Larry McCleary, a member of our Board of  Directors.  Dr. McCleary agreed to loan us the sum of $500,000 for a term of two years from March 21, 2007, with a closing cost of $1,717.95 to be added into the first month’s interest payment. The loan bears interest at the rate of 9.25% per annum and provides for interest-only monthly payments with a balloon payment at the end of the term for the principal amount. We issued 100,000 shares of restricted common stock and 900,000 warrants valued at $30,000 to the Dr. McCleary for loan fees.

In January 2008, we entered into an investment agreement with, Dr. David Winter, one of our officers. The officer agreed to invest $100,000 in us in exchange for a return on investment formula. The original investment is to be returned upon our receiving distribution from its proposed ownership of a waste to energy project now being formalized. An additional aggregate of three times the original investment is to be paid by us from future distributions to us from operations. We will reserve 20% of distributions received by us from the waste to energy project for this purpose.

In February, 2008, we entered into an agreement to restructure the loan agreement signed in March, 2007 with one of our directors, Dr. Larry McCleary, to transfer $300,000 of the original principal loan amount of $500,000 to a return formula from the Corcoran project and maintain $200,000 under the original terms of the loan agreement. The Director agreed to accept 2.1 million shares of our stock as payment of interest owed to Director through March, 2008 valued at approximately $27,000. In April, 2008, we entered into an addendum to the loan re-structuring agreement signed in February of 2008 that increases the shares to be issued under the addendum from 2,100,000 to 2,500,000 shares of our common stock to offset interest beyond March, 2008 until the value of the shares applied to the interest is consumed. The value of the 400,000 additional shares is $4,000. The 2.5 million shares were issued on April 25, 2008.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 5, 2008 , (i) by each of our directors; (ii) by each person known by us to own beneficially more than five percent of our common stock; (iii) by the executive officer named in the Summary Compensation Table set forth in "Executive Compensation" and (iv) by all of our directors and executive officers as a group.

Unless otherwise indicated in the footnotes to the table, the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own.  Unless set forth to the contrary below, the address for all persons is c/o Human BioSystems, 1127 Harker Avenue, Palo Alto, CA 94301. The number of shares beneficially owned by each shareholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting or investment power and also any shares that the individual has the right to acquire within 60 days of October 15, 2008. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.  The total number of outstanding shares of common stock at December 5, 2008 is 186,461,700 .

Name and Address of Principal Shareholders	Number of Shares Owned	Percent of Shares Outstanding
Harry Masuda	2,943,089	1.53
Paul Okimoto 6115 Ralston Avenue Richmond, CA 94805	1,759,699	0.92
Dr. David Winter 2510 Bridle Path Drive Gilroy, CA 95020	1,090,286	0.57
Larry McCleary 418 Alpine Drive Incline Village, NV 89451	11,199,799	5.84
All Officers and Directors as a Group (five persons)	16,992,873	12.08

SELLING SHAREHOLDER

Based upon information available to us as of October 15, 2008, the following table sets forth the name of the selling shareholder, the number of shares of common stock owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding shares that the selling shareholder will own after the sale of the registered shares, assuming all of the shares are sold.  The information provided in the table and discussions below has been obtained from the selling shareholder.  The selling shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act.  As used in this prospectus, “selling shareholder” includes donees, pledges, transferees or other successors in interest selling shares of our common stock received from the named selling shareholder as a gift, pledge, distribution or other non sale-related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act.  Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

We previously entered into an Investment Agreement, effective June 28, 2004, with the selling shareholder to raise up to $5,000,000 through an equity line of credit.   On August 20, 2004 , we registered an aggregate of 38,000,000 shares of common stock under a registration statement on Form SB-2 for issuance and sale under that equity line of credit.  Pursuant to the Investment Agreement, the selling shareholder acquired 137,500 shares of our common stock in exchange for approximately $47,300 during January 2006, 607,500 shares for approximately $175,000 during March 2006, 110,100 shares for approximately $32,900 during April 2006, 31,000 shares for $4,900 during June 2006, 284,400 shares for $50,000 during July 2006, 878,500 shares for $145,300 during August 2006, 188,000 shares for $25,000 during September 2006, 246,400 shares for $31,000 during October 2006, 388,800 shares for $42,000 during November 2006, and 1,007,800 shares for approximately $90,300 during December 2006. In addition, under that equity line of credit, we registered an aggregate of 20,000,000 shares of common stock under a registration statement on Form SB-2 on August 20, 2004, an aggregate of 35,337,091 shares of common stock under a registration statement on Form SB-2 on June 27, 2007, and an aggregate of 16,917,464 shares of common stock under a registration statement on Form S-1 on January 2, 2008. Pursuant to the Investment Agreement, the selling shareholder acquired 557,166 shares of our common stock in exchange for approximately $6,908 during February 2008, 440,000 shares for approximately $5,460 during March 2008, 1,276,000 shares for approximately $13,398 in April 2008, 2,225,725 shares for approximately $23,573 in May 2008, 1,829,502 shares for approximately $17,380 in June 2008, 2,868,144 shares for approximately $19,905 in July 2008, 3,558,065 shares for approximately $22,133 in August 2008, 2,644,135 shares for approximately $14,783 in September 2008, and 349,200 shares for approximately $1,573 in October 2008.

In November 2006, we entered into a loan transaction with the selling shareholder, and issued to the selling shareholder a Promissory Note (the “First Note”) with a face value of $1,200,000, with net proceeds to us from the transaction of $1,000,000 and an imputed annual rate of interest of 43.278%.  The First Note matures on August 31, 2007.  Repayment of the face value will bemade monthly in the amount of $120,000, plus 50% of any proceeds raised over $120,000 per month from puts issued by us as collateral.  Thirty such puts were issued and are to be used only in the case of a default under the terms of the loan agreement.  If the First Note’s face value is not paid off by maturity, we will be required to pay an additional 10% on the face value of the First Note, plus 2.5% per month, compounded daily, until the First Note is paid off.  We may be required to pay penalties if certain obligations under the First Note are not met.  If we raise financing of more than $2,000,000, the selling shareholder may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the First Note.  We issued 500,000 Holder Shares, which will carry piggyback registration rights in the next registration statement that we file.  We will be required to issue an additional 500,000 shares each time an eligible registration statement is filed and the Holder Shares are not included.

In May 2007, we entered into a loan transaction with the selling shareholder and issued a Promissory Note (the “Second Note”) with a face value of $462,000.  The net proceeds from the transaction, approximately $385,000, will be used for general working capital. Pursuant to terms of the Second Note, payments made to the selling shareholder in satisfaction of the Second Note shall be in an amount of the greater of 1) 100% of proceeds raised from puts given to the selling shareholder, exceeding a threshold amount of $120,000 per month, or $51,333.00 per month on the face amount of the Second Note. Therefore, we may be obligated to repay the Second Note with proceeds that we receive from puts made pursuant to the Investment Agreement, and the amount of indebtedness under the Second Note may not the reduced or relieved by issuance of shares of our common stock under the Investment Agreement. The Second Note matures on April 15, 2008.  Repayment of the Second Note will be made monthly in the amount of (i) 100% of any proceeds raised over $120,000 per month from puts made pursuant to the Investment Agreement or (ii) $51,333.00, whichever is greater.  The payment shall be made on the 15th of each month or upon immediately available funds exceeding the threshold amount of proceeds raised from puts.  If we raise financing of more than $2,000,000, the selling shareholder may require that we use the balance of any amount over $2,000,000 to pay any amounts due on the Second Note.   If the Second Note is not paid in full by the maturity date, the face value of the Second Note will be increased by 10% as an initial penalty, and we will pay an additional 2.5% per month on the face value, compounded daily, until paid in full.   Upon each and every event of default (as defined in the Second Note), the selling shareholder may elect to execute the puts in an amount that will repay it and fully enforce its rights under the Investment Agreement.  The selling shareholder may also increase the face value of the Second Note by 10% and an additional 2.5% per month, compounded daily until the default is cured or the Second Note is paid in full.  The selling shareholder may also elect to stop any further funding of us (excluding the Equity Line of Credit), or may switch any residual amount of the face value of the Second Note not paid at maturity into a three-year convertible debenture. We do not have the ability to repay our indebtedness under the Second Note without recourse to the money received or to be received under the Investment Agreement. This amount of indebtedness under the Second Note may not be reduced or relieved by our issuance of common shares under the Investment Agreement.

 If the selling shareholder so chooses, we have 10 days to file a registration statement for the shares issuable upon conversion of the convertible debenture equal to 300% of the residual amount, plus interest and liquidated damages.  If we do not file the registration statement within 10 days, or the registration statement is not declared effective within 60 days, the residual amount will be increased by $5,000 per day.  Moreover, if we have an opportunity to accelerate the effectiveness of the registration statement but fails to do so, the residual amount will increase by $5,000 per day commencing the date the statement would have been declared effective.  The conversion rate will be the lesser of 50% of the lowest closing bid price for the previous 15 days or 100% of the lowest bid price for the preceding 20 days.  If the selling shareholder does not elect to convert the debenture into common stock prior to maturity, it will automatically be converted into shares upon maturity.  Finally, the selling shareholder may increase the monthly payment amount to fulfill the repayment of the residual amount.  If we do not cooperate, the selling shareholder may elect to increase the face value of the Note by 2.5% per day, compounded daily.

The Second Note also provides that we will not enter into any additional financing agreements without the selling shareholder’s express written consent.  We also may not file any registration statement which includes any of our common stock exceeding one million shares, including those on Form S-8 exceeding 800,000 shares, until the Second Note is paid in full or the selling shareholder gives written consent (the selling shareholder has agreed to allow one registration statement on Form SB-2 not to exceed 25,000,000 shares as a shelf registration).  If we issue any shares to a third party while the Second Note is outstanding under terms the selling shareholder deems more favorable to the third party, the selling shareholder may elect to modify the terms to conform to the more favorable term or terms of the third party financing.   We have issued to the selling shareholder 250,000 shares of unregistered restricted common stock as an incentive for entering into the Second Note, and have paid closing costs and related expenses of $35,000 associated with the transaction.

The foregoing transactions with the selling shareholder did not have material impact on the market price of our common stock, although stock price usually decreases upon the occurrence of such a transaction. Except as described above, to our knowledge, the selling shareholder has not had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

Beneficial Ownership of Common Shares Prior to this Offering			Number of Shares to be Sold Under this Prospectus	Beneficial Ownership of Common Shares after this Offering
Selling Shareholder	Number of Shares	Percent of Class		Number of Shares (1)	Percent of Class
Dutchess Private Equities Fund, Ltd. (2)	250,000	1.3%	36,675,551(3)	250,000	--

(1) These numbers assume the selling shareholder sells all of its shares after the completion of the offering.

(2) Dutchess is a Cayman Island exempted corporation.  Michael Novielli and Douglas H. Leighton are directors of Dutchess with voting and investment power over the shares.

(3) The number of shares set forth in the table represents an estimate of the number of common shares to be offered by the selling shareholder.  We have assumed the sale of all of the common shares offered under this prospectus will be sold. However, as the selling shareholder can offer all, some or none of its common stock, no definitive estimate can be given as to the number of shares that the selling shareholder will offer or sell under this prospectus.

DESCRIPTION OF CAPITAL STOCK

The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our articles of incorporation and our bylaws are descriptions of the material terms of our securities.  Our articles of incorporation and bylaws have been filed with the Securities and Exchange Commission as exhibits to this registration statement of which this prospectus forms a part.

Common Stock. Our authorized capital stock includes 300,000,000 shares of common stock, no par value per share. The holders of common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution or winding up of our affairs; (iii) do not have preemptive subscription or conversion rights and there are no redemption rights applicable thereto; and (iv) are entitled to cumulative voting on all matters which shareholders may vote on at all meetings of shareholders.  The holders of shares of our common stock have cumulative voting rights pursuant to the California General Corporation Law. Upon the effective election of cumulative voting by any shareholder, each shareholder entitled to vote at any election of directors may cumulate such shareholder votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder sees fit.

To date, we have not paid or declared any dividends and we have no intention of declaring or paying any dividends in the foreseeable future. If we decide to pay dividends, that decision will be made by our Board of Directors, which will likely consider, among other things, our earnings, our capital requirements and our financial condition, as well as other relevant factors.

Preferred Stock.  Our authorized capital stock also includes 10,000,000 shares of preferred stock.  Our board of directors has the authority to determine the rights, preferences and privileges of any series or class of preferred stock. At this time, we have no shares of preferred stock issued and outstanding, and we have no plans to issue any preferred stock at this time.

Transfer Agent and Registrar

We have engaged the services of First American Stock Transfer as our transfer agent and registrar.

SHARES ELIGIBLE FOR FUTURE SALE

On October 15, 2008, 191,771,265 shares of our common stock were outstanding, and 4,827,694 shares of common stock were subject to outstanding warrants and options granted under our Stock Option Plans and otherwise. Of the outstanding shares, 119,981,991 shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rules 144, 144(k) or 701 promulgated under the Securities Act or another exemption from registration.

In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed one percent of the then outstanding shares of our common stock, subject to various restrictions.  In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above.  To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling shareholder to offer and sell up to an aggregate of 36,675,551 shares at such times and at such places as they choose.  The decision to sell any shares is within the sole discretion of the holder thereof.

The distribution of the common stock by a selling shareholder may be effected from time to time in one or more transactions.  Any of the common stock may be offered for sale, from time to time, by a selling shareholder, or by permitted transferees or successors of the selling shareholder, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise.  The common stock may be sold by one or more of the following:

- On the OTCBB or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

-Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

-Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

-Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

-Ordinary brokerage transactions.

-Transactions in which the broker solicits purchasers

-Directly to one or more purchasers.

- A combination of these methods.

Dutchess and any broker-dealers who act in connection with the sale of its shares are “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

In connection with the distribution of the common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. A selling shareholder may also sell shares short and redeliver the shares to close out such short positions. A selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the common stock, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect that transaction. A selling shareholder may also pledge the common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may affect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling shareholder or its underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling shareholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the Commission from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, a selling shareholder  will not engage in any stabilization activity in connection with outcommon stock, will furnish each broker or dealer engaged by a selling shareholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of our or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the selling shareholder. We shall use our best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $11,000. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Anslow & Jaclin, LLP.

EXPERTS

The financial statements for the two most recent fiscal years ended December 31, 2007 and 2006 have been audited by L.L. Bradford & Company, LLC, independent registered public accounting firm, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding our ability to continue as a going concern, appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, Quarterly Report on 10-QSBs and Annual Report on 10-KSBs.  This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted, and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois  60661.

The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, statements or other information on file at the public reference rooms.  You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.  We are not making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal.  Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

 FINANCIAL STATEMENTS.

HUMAN BIOSYSTEM
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30,	December, 31,
	2008	2007
	(Unaudited)
Current assets
Cash	$ 500	$ 8,700
Prepaid expenses	11,300	55,400
Total current assets	11,800	64,100

Fixed assets, net	85,400	103,300

Other assets
Loan fees	-	33,600
Deposit on land purchase	-	389,700

Total assets	$ 97,200	$ 590,700

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities

Accounts payable	$ 803,100	$ 801,900
Accrued liabilities	289,800	197,500
Public relations payable	58,400	58,400
Due to stockholders	1,082,300	357,000
Note payable, net of discount	324,400	359,000
Note payable for D & O	-	36,100
Total current liabilities	2,558,000	1,809,900

Long term liabilities
Due to stockholders	-	680,000

Total liabilities	2,558,000	2,489,900

Commitments and contingencies

Stockholders' deficit
Preferred stock; no par or stated value; 10,000,000 shares
authorized, no shares issued or outstanding	-	-
Common stock; no par or stated value; 300,000,000 shares authorized,
191,489,700 and 134,992,100 shares issued, and
186,461,700 and 128,098,100 outstanding
as of September 30, 2008 and December 31, 2007, respectively	25,300,300	24,697,100
Loan fees paid in common stock	(7,500)	(26,600)
Accumulated deficit during development stage	(27,753,600)	(26,569,700)
Total stockholders' deficit	(2,460,800)	(1,899,200)

Total liabilities and stockholders' deficit	$ 97,200	$ 590,700

The accompanying notes are an integral part of these condensed consolidated financial statements

HUMAN BIOSYSTEMS
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months	Three months	Nine months	Nine months	February 26, 1998
	ended	ended	ended	ended	(Inception) Through
	Sept 30, 2008	Sept 30, 2007	Sept 30, 2008	Sept 30, 2007	September 30, 2008

Revenue	$ -	$ -	$ -	$ -	$ -

Operating expenses
General and administrative
Stock based compensation	700	6,800	3,700	27,900	4,382,600
Public relations	6,000	3,100	44,000	408,600	5,593,400
Other general and administrative expenses	178,300	271,000	729,900	908,000	9,705,700
Total general and administrative	185,000	280,900	777,600	1,344,500	19,681,700
Research and development	49,900	70,700	125,000	211,900	2,684,900
Ethanol development	(1,200)	131,200	15,700	902,900	1,160,400
Sales and marketing	-	-	-	-	820,800

Total operating expenses	233,700	482,800	918,300	2,459,300	24,347,800

Loss from operations	(233,700)	(482,800)	(918,300)	(2,459,300)	(24,347,800)

Other income (expense)
Loan fees	-	-	-	-	(750,000)
Bad debt related to other receivable	-	-	-	-	(502,300)
Loss on investment	(176,700)	-	(176,700)	(7,600)	(946,900)
Forgiveness of debt	-	-	-	100	105,600
Interest income	-	-	-	5,100	8,700
Interest expense	(11,900)	(126,100)	(88,100)	(379,000)	(1,311,300)

Loss before provision for income taxes	(422,300)	(608,900)	(1,183,100)	(2,840,700)	(27,744,000)

Provision for income taxes	-	800	800	800	9,600

Net loss	$ (422,300)	$ (609,700)	$ (1,183,900)	$ (2,841,500)	$ (27,753,600)

Basic and diluted loss per common share	$ (0.00)	$ (0.01)	$ (0.01)	$ (0.03)	$ (0.64)

Basic and diluted weighted average
common shares outstanding	180,349,683	105,819,310	153,478,015	99,849,219	43,132,433

The accompanying notes are an integral part of these condensed consolidated financial statements

HUMAN BIOSYSTEMS
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
(UNAUDITED)

					Accumulated
				Loan Fees	Deficit During	Total
		Common Stock		Paid in	Development	Stockholders'
		Shares	Amount	Common Stock	Stage	Deficit
Balance December 31, 2007		128,098,100	$ 24,697,100	$ (26,600)	$ (26,569,700)	$ (1,899,200)

Issuance of common stock for cash
(net of offering costs of $381,800),
weighted average price of	$0.01	20,205,000	226,600	-	-	226,600

Issuance of common stock for cash
related to Investment Agreement,
weighted average price of	$0.01	15,755,800	125,500	-	-	125,500

Issuance of common stock for services,
weighted average price of	$0.01	3,650,000	44,000	-	-	44,000

Issuance of common stock in satisfaction
of accounts payable,
weighted average price of	$0.01	12,511,800	128,200	-	-	128,200

Issuance of common stock in satisfaction
of notes payable, including interest
of $1,600, weighted average price of	$0.01	741,000	5,200	-	-	5,200

Issuance of common stock in satisfaction
of accrued interest included in due to
related party, weighted average price of	$0.01	2,500,000	31,000	-	-	31,000

Issuance of common stock for
joint venture investment,
weighted average price of	$0.01	3,000,000	39,000	-	-	39,000

Stock based compensation
related to granting of options		-	3,700	-	-	3,700

Current period amortization
of loan fees paid in common stock		-	-	19,100	-	19,100

Net loss		-	-	-	(1,183,900)	(1,183,900)

Balance September 30, 2008		186,461,700	$ 25,300,300	$ (7,500)	$ (27,753,600)	$ (2,460,800)

The accompanying notes are an integral part of these condensed consolidated financial statements

HUMAN BIOSYSTEMS
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months	Nine months	February 26, 1998
	ended	ended	(Inception) Through
	Sept. 30, 2008	Sept. 30, 2007	September 30, 2008
Cash flows from operating activities:
Net loss	$ (1,183,900)	$ (2,841,500)	$ (27,753,600)
Adjustments to reconcile net loss to net cash
used by operating activities:
Stock based compensation	3,700	27,900	4,376,000
Public relations - paid or to be paid in common stock	44,000	268,800	5,395,400
Depreciation	17,900	12,900	55,300
Deemed interest expense	-	-	92,800
Interest expense paid in common stock	1,600	-	489,400
Interest and wages due to stockholders	156,300	-	156,300
Amortization and accretion of loan fees and discounts	62,200	347,200	1,324,200
Loss on investment	-	7,600	776,800
Loss on joint venture with EBE	176,700	-	176,700
Bad debt related to other receivables	-	-	502,300
Changes in operating assets and liabilities:
Change in prepaid expenses	44,100	38,000	107,800
Change in other assets	-	(35,000)	(133,800)
Change in accounts payable	216,400	447,000	1,165,100
Change in accrued liabilities	92,300	123,700	211,300
Change in other liabilities	-	-	226,100
Net cash used by operating activities	(368,700)	(1,603,400)	(12,831,900)

Cash flows from investing activities:
Proceeds from sale of investments	-	133,100	133,100
Purchase of fixed assets	-	(82,800)	(140,700)
Deposit on land purchase	-	(239,700)	(389,700)
Net cash used by investing activities	-	(189,400)	(397,300)

Cash flows from financing activities:
Change in due to stockholders	100,000	602,300	1,998,900
Proceeds from issuance of common stock	352,100	1,256,900	11,089,700
Proceeds from borrowing on notes payable	-	385,000	1,829,500
Principal payments on notes payable	(55,500)	(1,025,300)	(1,431,400)
Principal payments on note payable for D&O	(36,100)	(35,800)	(165,500)
Principal payments on stock subject to rescission	-	-	(41,500)
Change in other receivables	-	-	(50,000)
Net cash provided by financing activities	360,500	1,183,100	13,229,700

Net increase (decrease) in cash	(8,200)	(609,700)	500

Cash, beginning of period	8,700	613,600	-

Cash, end of period	$ 500	$ 3,900	$ 500

The accompanying notes are an integral part of these condensed consolidated financial statements

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ 800	$ -	$ 9,600
Cash paid for interest	$ -	$ 300	$ 13,000

Schedule of non-cash financing and investing activities:
Issuance of common stock in satisfaction of
accounts payable	$ 5,900	$ 13,400	$ 111,700
Issuance of common stock in satisfaction of
note payable, including interest of $1,600	$ 5,200	$ -	$ 5,200
Issuance of common stock in satisfaction of accrued
interest included in due to related party	$ 31,000	$ -	$ 31,000
Issuance of common stock and warrants for loan fees	$ -	$ 55,000	$ 55,000
Investment in Environmental BioMass Energy
Issuance of common stock	$ 39,000	$ -	$ 39,000
Transfer of deposit on land purchase	389,700	-	389,700
Release from accounts payable	(87,000)	-	(87,000)
Release from due to related party, net of amortized
loan fees	(165,000)	-	(165,000)
	$ 176,700	$ -	$ 176,700

The accompanying notes are an integral part of these condensed consolidated financial statements

HUMAN BIOSYSTEMS

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 (UNAUDITED)

1. DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business - Human BioSystems (hereinafter referred to as the "Company") is a development stage company incorporated on February 26, 1998 under the laws of the State of California under the name "HyperBaric Systems."  In November of 2002, we changed our name to Human BioSystems. The business purpose of the Company is to develop the technology for preservation of certain biologic material, including platelets (a blood component), red blood cells, heart valves, tissue and organs. The Company is in the eleventh year of its research and development activities. The Company's goal is to develop the technology to extend and maintain functionality of these materials for much longer periods of time than is currently possible.

In August 2006, we also entered the renewable energy market through the formation of our wholly-owned subsidiary, HBS BioEnergy (“HBS Bio”).  Although at that time, HBS Bio intended to identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels, we recently made the decision to continue our efforts in the renewable energy market by focusing on the waste to energy segment of that market using animal and other waste products to produce electrical energy to be sold to utilities versus ethanol and biodiesel fuel production. The new focus in the Company’s renewable fuels segment of the business is being addressed through a partnership with Environmental BioMass Energy Inc. (EBE) which is in the business of converting biowaste to electrical energy. Under this partnership, HBS received approximately 49% of EBE common stock in exchange for releasing its interest in a property purchase agreement. All operations and management functions of EBE are performed by EBE employees.

Consolidation - The condensed consolidated financial statements include the accounts of Human BioSystems and its wholly owned subsidiary HBS Bio and its majority owned subsidiary HBS BioEnergy DDG Corcoran, LLC (HBS Corcoran). All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of presentation - The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Company's Form 10-KSB for the year ended December 31, 2007.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position of the Company as of September 30, 2008 and the results of operations and cash flows presented herein have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Adoption of New Accounting Standards - In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The provisions of SFAS No. 157 were to be effective for fiscal years beginning after November 15, 2007. On February 6, 2008, the FASB agreed to defer the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Effective January 1, 2008, the Company adopted SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities. The adoption of SFAS No. 157 did not have a material impact on the Company’s results of operations or financial position.

Effective January 1, 2008, the Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115.” SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement of certain financial assets and liabilities under an instrument-by-instrument election. Subsequent measurements for the financial assets and liabilities an entity elects to fair value will be recognized in the results of operations. SFAS No. 159 also establishes additional disclosure requirements. The Company did not elect the fair value option under SFAS No. 159 for any of its financial assets or liabilities upon adoption. The adoption of SFAS No. 159 did not have a material impact on the Company’s results of operations or financial position.

Going concern - The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has no operating revenue and incurred a net loss of approximately $1,183,900 for the nine months ended September 30, 2008. The Company is in the eleventh year of research and development, with an accumulated loss during the development stage of approximately $27,753,600. As of September 30, 2008, management is uncertain as to the completion date or if the product will be completed at all.

These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management's plan, in this regard, is to raise financing of approximately $4,000,000 through a combination of equity and debt financing. Management believes this amount will be sufficient to finance the continuing research for the next twelve months. However, there is no assurance that the Company will be successful in raising such financing.

In April, 2008, the Company made the decision to close the Russian Branch office, where the original platelet research was conducted until it was transferred to the U.S., and more recently the Branch had conducted market research for the Company. The process was completed on October 2, 2008.

In July 2008, the Company reduced payroll expenses by inactivating pay of certain officers of the Company until financial conditions improve.

2. STOCK COMPENSATION

On January 1, 2006 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” requiring the Company to recognize expense related to the fair value of its employee stock option awards. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award. Total stock compensation expense under SFAS 123 (R) recognized by the Company during the nine months ended September 30, 2008 and 2007 was $3,700 and $27,900, respectively.

The Company has estimated the fair value of its option awards granted after January 1, 2006 using a modified Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Modified Black-Scholes-Based Option Valuation Assumptions	2008	2007
Fair value of options granted during the period	$-	$-
Expected term (in years)	-	-
Expected volatility	-	-
Weighted average volatility	-	-
Expected dividend yield	-	-
Risk-free rate	-	-

The following table summarizes the stock option transactions for the nine months ended September 30, 2008:

Stock Options	Shares	Weighted Average Price	Aggregate Intrinsic Value
Outstanding at January 1, 2008	1,116,000	$0.29	$6,200
Granted	-	-	-
Exercised	-	-	-
Expired	30,000	$0.15	-

Outstanding at September 30, 2008	1,086,000	$0.29	$6,200
	============		============
Exercisable at September 30, 2008	1,026,000	$0.30	$6,200

The aggregate intrinsic value of options exercised during the nine months ended September 30, 2008 and 2007 was zero and zero, respectively.

3. FIXED ASSETS

A summary of fixed assets is as follows:

	September 30,	December 31,
	2008	2007

Equipment	$130,900	$130,900
Less: accumulated depreciation	45,500	27,600
Fixed assets, net	$85,400	$103,300
	========	========

Depreciation expense for the nine months ended September 30, 2008 and 2007 was $17,900 and $12,900, respectively.

4. RELATED PARTY TRANSACTIONS

In January 2008, the Company entered into an investment agreement with an officer. The officer agreed to invest $100,000 in the Company in exchange for a return on investment formula. The original investment is to be returned upon the Company receiving distribution from its proposed ownership of a waste to energy project now being formalized. An additional aggregate of three times the original investment is to be paid by the Company from future distributions to Company from operations. The Company will reserve 20% of distributions received by the Company from the waste to energy project for this purpose.

In February, 2008 the Company entered into an agreement to restructure the loan agreement signed in March, 2007 with a Director of the Company to transfer $300,000 of the original principal loan amount of $500,000 to a return formula from the Corcoran project and maintain $200,000 under the original terms of the loan agreement. The Director agreed to accept 2.1 million shares of the Company’s common stock as payment of interest owed to Director through March, 2008 valued at approximately $27,000. In April, 2008, the Company entered into an addendum to the loan re-structuring agreement signed in February of 2008 that increases the shares to be issued under the addendum from 2,100,000 to 2,500,000 shares of the Company’s common stock to offset interest beyond March, 2008 until the value of the shares applied to the interest is consumed. The value of the 400,000 additional shares is $4,000. The 2.5 million shares were issued on April 25, 2008.

Stockholder payables consist of the following:

	September 30,	December 31,
	2008	2007

Wages payable to stockholder employees	$485,700	$344,400

Accrued interest on notes payable	1,500	19,500

Employee advances	(4,900)	(6,900)

Promissory note payable to stockholder and director of the Company, unsecured, bearing interest at 9.25% per annum, due March 21, 2009 Advance to LLC by officer	500,000 100,000	500,000 180,000
Total	$1,082,300	$1,037,000
	===========	===========

5. NOTES PAYABLE

In November 2006, the Company entered into a loan transaction with Dutchess Private Equities, LP (“Dutchess”), and issued to Dutchess a Promissory Note (“First Dutchess Note”) with a face value of $1,200,000, with net proceeds to the Company from the transaction of $1,000,000 and an imputed annual rate of interest of 43.278%. The First Dutchess Note matured on August 31, 2007. Repayment of the face value will be made monthly in the amount of $120,000, plus 50% of any proceeds raised over $120,000 per month from Puts, issued by the Company as collateral. Thirty such Puts were issued and are to be used only in the case of a default under the terms of the loan agreement. If the First Dutchess Note’s face value is not paid off by maturity, the Company will be required to pay an additional 10% on the face value of the First Dutchess Note, plus 2.5% per month, compounded daily, until the First Dutchess Note is paid off. The Company may be required to pay penalties if certain obligations under the First Dutchess Note are not met. If the Company raises financing of more than $2,000,000, Dutchess may require that the Company use the balance of any amount over $2,000,000 to pay any amounts due on the First Dutchess Note. The Company issued 500,000 Holder Shares (restricted Common Stock to Dutchess as an incentive) on November 3, 2006, which will carry piggyback registration rights in the next registration statement. An additional 500,000 shares will be required each time an eligible registration statement is filed and the shares are not included. The $200,000 loan discount is being accreted: $40,000 of this discount was accreted during the year ended December 31, 2006 and $160,000 was accreted during the year ended December 31, 2007. The balance payable as of September 30, 2008 was $236,400.

In May 2007, the Company entered into a loan transaction with Dutchess and issued to Dutchess a Promissory Note (“Second Dutchess Note”) with a face value of $462,000, with net proceeds to the Company from the transaction of $350,000 and an imputed annual rate of interest of 63.108%.  The Second Dutchess Note matures on April 15, 2008. Repayment of the face value will be made monthly in an amount of the greater of 1) 100% of the proceeds raised from Puts given to Dutchess by the Company, exceeding $120,000 per month (“Threshold Amount”) or 2) $51,333 per month. The lender received a loan fee of $25,000, payable in restricted stock and which has been fully amortized. The $77,000 loan discount is being accreted; $52,500 of this discount was accreted during the year ended December 31, 2007 and $24,500 was accreted during the nine months ended September 30, 2008. The balance payable as of September 30, 2008 was $87,900.

The Company is currently in default on the First Dutchess Note and Second Dutchess Note due to the non-payment or insufficient payment of the agreed monthly principal amounts due under the notes. The Company is currently negotiating a payment plan that is acceptable to Dutchess.  Although the Company is in default on the two notes, Dutchess has not exercised its right to increase the face amount of the loans or the interest rates, however Dutchess did exercise its right to convert 741,000 shares under the First Dutchess Note. The shares were converted on January 9, 2008 at a value of $5,200, including interest of $1,600.

In November 2007, the Company entered into a finance agreement for payment of its D&O insurance.  The total amount financed was $46,400 at an annual percentage rate of 9.41%. The agreement calls for monthly payments of approximately $5,400 per month through July 2008. The agreement was paid in full in July 2008.

6. COMMON STOCK

In February 2008, the Company issued 600,000 shares of restricted common stock and 100,000 shares of free trading common stock valued at $14,000 for services related to public relations.

In March 2008, the Company issued 1,400,000 shares of restricted common stock valued at $14,000 for services related to public relations.

In the first quarter of 2008, the Company issued 1,000,000 shares of Reg S common stock in Europe, valued at $10,000, for services related to public relations.

In the first quarter of 2008, the Company issued 783,300 shares of restricted common stock and 850,000 shares of Reg S common stock for $3,000 in cash, net of offering costs totaling $45,600.

In April 2008, the Company issued 2,500,000 shares of restricted common stock, valued at $31,000, in satisfaction of accrued interest payable.

In May 2008, the Company issued 3,000,000 shares of restricted common stock valued at $39,000 per the Company’s joint venture agreement for the renewable energy segment of its business.

In May 2008, the Company issued 250,000 shares of restricted common stock valued at $3,300 for professional services.

In May 2008, the Company issued 264,300 shares of restricted common stock in satisfaction of accounts payable, valued at $3,400.

In June 2008, the Company issued 12,000,000 shares of restricted common stock valued at $120,000 for professional services.

In the second quarter of 2008, the Company issued 13,949,000 shares of Reg S common stock in Europe for $231,000 in cash, net of offering costs totaling $253,000.

In July 2008, the Company issued 555,600 shares of restricted common stock for $5,000 in cash.

In July 2008, the Company issued 180,000 shares of restricted common stock in satisfaction of accounts payable, valued at $1,800.

In August 2008, the Company issued 30,000 shares of restricted common stock in satisfaction of accounts payable, valued at $300.

In September 2008, the Company issued 37,500 shares of restricted common stock in satisfaction of accounts payable, valued at $400

In September 2008, the Company issued 1,000,000 shares of restricted common stock valued at $5,000 for  legal services.

In the third quarter of 2008, the Company issued 4,067,000 shares of Reg S common stock in Europe for ($12,200) in cash,  net of offering costs totaling $83,200

In August 2008, the Company commenced the process to reverse split its common stock on a one for eighty basis. The record date is set for September 1, 2008 and the annual meeting is set for November 14, 2008.

7. INVESTMENT AGREEMENTS

In June 2004, the Company entered into an Investment Agreement (the "Investment Agreement") with Dutchess effective June 28, 2004. Pursuant to the terms of the Investment Agreement, the Company may offer, through a series of puts, and Dutchess must purchase, up to 38,000,000 shares of the Company's common stock with an aggregate purchase price up to $5,000,000. The purchase price of the shares is equal to 95% of the lowest closing "best bid" price (the highest posted bid price) during the five trading days immediately following the date of put. The value that the Company will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of put multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000. No single put can exceed $1,000,000.  Pursuant to the Investment Agreement, Dutchess acquired a total of 434,615 shares of the Company's common stock for approximately $297,500 during the year ended December 31, 2005, 3,880,000 shares for approximately $643,700 during the year ended December 31, 2006 and an aggregate of 10,449,000 shares of the Company’s common stock for approximately $647,600 during the year ended December  31, 2007.

Because the registration of the 38,000,000 shares reserved for the Dutchess agreement was to expire in September, 2007, the Company registered 20,000,000 shares of the Company’s common stock in July, 2007 to allow continuation of the agreement with Dutchess. Dutchess acquired a total of 19,662,900 shares of the Company's common stock for approximately $321,100 during the year ended December 2007, and 337,000 shares of the Company’s common stock in exchange for approximately $2,000 during January 2008.

Because the 20,000,000 shares reserved for the Dutchess agreement was sold, the Company registered an additional 16,917,500 shares of the Company’s common stock in February, 2008 to allow continuation of the agreement with Dutchess. Dutchess acquired a total of 557,200 shares for approximately $6,900 during February 2008, 440,000 shares for approximately $5,400 during March 2008, 1,276,000 shares for approximately $13,400 during April 2008, 2,225,700 shares for approximately $23,600 during May 2008, 1,046,100 shares for approximately $9,900 during June 2008, 3,651,500 shares for approximately $27,300 during July 2008, 3,558,100 shares for approximately $22,100 during August 2008 and 2,664,100 shares for approximately $14,800 during September 2008.

In June 2007, the Company entered into a representation and finder’s agreement to raise investment capital from potential Korean investment sources, including institutions and individual investors. The finder’s fee is set at 5% of capital raised and up to $10 million of capital raised. In addition, a warrant to purchase 1,000,000 shares of common stock of the Company was granted such that for each $100,000 raised, 10,000 shares shall vest up to the maximum amount of 1,000,000 shares if the full $10 million of capital is raised.

In June 2007, the Company entered into a consulting and finder’s agreement to coordinate and support potential Korean investment opportunities. The Company will pay a cash fee of 5% of the capital raised up to $10 million.

In September 2007, the Company entered into a finder’s fee agreement with a U.S. based firm to raise investment capital from U.S. and European investment sources. The finder’s fee is based on a sliding scale of funds raised starting at 10% and dropping to 1% after $5 million of capital is raised.

In January 2008 the Company entered into a Trustee agreement with an individual to serve as the Trustee for accounts held in Europe by the Company. A 3% fee of shares transferred into the account is payable by the Company for such services.

8. ETHANOL AGREEMENTS

In September 2006, the Company and its wholly-owned subsidiary, HBS BioEnergy (“HBS Bio), entered into an Asset Purchase Agreement with EXL III Group Corporation (“EXL”).  EXL agreed to sell certain assets, including options to purchase certain property in Lumberton County, North Carolina, to HBS Bio.  In consideration for the options, HBS Bio will issue fifty thousand (50,000) shares of the Company’s common stock to EXL, which were placed in escrow in October 2006, and reimburse EXL $40,000 for expenses incurred with respect to the options and related proposed ethanol projects.

The Company and HBS Bio also entered into a Consulting Services Agreement with EXL.  That agreement provides that EXL will supervise, manage, and coordinate the development, construction, and operation of up to three ethanol facilities.  The term of the agreement is two years from the effective date, with an option to extend the term for two additional years by mutual written agreement.

In January 2008 the Company and its subsidiary entered into a mutual termination agreement with Claude Luster and EXL to terminate all agreements signed between the parties in September 2006. Ethanol project expenditures and operations were suspended in July 2007 due to changes in the ethanol market and strategic decisions made by Company management. The final termination agreement required the return of 3.5 million shares of common stock held in escrow for Mr. Luster and EXL back to the Company, payment of remaining consulting fees of approximately $16,000 to EXL and provisions for the partial repayment of expenditures to the Company and HBS Bio if Mr. Luster or EXL pursues a particular project in the Northwest for ethanol production.

In April, 2008, the Company and its subsidiary signed an agreement to transfer its interest in a land purchase agreement, including deposits in escrow, in exchange for 6,000,000 shares of Environmental BioMass Energy (“EBE”) common stock, representing approximately 49% ownership of EBE. The Company also issued 3,000,000 shares of its stock valued at $39,000 to management of EBE as a management performance incentive. The investment in EBE will be accounted for using the equity method.

As of September 30, 2008, the investment in EBE is $0.

9. CONSULTING AGREEMENTS

In January 2008 the Company entered into a consulting agreement with a European entity to assist the Company in locating sales groups that will identify potential European investors to Reg S offering made by the Company. Compensation for services included a stock grant of 1,000,000 Reg S shares valued at $10,000, and 30% of funds received from Reg S investors.

In February, 2008 the Company entered into the extension of a consulting agreement with a consultant to extend an Agreement dated January 3, 2003 to assist the Company in its fund raising efforts in Europe, and in consideration for such extension, the Company issued to the consultant an aggregate of 100,000 free trading shares of common stock valued at $2,000 and 600,000 restricted shares of common shares valued at $12,000.

In March, 2008 the Company entered into a consulting services agreement with an investment relations firm to provide services to increase investor awareness for the Company for which the Company agreed to pay $10,000 and issue 1,400,000 in restricted stock valued at $14,000.

In June, 2008 the Company entered into an agreement with an investor relations firm to provide public relations services including serving as an investment banking liaison, obtaining write ups about the company and acting as an institutional public relations consultant for a six month period in consideration for 12,000,000 shares of restricted common stock valued at $120,000.

In June, 2008 the Company entered into an agreement with a management consulting firm to provide management consulting services in an effort to obtain capital from third parties for working capital in consideration of a success fee of 7% in cash of the amount of capital raised as a result of the efforts of the consulting firm.

10. SEGMENT INFORMATION

The Company previously operated in two reportable segments, as defined by Statement of Financial Accounting Standards (SFAS) No. 131, the development of technology for preservation of certain biologic material and the development of a renewable energy market.

The renewable energy market, formally addressed through its wholly owned subsidiary, HBS BioEnergy is now addressed through HBS’s 49% ownership of common stock of Environmental BioMass Energy, Inc., which is in the business of converting bio-waste to electrical energy. The decision to suspend the ethanol business activity was due to the increasing raw materials cost, making it difficult to obtain financing for the construction and operation of ethanol facilities.

11. SUBSEQUENT EVENTS

In November 2008, the Company received a loan in the amount of $10,000 from an officer of the Company.

In November 2008, the Company filed an S-1 with the SEC pursuant to our agreement with Dutchess.

=========================================================================================================================================================================================

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Human BioSystems

(A Development Stage Company)

Palo Alto, California

We have audited the accompanying consolidated balance sheet of Human BioSystems (A Development Stage Company) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2007 and 2006 and for the period from February 26, 1998 (Inception) through December 31, 2007.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Human BioSystems as of December 31, 2007, and the results of its activities and cash flows for the years ended December 31, 2007 and 2006 and for the period from February 26, 1998 (Inception) through December 31, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations and current liabilities exceed current assets, all of which raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ L.L. Bradford & Company, LLC

March 19, 2008

Las Vegas, Nevada

HUMAN BIOSYSTEMS
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
December 31, 2007

ASSETS

Current assets		
Cash	$	8,700
Prepaid expenses		55,400
Total current assets		64,100
Fixed assets, net		103,300
Other assets		
Loan fees		33,600
Deposit on land purchase		389,700
Total assets	$	590,700

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities		
Accounts payable	$	801,900
Accrued liabilities		197,500
Public relations payable		58,400
Due to stockholders		357,000
Note payable, net of discount		359,000
Note payable for D & O		36,100
Total current liabilities		1,809,900
Long term liabilities		
Due to stockholders		680,000
Total liabilities		2,489,900
Commitments and contingencies		
Stockholders' deficit		
Preferred stock; no par or stated value; 10,000,000 shares authorized, no shares issued or outstanding		-
Common stock; no par or stated value; 300,000,000 shares authorized, 134,992,100 shares issued and 128,098,100 shares outstanding		24,697,100
Loan fees paid in common stock		(26,600)
Accumulated deficit during development stage		(26,569,700)
Total stockholders' deficit		(1,899,200)
Total liabilities and stockholders' deficit	$	590,700

See accompanying notes to financial statements

HUMAN BIOSYSTEMS
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2007	Year ended December 31, 2006	February 26, 1998 (Inception) Through December 31, 2007
Revenue	$ -	$ -	$ -
Operating expenses			
General and administrative			
Stock based compensation	31,200	127,500	4,378,900
Public relations	409,300	1,059,900	5,549,400
Other general and administrative expenses	1,236,200	1,103,300	8,975,800
Total general and administrative	1,676,700	2,290,700	18,904,100
Research and development	282,500	165,700	2,559,900
Ethanol development	934,700	210,000	1,144,700
Sales and marketing	-	-	820,800
Total operating expenses	2,893,900	2,666,400	23,429,500
Loss from operations	(2,893,900)	(2,666,400)	(23,429,500)
Other income (expense)			
Loan fees	-	-	(750,000)
Bad debt related to other receivable	-	-	(502,300)
Loss on investment in marketable securities	(7,600)	-	(770,200)
Forgiveness of debt	100	8,000	105,600
Interest income	5,100	900	8,700
Interest expense	(454,800)	(94,400)	(1,223,200)
Loss before provision for income taxes	(3,351,100)	(2,751,900)	(26,560,900)
Provision for income taxes	800	800	8,800
Net loss	(3,351,900)	(2,752,700)	(26,569,700)
Other comprehensive income (loss), net of tax			
Unrealized gain (loss) on investment in marketable securities	-	30,400	-
Total comprehensive loss	$ (3,351,900)	$ (2,722,300)	$ (26,569,700)
Basic and diluted loss per common share	$ (0.03)	$ (0.04)	$ (0.76)
Basic and diluted weighted average common shares outstanding	113,034,107	73,364,483	34,778,587

See accompanying notes to financial statements

HUMAN BIOSYSTEMS

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business - Human BioSystems (hereinafter referred to as the "Company") is a development stage company incorporated on February 26, 1998 under the laws of the State of California under the name "HyperBaric Systems."  In November of 2002, we changed our name to Human BioSystems. The business purpose of the Company is to develop the technology for preservation of certain biologic material, including platelets (a blood component), red blood cells, heart valves, tissue and organs. The Company is in the tenth year of its research and development activities. The Company's goal is to develop the technology to extend and maintain functionality of these materials for much longer periods of time than is currently possible.

In August 2006, we also entered the renewable energy market through the formation of our wholly-owned subsidiary, HBS BioEnergy (“HBS Bio”).  Although at that time, HBS Bio intended to identify, secure and develop suitable sites for the production of ethanol and biodiesel fuel for the U.S. market using innovative methods to improve the efficiency and cost of producing biofuels, we recently made the decision to continue our efforts in the renewable energy market by focusing on the waste to energy segment of that market using animal and other waste products to produce electrical energy to be sold to utilities versus ethanol and biodiesel fuel production.

Consolidation - The consolidated financial statements include the accounts of Human BioSystems and its wholly owned subsidiary HBS Bio and its majority owned subsidiary HBS BioEnergy DDG Corcoran, LLC (HBS Corcoran). All significant intercompany transactions and balances have been eliminated in consolidation.

Going concern - The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has no operating revenue and incurred a net loss of approximately $3,351,900 for the year ended December 31, 2007. The Company is in the tenth year of research and development, with an accumulated loss during the development stage of approximately $26,569,700. As of December 31, 2007, management is uncertain as to the completion date or if the product will be completed at all.

These conditions give rise to substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management's plan, in this regard, is to raise financing of approximately $4,000,000 through a combination of equity and debt financing. Management believes this amount will be sufficient to finance the continuing research for the next twelve months. However, there is no assurance that the Company will be successful in raising such financing.

Stock split - On July 21, 1998, the Company completed a four for one stock split. All shares and per share data have been restated to reflect the stock split.

Amended Articles of Incorporation - In October 2002, a Certificate of Amendment to the Articles of Incorporation changed the name of the Company to Human BioSystems. The Certificate of Amendment to the Articles of Incorporation also changed the number of authorized shares of common stock from 50,000,000 to 45,000,000. Further, the Certificate of Amendment to the Articles of Incorporation authorized 5,000,000 shares of preferred stock, with preferences and rights to be set by the Board of Directors.

In October 2003, a Certificate of Amendment to the Articles of Incorporation changed the number of authorized shares of common stock from 45,000,000 to 145,000,000.

In May 2007, a Certificate of Amendment to the Articles of Incorporation changed the number of authorized shares of common stock from 145,000,000 to 300,000,000. Further, the Certificate of Amendment of the Articles of Incorporation authorized 10,000,000 shares of preferred stock, with preference and rights to be set by the Board of Directors.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash – The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company places its cash with high quality institutions. Accounts at each institution are insured up to $100,000 by the Federal Deposit Insurance Corporation. As of December 31, 2007, the Company's uninsured cash balance totaled $0.00.

Fixed assets - Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Research and development costs - Research and development expenditures are charged to expenses as incurred.

Advertising and marketing costs - The Company recognizes advertising and marketing costs in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communication advertising in the period in which the advertising space or airtime is used. Advertising costs of approximately $5,900 and $54,600 were incurred for the years ended December 31, 2007 and 2006, respectively.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

As of December 31, 2007, the Company has available net operating loss carryforwards that will expire in various periods through 2027. Such losses may not be fully deductible due to the significant amounts of non-cash service costs and the change in ownership rules under Section 382 of the Internal Revenue Code. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Foreign currency transactions - Gains or losses resulting from foreign currency transactions have been insignificant and are included in the statement of operations when incurred.

New accounting pronouncements - In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (SFAS 157). The standard provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. SFAS 157 must be adopted prospectively as of the beginning of the year it is initially applied. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early application is allowed under certain circumstances. The Company does not expect the adoption of SFAS 159 to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS 141R) which replaces SFAS No. 141. SFAS 141R retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS 141R is effective for the Company beginning January 1, 2009 and will apply prospectively to business combinations completed on or after that date. The Company does not expect the adoption of SFAS 141R to have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51” (SFAS 160) which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for the Company beginning January 1, 2009 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. The Company does not expect the adoption of SFAS 160 to have a material impact on its consolidated financial statements.

2. STOCK COMPENSATION

On January 1, 2006 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment,” requiring the Company to recognize expense related to the fair value of its employee stock option awards. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award. Total stock compensation expense recognized by the Company during the years ended December 31, 2007 and 2006 was $31,200 and $85,200, respectively.

The Company has estimated the fair value of its option awards granted after January 1, 2006 using a modified Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Modified Black-Scholes-Based Option Valuation Assumptions	2007	2006
Fair value of options granted during the period	$ -	$44,700
Expected term (in years)	-	3.1
Expected volatility	-	191%
Weighted average volatility	-	191%
Expected dividend yield	-	0.0%
Risk-free rate	-	4.56%

The following table summarizes the stock option transactions for the twelve months ended December 31, 2007:

Stock Options	Shares	Weighted Average Price	Aggregate Intrinsic Value
Outstanding at January 1, 2007	1,484,000	$0.33	$6,200
Granted	-	-	-
Exercised	-	-	-
Expired	368,000	$0.46	-
	--------------		--------------
Outstanding at December 31, 2007	1,116,000	$0.29	$6,200
	========		========
Exercisable at December 31, 2007	982,000	$0.30	$6,200

The aggregate intrinsic value of options exercised during the twelve months ended December 31, 2007 and 2006 was zero and zero, respectively.

3. INVESTMENT IN MARKETABLE SECURITIES

On July 29, 2004, the Company entered into a Stock Purchase Agreement (the "Purchase Agreement") with Langley Park Investments, PLC ("Langley"), a London Investment Company, to issue 7,000,000 shares of the Company's common stock to Langley in return for 512,665 shares of Langley. The Company issued the 7,000,000 shares during August 2004. Fifty percent of Langley shares issued to the Company under this agreement were held in escrow for two years as a downside price protection against 7,000,000 shares issued to Langley. In the event of a decline in the market price of the Company's common stock at the end of two years, the Company would have been required to sell to Langley the amount of Langley shares held in escrow equal to (i) the original number of Langley shares issued as consideration under the Purchase Agreement multiplied by (ii) the percentage decrease in the market price of the Company's common stock. The Company's shares were to be held by Langley for a period of at least two years. The Purchase Agreement became effective during October 2004 when Langley was approved for trading by the UK Listing Authority and Langley shares began trading.  The holding period expired in October 2006 and Langley transferred the shares from escrow. A finder’s fee of 25,600 shares, valued at approximately $6,600, was paid for this transfer. As of December 31, 2006 the Company had a balance of 487,000 Langley shares, which were sold on January 30, 2007 for $140,700, for a net loss on investment of $7,600.

4. FIXED ASSETS

A summary of fixed assets as of December 31, 2007 is as follows:

Equipment	$130,900
Less: accumulated depreciation	27,600
Fixed assets, net	$103,300
=======

Depreciation expense for the years ended December 31, 2007 and 2006 was $20,000 and $5,300, respectively.

5. RELATED PARTY TRANSACTIONS

On February 26, 1998, the Company issued 877,500 shares of common stock valued at $0.0025 per share to an officer and director of the Company for services rendered. On July 18, 1998, this officer purchased 40,000 additional shares of common stock for $0.25 per share.

On February 26, 1998, the Company issued 877,500 shares of common stock valued at $0.0025 per share to an officer and director of the Company for services rendered.

On February 26, 1998, the Company issued 60,000 shares of common stock valued at $0.0025 per share to a director of the Company for services rendered in organizing meetings with potential business partners and providing general business consultation services. On April 6, 1998, this director purchased 60,000 additional shares of common stock for $0.25 per share and was issued a warrant to purchase 50,000 shares of restricted common stock at $0.375 through March 24, 2000. In July 1998, this director purchased 73,600 additional shares of common stock for $0.25 per share and was issued an option to purchase 20,000 shares of common stock at $0.025 per share pursuant to the Company's Non- Statutory Incentive Stock Option Plan. In May 1999, this director purchased 3,000 additional shares of common stock for $1.50 per share. In August 1999, this director exercised the vested portion of this stock option and purchased 6,000 shares of common stock.

On February 26, 1998, the Company issued 488,000 shares of common stock valued at $0.0025 per share to three consultants for technical, translation and business consultation services rendered.

On June 1, 1998, the Company entered into an Agreement of Assignment of Patent and Technology with Leonid Babak and Vladimir Serebrennikov whereby these individuals assigned to the Company the entire worldwide right, title and interest in and to their invention of technology for preserving and transporting biologic and non-biologic material and in and to all of the discoveries, concepts and ideas whether patentable or not. Pursuant to this Agreement of Assignment of Patent and Technology, each individual received 877,500 shares of the Company's common stock with an ascribed value of $2,200, determined at the time of issuance on February 26, 1998 at $0.0025 per share, which has been expensed as research and development.

In September 1998, the Company issued 600,000 shares of common stock to its legal counsel at the fair market value of $0.25 per share for services rendered in connection with a private placement and $600 cash, for an aggregate value of $150,000. Since the services related to the offering, the $149,400 cost has been recorded as a cost of the offering. There was no effect on operations.

During fiscal year 2000, a stockholder relinquished 320,000 shares of the Company's common stock held by this stockholder to three consultants to satisfy outstanding amounts due to them. The stockholder subsequently received 330,000 shares of the Company's common stock from the Company to replace shares relinquished to these consultants. The value of the shares relinquished and 10,000 additional shares issued to the stockholder by the Company, have been allocated between stock based compensation approximating $56,400 and prepaid consulting services related to issuance of common stock approximating $48,300 as of December 31, 2000.

In July 2001, the Company granted warrants to purchase 608,900 shares of common stock at $0.01 per share in satisfaction of a stockholder's accrued wages of $274,000.

During fiscal year 2002, the CEO and director exercised options to purchase 260,000 shares for $2,600. Further, the Company sold 109,000 shares to a director of the Company for $24,000 at approximately $2,000 below fair value.

During April 2003, the Company issued 74,200 shares of common stock to a stockholder and director of the Company in satisfaction of $10,000 in principal of a promissory note and $4,700 in interest.

During May 2003, the Company issued 38,400 shares of common stock to a stockholder and director of the Company in satisfaction of $5,000 in principal of a promissory note and $400 in interest.

During July 2003, the Company issued 51,100 shares of common stock to a stockholder and director of the Company in satisfaction of $9,200 in principal of a promissory note and $100 in interest.

During February 2004, the Company granted options to purchase 1,000,000 shares of common stock at $0.11 per share to various employees and directors. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $20,000 per APB No. 25.

During March 2004, the Company issued 5,266,900 shares of the Company's common stock to various stockholder employees and directors of the Company in satisfaction of $579,400 (excluding interest of $316,000) in accrued wages and vacation. Additionally, during the nine months ended September 30, 2004, the Company issued 127,400 shares of common stock to a stockholder and director in satisfaction of $15,000 (excluding interest of $2,700) in principal of a promissory note payable.

During March 2005, the Company granted options to purchase 150,000 shares of common stock at $0.11 per share to an officer. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $0.00 under APB No. 25.  The Company also granted options to purchase 50,000 shares of common stock at $0.23 per share to a former director. The options vest 30% after one year, 30% after two years, and 40% after three years and were valued at $0.00 under APB No. 25.

During August 2005, the Company granted options to purchase 50,000 shares of common stock at $0.73 per share to an officer and a director. The options vest 30% upon grant, 30% after one year, and 40% after two years or monthly over one year and were valued at $36,400 per FAS 123. For the year ended December 31, 2005, the Company expensed approximately $6,300 related to the vested portion of the options.

During August 2005, the Company granted options to purchase 96,000 shares of common stock at $0.73 per share to an officer and a director. The options vest at the rate of 8,000 shares per month over 12 months and were valued at $63,200 per FAS 123. For the year ended December 31, 2005, the Company expensed approximately $18,600 related to the vested portion of the options.

During March 2006, the Company granted options to purchase 100,000 shares of common stock at $0.23 per share to an officer. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $0.00 under FAS 123(R).

During August 2006, the Company issued 714,300 shares of the Company’s common stock for cash at $0.14 per share to an officer, at approximately $28,600 below fair market value. The discounted value was expensed.

During August 2006, the Company issued 178,600 shares of the Company’s common stock for cash at $0.14 per share to a director, at approximately $7,100 below fair market value. The discounted value was expensed.

During August 2006, the Company granted options to purchase 35,000 shares of common stock at $0.18 per share to an officer. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $0.00 under FAS 123(R).

During September 2006, the Company issued 50,000 shares of the Company’s common restricted stock to a corporation wholly owned by its principal, who became an officer of HBS Bio at the close of the transaction. The shares are for assets to be transferred to HBS Bio at close of escrow, and are considered issued but not outstanding.

During December 2006, the Company granted options to purchase 150,000 shares of common stock at $0.10 per share to an officer and employee. The options vest 30% upon grant, 30% after one year, and 40% after two years and were valued at $0.00 under FAS 123(R).

In March 2007, the Company entered into a loan agreement with a director. The director agreed to loan the Company $500,000 for a term of two years from March 21, 2007, with a closing cost of $1,718 to be added into the first month’s interest payment. The loan bears interest at the rate of 9.25% per annum and provides for interest-only monthly payments with a balloon payment at the end of the term for the principal amount. The Company issued 100,000 shares of restricted common stock and 900,000 warrants valued at $30,000 to the lender for loan fees. The $30,000 loan discount is being accreted; $11,200 of this discount was accreted during the year ended December 31, 2007.

In June 2007, the Company issued 200,000 shares of restricted common stock to a director for services valued at $10,000.

In October 2007, the Company, HBS Bio and HBS Bio’s LLC partner entered into an investment agreement with an officer. The officer agreed to invest $150,000 into the LLC project in exchange for a return on investment formula. Under this formula, the original investment amount is to be returned to the investor on the earlier of the receipt of (i) long term funding the project or (ii) proceeds from the sale of the planned land parcels. The $150,000 was used by the LLC to make one of several deposits on real property located in Tulare County which the Company expects to use for its waste to energy business.

A 20% bonus ($30,000) of the investment amount is to be paid at the same time as the return of the original investment. Additionally, the investor is to be paid his pro rata share of 10% of net cash flow  beginning the first year the investment project starts to produce revenue and thereafter until such time as the investor receives two times the original investment amount.

Stockholder payables consist of the following as of December 31, 2007:

Wages payable to stockholder employees	$344,400

Accrued interest on notes payable	19,500

Employee advances	(6,900)
Total current liabilities due to stockholders	357,000
Promissory note payable to stockholder and director of the Company, unsecured, bearing interest at 9.25% per annum, due March 21, 2009 Advance to LLC by officer	500,000 180,000
Total	$1,037,000
==========

6. NOTES PAYABLE

In March 2006, the Company entered into a loan agreement with an independent lender.  The lender agreed to loan the Company an amount based on 50% of the value of a portfolio of 500,000 shares of the Company’s common stock (approximately $75,000).  These shares were held as collateral only. The lender received a loan fee equal to five percent of the gross loan proceeds (approximately $3,700). The conversion feature related to the note payable was recorded as a discount of $75,000; $19,800 of this discount was accreted during the year ended December 31, 2006 and $55,200 was accreted during the twelve months ended December 31, 2007. The agreement calls for interest payment of 4.99% annual rate of the loan amount payable quarterly for period three years. At maturity, the Company has the option to pay off the loan balance and receive the same number of shares pledged, sell the pledged shares under certain conditions or renew the loan under certain conditions, or forfeit the shares and not repay the loan. In January of 2007 an additional 166,666 shares of stock were issued for collateral. In December of 2007 the Company decided to forfeit all 666,666 shares held as collateral and the loan was considered paid.

In November 2006, the Company entered into a finance agreement for payment of its D&O insurance.  The total amount financed was $53,700 at an annual percentage rate of 9.29%. The agreement calls for monthly payments of approximately $6,200 per month through July 2007. The balance payable as of December 31, 2007 was $0.

In November 2006, the Company entered into a loan transaction with Dutchess Private Equities, LP (“Dutchess”), and issued to Dutchess a Promissory Note (“First Dutchess Note”) with a face value of $1,200,000, with net proceeds to the Company from the transaction of $1,000,000 and an imputed annual rate of interest of 43.278%. The First Dutchess Note matured on August 31, 2007. Repayment of the face value will be made monthly in the amount of $120,000, plus 50% of any proceeds raised over $120,000 per month from Puts, issued by the Company as collateral. Thirty such Puts were issued and are to be used only in the case of a default under the terms of the loan agreement. If the First Dutchess Note’s face value is not paid off by maturity, the Company will be required to pay an additional 10% on the face value of the First Dutchess Note, plus 2.5% per month, compounded daily, until the First Dutchess Note is paid off. The Company may be required to pay penalties if certain obligations under the First Dutchess Note are not met. If the Company raises financing of more than $2,000,000, Dutchess may require that the Company use the balance of any amount over $2,000,000 to pay any amounts due on the First Dutchess Note. The Company issued 500,000 Holder Shares, which will carry piggyback registration rights in the next registration statement. An additional 500,000 shares will be required each time an eligible registration statement is filed and the shares are not included. The $200,000 loan discount is being accreted: $40,000 of this discount was accreted during the year ended December 31, 2006 and $160,000 was accreted during the year ended December 31, 2007. The balance payable as of December 31, 2007 was $240,000.

.

In May 2007, the Company entered into a loan transaction with Dutchess and issued to Dutchess a Promissory Note (“Second Dutchess Note”) with a face value of $462,000, with net proceeds to the Company from the transaction of $350,000 and an imputed annual rate of interest of 63.108%.  The Second Dutchess Note matures on April 15, 2008. Repayment of the face value will be made monthly in an amount of the greater of 1) 100% of the proceeds raised from Puts given to Dutchess (as the “Investor” see note 8) by the Company, exceeding $120,000 per month (“Threshold Amount”) or 2) $51,333 per month. The lender received a loan fee of $25,000, payable in restricted stock. The $77,000 loan discount is being accreted; $52,500 of this discount was accreted during the year ended December 31, 2007. The balance payable as of December 31, 2007 was $119,000.

The Company is currently in default on the First Dutchess Note and Second Dutchess Note due to the non-payment or insufficient payment of the agreed monthly principal amounts due under the notes. The Company is currently negotiating a payment plan that is acceptable to Dutchess.  Although the Company is in default on the two notes, Dutchess has not exercised its right to increase the face amount of the loans or the interest rates, however Dutchess did exercise its right to convert 740,966 shares under the First Dutchess Note.

In November 2007, the Company entered into a finance agreement for payment of its D&O insurance.  The total amount financed was $46,350 at an annual percentage rate of 9.41%. The agreement calls for monthly payments of approximately $5,400 per month through July 2008. The balance payable as of December 31, 2007 was $36,100.

7. COMMON STOCK

The Company undertook an offering, under Regulation D, Rule 504 pursuant to which it sold 1,000,000 shares of common stock at $0.25 per share to raise $250,000 via an Offering Memorandum dated August 15, 1998 (the "Offering"). The Offering commenced on August 15, 1998 and terminated on September 4, 1998. The transfer of 42,800 of the 1,000,000 shares is limited under the provisions of Rule 144(e) because these shares were issued to affiliates or control persons and are therefore control stock. The remaining 957,200 of the 1,000,000 shares were issued to non-affiliates and are therefore unrestricted.

On June 21, 1999, the stockholders approved an increase in the authorized number of shares of common stock from 10,000,000 to 50,000,000 shares.

During fiscal year 1999, the Company undertook a private placement, under Regulation D, Rule 505 pursuant to which it offered to sell 2,000,000 shares of common stock at $1.50 per share under an Offering Memorandum dated September 1, 1999 and was effectively terminated on June 15, 2000. Each two shares were accompanied by a two-year warrant to purchase an additional share of common stock at $2.50 per share. During the year ended December 31, 2000 and 1999, 140,100 and 287,200 shares of common stock, respectively, were sold under the terms of this private placement. Except for the exercise of stock options, all other stock sales in 1999 were to various individuals at $1.50 per share.

In May and December 1999, the Company issued 5,200 shares valued at $1.50 per share to two unrelated parties for services rendered.

During fiscal year 2000, the Company undertook a private placement, under Regulation D, Rule 506 pursuant to which it offered to sell 2,000,000 shares of common stock at $1.50 per share under an Offering Memorandum dated February 2, 2000, which was effectively terminated on June 15, 2000. Each two shares were accompanied by a two-year warrant to purchase an additional share of common stock at $2.50 per share. During the year ended December 31, 2000, 224,500 shares of common stock were sold under the terms of this private placement.

The Company issued 206,700 shares of common stock during fiscal year 2000 related to conversion of promissory notes, totaling $67,500 resulting from the June 15, 2000 rescission offer.

During the third and fourth quarters of 2000, the Company issued 907,500 shares of common stock with a weighted average fair value of $0.37 per share to seven unrelated parties for services to be rendered with terms up to 12 months. As of December 31, 2002 and 2001, $0.00 and $195,200 has been recorded as stock based compensation for the services.

The Company issued 510,000 shares of common stock in January 2001 for a consulting agreement that was terminated in August 2001, as discussed in Note 8.

The Company issued 416,600 shares of common stock during the first quarter of 2001 related to conversion of promissory notes, totaling $218,800 resulting from the June 15, 2000 rescission offer.

The Company issued 800,000 shares of common stock in April 2001 related to a stock purchase agreement totaling $104,000.

During the second and third quarters of 2001, the Company issued 67,600 shares of common stock with a weighted average fair value of $0.37 per share to five unrelated parties in satisfaction of outstanding accounts payable totaling $24,800.

The Company issued 257,300 shares of common stock in September 2001 related to the conversion of a promissory note totaling $272,000.

During the third and fourth quarter of 2001, the Company issued 135,000 and 19,600 shares, respectively, of common stock with a weighted average fair value of $0.64 per share to five unrelated parties for services rendered totaling $98,500.

The Company issued 150,000 shares of common stock in September 2001 in exchange for a termination of a consulting agreement, as discussed in Note 8.

The Company issued 72,100 shares of common stock in January 2002 related to the conversion of a promissory note totaling $54,300, including accrued interest of $7,200.

During the first and second quarters of 2002, the Company issued 317,500 shares of common stock with a weighted average fair value of $0.76 per share to eight unrelated parties recorded as stock based compensation totaling $264,000.

In April 2002, a check received from a stockholder for stock issued in 2001 was returned by the bank due to insufficient funds. The stockholder agreed to return approximately 106,400 shares of the Company's common stock. The Company recorded a stock receivable totaling $50,000 as other receivables. In August 2002, the 106,400 shares of common stock were returned to the Company and cancelled.

The Company issued 54,100 shares of common stock in July 2002 with a weighted average fair value of $0.31 per share to eight unrelated parties in satisfaction of accrued liabilities totaling $17,000.

During the third and fourth quarters of 2002, the Company issued 80,200 shares of common stock with a weighted average fair value of $0.46 per share to four unrelated parties recorded as stock based compensation totaling $36,900.

During the first and second quarters of 2003, the Company issued 299,700 shares of common stock with a weighted average fair value of $0.20 per share to 19 unrelated parties recorded as stock based compensation totaling $61,300.

During the third and fourth quarters of 2003, the Company issued 478,000 shares of common stock with a weighted average fair value of $0.14 per share to 10 unrelated parties recorded as stock based compensation totaling $96,600.

During the first quarter of 2004, the Company issued 512,900 shares of common stock for cash totaling $114,400 (including offering costs of $66,500).

During the first quarter of 2004, the Company issued 840,600 shares of common stock for services totaling $153,400.

During the first quarter of 2004, the Company issued 124,500 shares of common stock in satisfaction of accounts payable totaling $21,200 (including interest of $7,500).

During the first quarter of 2004, the Company issued 233,500 shares of common stock in satisfaction of accrued liabilities totaling $39,700 (including interest of $14,000).

During the second quarter of 2004, the Company issued 469,600 shares of common stock for cash totaling $69,100 (including offering costs of $36,300).

During the second quarter of 2004, the Company issued 412,000 shares of common stock for services totaling $67,500.

During the second and fourth quarter of 2004, the Company issued 130,000 shares of common stock to certain employees of the Russian Branch for services totaling $64,000 (including accrued liabilities of $30,400).

During the second quarter of 2004, the Company issued 318,200 shares of common stock in satisfaction of accounts payable totaling $54,100 (including interest of $19,100).

During the second quarter of 2004, the Company issued 99,900 shares of common stock in satisfaction of accrued liabilities totaling $17,000 (including interest of $6,000).

During the third quarter of 2004, the Company issued 450,800 shares of common stock for services totaling $52,100.

During the third quarter of 2004, the Company issued 600,900 shares of common stock for cash totaling $68,600 (including offering costs of $73,400).

During the fourth quarter of 2004, the Company issued 5,174,100 shares of common stock for cash totaling $747,300 (including offering costs of $670,300).

During the fourth quarter of 2004, the Company issued 12,900 shares of common stock for services totaling $1,200.

During the fourth quarter of 2004, the Company issued 150,000 shares of common stock in satisfaction of accounts payable totaling $11,000.

During the first quarter of 2005, the Company issued 1,746,100 shares of common stock for cash totaling $262,200 (including offering costs of $609,900).

During the first quarter of 2005, the Company issued 282,200 shares of common stock for services totaling $31,600.

During the first quarter of 2005, the Company issued 111,100 shares of common stock in relation to the exercise of warrants for cash totaling $1,100.

During the second quarter of 2005, the Company issued 3,951,000 shares of common stock for cash totaling $178,700 (including offering costs of $975,400).

During the second quarter of 2005, the Company issued 300,000 shares of common stock pursuant to a termination agreement with a consultant totaling $249,000.

During the second quarter of 2005, the Company issued 487,200 shares of common stock in relation to the exercise of options and warrants for cash totaling $42,800.

During the second quarter of 2005, the Company received $226,100 in cash for 500,000 shares of free trading common stock. These shares have not been delivered. The $226,100 is classified as other liabilities as of December 31, 2005.

During the third quarter of 2005, the Company issued 310,000 shares of common stock in relation to the exercise of options and warrants for cash totaling $39,300.

During the third quarter of 2005, the Company issued 70,500 shares of common stock in relation to a cashless exercise of options. In order to initiate the exercise, the holder gave up options to purchase 29,500 shares of the Company's common stock as consideration for the exercise in place of cash. The 29,500 shares were the equivalent of the cash the Company would have received under the terms of the option agreement.

During the third quarter of 2005, the Company recognized offering costs totaling $5,700 due to a foreign currency translation loss recognized in relation to cash received during the second quarter for the sale of common stock.

During the third quarter of 2005, the Company issued 5,300 shares of common stock in satisfaction of accounts payable totaling $1,700.

During the third quarter of 2005, the Company issued 180,000 shares of common stock for services totaling $150,600.

During the fourth quarter of 2005, the Company issued 316,000 shares of common stock for services totaling $56,700.

During the fourth quarter of 2005, the Company issued 1,000 shares of common stock in satisfaction of accounts payable totaling $600.

During the fourth quarter of 2005, the Company issued 501,000 shares of common stock for cash totaling $182,700 (including offering costs of $136,700).

During the first quarter of 2006, the Company issued 354,800 shares of common stock for cash totaling $50,000 (including offering costs of $69,400).

During the second quarter of 2006, the Company issued 2,194,000 shares of common stock for cash totaling $414,200 (including offering costs of $227,000).

During the third quarter of 2006, the Company issued 912,400 shares of common stock for cash totaling $82,500 (including offering costs of $9,600).

During the fourth quarter of 2006, the Company issued 1,486,600 shares of common stock for cash totaling $97,300 (including offering costs of $54,500).

In the first quarter of 2006, the Company entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  The Company paid for such services with a combination of $29,000 in cash, and 245,400 shares of free trading common stock valued at $82,100.

In the first quarter of 2006, the Company issued 45,000 shares of free trading common stock in satisfaction of accounts payable, valued at $15,800.

In the first quarter of 2006, the Company issued 12,900 shares of restricted common stock and 12,800 shares of free trading common stock valued at $10,000 for a public relations payable.

In the first quarter of 2006, the Company issued 125,900 shares of restricted common stock and 126,000 shares of free trading common stock valued at $90,000 for services related to public relations.

In the second quarter of 2006, the Company entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  The Company paid for such services with a combination of $29,000 in cash and 613,600 shares of free trading common stock valued at $157,800.

In the second quarter of 2006, the Company issued 159,400 shares of restricted common stock and 159,500 shares of free trading common stock, valued at $83,200, for services related to public relations.

In the second quarter of 2006, the Company issued 17,800 shares of restricted common stock in satisfaction of accounts payable, valued at $5,300.

In the third quarter of 2006, the Company entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  The Company paid for such services with 1,500,000 shares of free trading common stock valued at $241,000.

In the third quarter of 2006, the Company issued 206,700 shares of restricted common stock and 206,700 shares of free trading common stock, valued at $67,500, for services related to public relations.

In the third quarter of 2006, the Company issued 74,400 shares of restricted common stock, valued at $9,300, in satisfaction of accounts payable.

In the third quarter of 2006, the Company issued 100,000 shares of free trading common stock, valued at $11,000 in satisfaction of accounts payable.

In the third quarter of 2006, the Company issued 500,000 shares of free trading common stock, valued at $226,000, in satisfaction of liabilities.

In the third quarter of 2006, the Company issued 3,450,000 shares of the Company’s common stock to a corporation wholly owned by its principal, who became an officer of HBS BioEnergy at the close of the transaction.  The shares were held in escrow to be released upon reaching certain performance milestones, and were considered issued but not outstanding.

In the fourth quarter of 2006, the Company issued 151,300 shares of restricted common stock and 151,200 shares of free trading common stock, valued at $37,800, for services related to public relations.

In the fourth quarter of 2006, the Company issued 9,800 shares of restricted common stock, valued at $1,200, in satisfaction of accounts payable.

In the fourth quarter of 2006, the Company entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe.  The Company paid for such services with 460,000 shares of free trading common stock and 500,000 shares of restricted common stock, valued at $116,500.

In January 2007, the Company issued 25,800 shares of restricted common stock and 25,800 shares of free trading common stock valued at $5,700 for services related to public relations.

In January 2007, the Company issued 500,000 shares of free trading common stock valued at $35,000 for services related to investor awareness.

In February 2007, the Company entered into an addendum to a consulting agreement with a consultant for the sale of common stock in Europe pursuant to a trustee arrangement.  The Company agreed to pay the consultant a commission equal to three percent of the proceeds from the sale of such shares. The Company issued 280,000 shares of free trading common stock during the first quarter of 2007, which were valued at $30,900 and included offering costs totaling $494,400.

In February 2007 the Company entered into an extension of an agreement signed in 2003 with the above-referenced consultant for services, including the coordination of investor relations in Europe.  In consideration for such extension, the Company issued to the consultant an aggregate of 250,000 free trading shares of common stock valued at $30,000.

In February 2007, the Company issued 43,200 shares of restricted common stock and 43,100 shares of free trading common stock valued at $11,500 for services related to public relations.

In February 2007, the Company issued 9,600 shares of restricted common stock in satisfaction of accounts payable, valued at $1,200.

In March 2007, the Company issued 27,300 shares of restricted common stock and 27,400 shares of free trading common stock valued at $5,400 for services related to public relations.

In March 2007, the Company issued 50,000 shares of restricted common stock for $5,400 in cash.

In the first quarter of 2007, the Company issued 5,396,300 shares of free trading common stock in Europe for $119,800 cash (net of offering costs totaling $494,400).

In April 2007, the Company issued 100,000 shares of restricted common stock and warrants to purchase an aggregate of 900,000 shares of common stock, valued at $30,000, for loan fees (see note 5).

In April 2007, the Company issued 1,025,000 shares of free trading common stock valued at $85,500 for services related to investor awareness.

In April 2007, the Company issued 11,000 shares of restricted common stock in satisfaction of accounts payable, valued at $1,100.

In April 2007, the Company issued 50,000 shares of restricted common stock valued at $4,000 and 50,000 warrants valued at $4,000 for services related to a HBS Bio project.

In April 2007, the Company issued 23,200 shares of restricted common stock and 23,300 shares of free trading common stock valued at $4,000 for services related to public relations.

In May 2007, the Company issued 7,500 shares of restricted common stock in satisfaction of accounts payable, valued at $700.

In May 2007, the Company issued 250,000 shares of restricted common stock valued at $25,000 for loan fees.

In May 2007, the Company issued 40,900 shares of restricted common stock and 40,800 shares of free trading common stock valued at $8,400 for services related to public relations.

In May 2007, the Company issued 72,000 shares of free trading common stock valued at $7,900 for consultant services, including the coordination of investor relations in Europe.

In June 2007, the Company issued 12,700 shares of restricted common stock in satisfaction of accounts payable, valued at $1,300.

In June 2007, the Company issued 200,000 shares of restricted common stock to a director for services valued at $10,000.

In June 2007, the Company issued 50,000 shares of restricted common stock for $2,300 in cash.

In June 2007, the Company issued 23,200 shares of restricted common stock and 23,200 shares of free trading common stock valued at $3,500 for services related to public relations.

In June 2007, the Company issued warrants to purchase an aggregate of 91,700 shares of common stock, valued at $9,100, in satisfaction of accounts payable.

In the second quarter of 2007, the Company issued 5,057,000 shares of free trading common stock in Europe for $390,600 in cash (net of offering costs totaling $128,100).

In July 2007, the Company issued 22,000 shares of restricted common stock and 22,100 shares of free trading common stock valued at $3,100 for services related to public relations.

In July 2007, the Company issued 4,300 shares of restricted common stock, valued at $300, in satisfaction of accounts payable.

In August 2007, the Company issued 444,400 shares of restricted common stock for $20,000.

In August 2007, the Company issued 15,500 shares of restricted common stock and 15,500 shares of free trading common stock valued at $1,800 for services related to public relations.

In August 2007, the Company issued 68,900 shares of restricted common stock, valued at $3,400, in satisfaction of accounts payable.

In September 2007, the Company issued 7,300 shares of restricted common stock and 7,200 shares of free trading common stock valued at $600 for services related to public relations.

In September 2007, the Company issued 9,300 shares of restricted common stock, valued at $500, in satisfaction of accounts payable.

In the third quarter of 2007, the Company issued 465,700 shares of free trading common stock in Europe for $19,300 in cash (net of offering costs totaling $9,100).

In October 2007, the Company issued 7,000 shares of restricted common stock and 6,900 shares of free trading common stock valued at $400, for services related to public relations.

In October 2007, the Company issued 25,000 shares of free trading common stock in Europe for ($400) cash (net of offering costs totaling $1,300).

8. STOCK OPTION PLANS AND WARRANTS

The Company adopted the following plans during 1998:

Statutory Incentive Stock Option Plan

The purpose of this plan is to strengthen the Company by providing incentive stock options as a means to attract, retain and motivate corporate personnel. The options may not be granted to employees who own stock possessing more than 10% of the total combined voting power of the stock of the Company. As of December 31, 2007, 600,000 shares have been authorized for option grants.

A summary of the status of this plan as of December 31, 2007, and changes during the period from February 26, 1998 (date of inception) to December 31, 2007 is presented in the following table:

                                          Shares                          Weighted

                                       Available for           Options     Average

                                           Grant             Outstanding    Price

                                      -------------         -----------   --------

Authorized, February 26, 1998

  (date of inception)                      600,000                  --    $    --

Granted                                   (250,000)            250,000       0.07

                                         ---------            --------     ------

Balance, December 31, 1998                 350,000             250,000       0.07

Granted                                   (325,000)            325,000       0.58

Forfeited                                   75,000             (75,000)      0.50

                                         ---------            --------     ------

Balance, December 31, 1999                 100,000             500,000       0.34

Granted                                    (75,000)             75,000       1.50

Exercised                                       --            (152,000)      0.03

Forfeited                                       --                  --         --

                                         ---------            --------     ------

Balance, December 31, 2000                  25,000             423,000       0.67

Granted                                   (150,000)            150,000       0.23

Forfeited                                  150,000            (150,000)      0.72

                                         ---------            --------     ------

Balance, December 31, 2001                  25,000             423,000       0.53

Granted                                         --                  --         --

Forfeited                                       --                  --         --

                                         ---------            --------     ------

Balance, December 31, 2002                  25,000             423,000       0.53

Granted                                         --                  --         --

Forfeited                                  150,000            (150,000)      0.50

Expired                                     48,000             (48,000)      0.03

                                         -----------          ---------   --------

Balance, December 31, 2003                 223,000             225,000       0.65

Granted                                         --                  --         --

Forfeited                                       --                  --         --

Expired                                         --                  --         --

                                         -----------          ---------   ---------

Balance, December 31, 2004                 223,000             225,000       0.65

Granted                                         --                  --         --

Forfeited                                  150,000            (150,000)      0.23

Expired                                     75,000             (75,000)      1.50

                                         -----------          ---------   ---------

Balance, December 31, 2005                 448,000                  --         --

Granted                                         --                  --         --

Forfeited                                       --                  --         --

Expired                                         --                  --         --

                                         -----------          ---------   ---------

Balance, December 31, 2006                 448,000                  --         --

Granted                                         --                  --         --

Forfeited                                       --                  --         --

Expired                                         --                  --         --

                                         -----------          ---------   ---------

Balance, December 31, 2007                 448,000                  --    $    --

                                          =========          ==========     =======

The weighted-average fair value of statutory stock options granted during 2007 and 2006 was $0.00 and $0.00, respectively.

Compensation expense under FAS 123(R) in 2007 and in 2006 relating to statutory options that became exercisable in 2007 and 2006 was $0.00 and $0.00, respectively.

Non-Statutory Incentive Stock Options Plans

The purpose of this plan is to promote the interest of the Company by providing a method whereby non-employees, advisory board members, members of the board of directors, consultants and independent contractors, who provide valuable services to the Company, may be offered incentives as rewards which will encourage them to acquire a proprietary interest in the Company. As of December 31, 2007, 2,000,000 shares have been authorized for option grants.

A summary of the status of this plan as of December 31, 2007 and changes during the period from February 26, 1998 (date of inception) to December 31, 2007 is presented in the following table:

                                                                       Weighted

                                      Shares                            Average

                                     Available         Options         Exercise

                                     For Grant       Outstanding         Price

                                   -----------      ------------      ---------

Authorized, February 26, 1998,

   (date of inception)               2,000,000               --      $      --

Granted                               (800,000)         800,000           0.24

                                    ----------         --------          -----

Balance, December 31, 1998           1,200,000          800,000           0.24

Granted                               (142,500)         142,500           0.32

Exercised                                   --          (31,000)          0.01

Forfeited                              350,000         (350,000)          0.50

                                    ----------         --------          -----

Balance, December 31, 1999           1,407,500          561,500           0.12

Granted                               (382,500)         382,500           0.84

Exercised                                   --         (197,000)          0.06

Forfeited                                   --               --             --

                                    ----------         --------          -----

Balance, December 31, 2000           1,025,000          747,000           0.40

Granted                               (300,000)         300,000           0.29

Exercised                                   --         (249,000)          0.05

Forfeited                                   --              --              --

                                    ----------         --------          -----

Balance, December 31, 2001             725,000          798,000           0.56

Granted                                     --               --             --

Exercised                                   --          (20,000)          0.07

Forfeited                                   --               --           0.03

                                    ----------         --------          -----

Balance, December 31, 2002             725,000          778,000           0.58

Granted                                     --               --             --

Forfeited                               75,000          (75,000)          0.32

Expired                                 73,000          (73,000)          0.03

                                   ------------        ---------         ------

Balance, December 31, 2003             873,000          630,000           0.67

Granted                                     --               --             --

Forfeited                                   --               --             --

Expired                                132,500         (132,500)          0.33

                                   ------------       ----------        -------

Balance, December 31, 2004           1,005,500          497,500           0.76

Granted                                     --               --             --

Exercised                                   --          (70,526)          0.28

Forfeited                               69,474          (69,474)          0.15

Expired                                232,500         (232,500)          1.35

                                   ------------       ----------        -------

Balance, December 31, 2005           1,307,474          125,000           0.28

Granted                                     --               --             --

Exercised                                   --               --             --

Forfeited                                   --               --             --

Expired                                125,000         (125,000)          0.28

                                   ------------       ----------        -------

Balance, December 31, 2006           1,432,474               --             --

Granted                                     --               --             --

Exercised                                   --               --             --

Forfeited                                   --               --             --

Expired                                     --               --             --

                                   ------------       ----------        -------

Balance, December 31, 2007           1,432,474               --      $      --

                                   ===========         ==========        ======

The weighted-average fair value of non-statutory stock options granted during 2007 and 2006 was $0.00 and $0.00, respectively.

Compensation expense under SFAS No. 123 relating to non-statutory stock options that became exercisable in 2007 and 2006 was $0.00 and $0.00, respectively.

The Company adopted the following plan during 2001:

Stock Option Plan

The purpose of this plan is to encourage selected officers and key employees to accept or continue employment with the Company, increase the interest of selected officers, directors, key employees and consultants in the Company's welfare through the participation in the growth in value of the common stock of the Company. As of December 31, 2007, 5,000,000 shares have been authorized for option grants. The Company grants both statutory and non-statutory stock options under this plan. During 2007 and 2006, the Company granted 0 and 250,000 statutory options, respectively, and 0 and 35,000 non-statutory options, respectively. As of December 31, 2007, outstanding statutory and non- statutory options total 665,000 and 451,000, respectively.

A summary of the status of this plan as of December 31, 2007 and changes during the period from August 4, 2001 (date of option plan inception) to December 31, 2007 is presented in the following table:

                                                                       Weighted

                                      Shares                            Average

                                     Available         Options         Exercise

                                     For Grant       Outstanding         Price

                                   -----------      ------------      ---------

Authorized, August 4, 2001,

(date of inception)                  1,585,500               --      $      --

Granted                               (225,000)         225,000           0.35

Forfeited                                   --               --             --

                                     ---------          -------          -----

Balance, December 31, 2001           1,360,500          225,000           0.35

Granted                               (569,000)         569,000           0.41

Forfeited                               75,000          (75,000)          0.85

                                     ---------          -------          -----

Balance, December 31, 2002             866,500          719,000           0.41

Granted                               (305,000)         305,000           0.15

Forfeited                               75,000          (75,000)          0.54

Expired                                150,000         (150,000)          0.13

Authorization of additional shares   3,414,500               --             --

                                     ---------         ---------        -------

Balance, December 31, 2003           4,201,000          799,000           0.41

Granted                             (1,000,000)       1,000,000           0.11

Forfeited                                   --               --             --

Expired                                     --               --             --

                                     ---------         ---------        -------

Balance, December 31, 2004           3,201,000        1,799,000           0.21

Granted                               (496,000)         496,000           0.48

Exercised                                   --         (495,000)          0.11

Forfeited                              601,000         (601,000)          0.20

Expired                                     --               --             --

                                     ---------         ---------        -------

Balance, December 31, 2005           3,306,000        1,199,000           0.37

Granted                               (285,000)         285,000           0.16

Exercised                                   --               --             --

Forfeited                                   --               --             --

Expired                                     --               --             --

                                     ---------         ---------        -------

Balance, December 31, 2006           3,021,000        1,484,000           0.33

Granted                                     --               --             --Exercised                                   --               --             --

Forfeited                                   --               --             --

Expired                                368,000         (368,000)          0.46

                                     ---------         ---------        -------

Balance, December 31, 2007           3,389,000        1,116,000         $ 0.29

                                     =========        ==========         ======

The weighted-average fair value of non-statutory stock options granted during 2007 and 2006 was $0.00 and $0.16, respectively. The weighted-average fair value of statutory stock options granted during 2007 and 2006 was $0.00 and $0.16, respectively.

The following table summarizes information about the non-statutory and statutory stock options outstanding as of December 31, 2007:

           Options Outstanding                               Options Exercisable

------------------------------------------------------    -------------------------

                                  Weighted

                   Number          Average      Weighted       Number     Weighted

Range of        Outstanding       Remaining      Average    Exercisable    Average

Exercise           as of         Contractual    Exercise       as of      Exercise

Prices           12/31/07           Life          Price       12/31/07      Price

--------        -----------      -----------    ---------    ----------   --------

$ 0.10 - 0.23      820,000       2.2 years      $ 0.14        686,000   $  0.13

  0.68 - 0.73      296,000       2.7 years        0.70        296,000      0.70

                 ---------       ---------       ------     ---------     -------

                 1,116,000                      $ 0.29        982,000   $  0.30

                 =========                       ======     =========     =======

The Company estimates the fair value of non-statutory stock options by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for grants in 2006; no dividend yield; expected volatility of 176%, risk free interest rates of 4.9%, expected lives of 3.1 years for all plan options.

Compensation expense under SFAS No. 123 relating to these stock options that became exercisable in 2007 and 2006 was $31,200 and $85,200, respectively.

Stock Purchase Warrants

In connection with certain business transactions and debt or equity offerings, the Company has granted various warrants to purchase common stock. The following table summarizes activity relating to outstanding warrants from February 26, 1998 (date of inception) to December 31, 2007:

                                                                  Weighted

                                                                  Average

                                      Warrants                    Exercise

                                    Outstanding                   Price

                                  -------------                ------------

Balance, February 26, 1998

   (date if inception)                      -                  $       -

Granted                               100,000                       0.38

                                   ----------                     ------

Balance, December 31, 1998            100,000                       0.38

Granted                               942,800                       1.62

                                   ----------                     ------

Balance, December 31, 1999          1,042,800                       1.50

Granted                             1,398,600                       1.20

Exercised                             (41,600)                      0.34

Expired                              (900,000)                      1.38

Forfeited                             (75,800)                      2.50

                                   ----------                     ------

Balance, December 31, 2000          1,424,000                       2.36

Granted                               995,500                       0.25

Exercised                            (595,600)                      0.24

Expired                               (20,000)                      1.50

Forfeited                             (35,600)                      2.50

                                   ----------                     ------

Balance, December 31, 2001          1,768,300                       0.99

Granted                                80,000                       0.72

Exercised                            (260,000)                      0.01

Expired                              (200,000)                      2.42

Forfeited                                  --                         --

                                   ----------                     ------

Balance, December 31, 2002          1,388,300                       0.95

Granted                               580,000                       0.17

Expired                              (165,000)                      0.87

                                   -----------                    ------

Balance, December 31, 2003          1,803,300                       0.71

Granted                                60,000                       0.16

Expired                              (290,000)                      0.42

                                   -----------                    ------

Balance, December 31, 2004          1,573,300                       0.74

Granted                                30,000                       0.73

Exercised                            (413,300)                      0.07

Expired                              (380,000)                      0.17

                                   -----------                    ------

Balance, December 31, 2005            810,000                       1.34

Granted                                    --                         --

Exercised                                  --                         --

Expired                                    --                         --

                                   -----------                    ------

Balance, December 31, 2006            810,000                       1.34

Granted                             3,041,700                       0.16

Exercised                                  --                         --

Expired                              (110,000)                      0.34

                                   -----------                    ------

Balance, December 31, 2007          3,741,700                  $    0.41

                                   ===========                    ======

The weighted average fair value of warrants granted during 2007 and 2006 was $0.03 and $0.00, respectively.

The following table summarizes information about warrants outstanding at December 31, 2007:

                                Weighted

                 Number          Average        Number

Range of      Outstanding       Remaining     Exercisable

Exercise         as of         Contractual       as of

Prices         12/31/07           Life         12/31/07

--------      -----------      -----------   ----------

$ 0.17 - 0.73  3,041,700         4.4 years    1,041,700

  1.50           700,000         2.0 years      700,000

              -----------                    ----------

               3,741,700                      1,741,700

              ===========                    ==========

The Company estimates the fair value of warrants at the grant date by using the Black-Scholes option pricing-model with the following weighted-average assumptions used for grants in 2007; no dividend yield; expected volatility of 112%; risk free interest rates of 4.7%; and expected lives of 2.0 years for all warrants. Compensation expense relating to warrants granted for services in 2007 and 2006 was $0 and $0.

9. INVESTMENT AGREEMENTS

In June 2004, the Company entered into an Investment Agreement (the "Investment Agreement") with Dutchess effective June 28, 2004. Pursuant to the terms of the Investment Agreement, the Company may offer, through a series of puts, and Dutchess must purchase, up to 38,000,000 shares of the Company's common stock with an aggregate purchase price up to $5,000,000. The purchase price of the shares is equal to 95% of the lowest closing "best bid" price (the highest posted bid price) during the five trading days immediately following the date of put. The value that the Company will be permitted to put pursuant to the Investment Agreement will be either: (A) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of put multiplied by the average of the three daily closing bid prices immediately preceding the date of the put, or (B) $10,000. No single put can exceed $1,000,000.  Pursuant to the Investment Agreement, Dutchess acquired a total of 434,615 shares of the Company's common stock for approximately $297,500 during the year ended December 31, 2005, 3,880,000 shares for approximately $643,700 during the year ended December 31, 2006 and an aggregate of 10,449,000 shares of the Company’s common stock for approximately $647,600 during the nine months ended September 30, 2007.

Because the registration of the 38,000,000 shares reserved for the Dutchess agreement expired in September, 2007, the Company registered 20,000,000 shares of the Company’s common stock in July to allow continuation of the agreement with Dutchess. Dutchess acquired a total of 2,074,800 shares of the Company's common stock for approximately $43,200 during September 2007, 10,672,600 shares for approximately $211,800 during October 2007, 4,020,000 shares for approximately $43,100 during November 2007 and 2,895,500 shares for approximately $23,000 during December 2007.

In June 2007, the Company entered into a representation and finder’s agreement to raise investment capital from potential Korean investment sources, including institutions and individual investors. The finder’s fee is set at 5% of capital raised and up to $10 million of capital raised. In addition, a warrant to purchase 1,000,000 shares of common stock of the Company is granted such that for each $100,000 raised, 10,000 shares shall vest up to the maximum amount of 1,000,000 shares if the full $10 million of capital is raised.

In June 2007, the Company entered into a consulting and finder’s agreement to coordinate and support potential Korean investment opportunities. The Company will pay a cash fee of 5% of the capital raised up to $10 million.

In September 2007, the Company entered into a finder’s fee agreement with a U.S. based firm to raise investment capital from U.S. and European investment sources. The finder’s fee is based on a sliding scale of funds raised starting at 10% and dropping to 1% after $5 million of capital is raised.

10. ETHANOL AGREEMENTS

In September 2006, the Company and its wholly owned subsidiary, HBS Bio, entered into an Asset Purchase Agreement with EXL III Group Corporation (“EXL”).  EXL agreed to sell certain assets, including options to purchase certain property in Lumberton County, North Carolina, to HBS Bio.

In consideration for the options, HBS Bio issued fifty thousand (50,000) shares of the Company’s common stock to EXL, which shares were placed in escrow in October 2006, and reimbursed EXL $40,000 for expenses incurred with respect to the options and related proposed ethanol projects.

The Company and HBS Bio also entered into a Consulting Services Agreement with EXL.  That agreement provides that EXL will supervise, manage, and coordinate the development, construction, and operation of up to three ethanol facilities.  The term of the agreement is two years from the effective date, with an option to extend the term for two additional years by mutual written agreement.

In consideration for its consulting services, EXL will receive an annual consulting fee of $199,000.  Upon the funding of the first ethanol facility, the annual consulting fee will increase to $224,000.  The consulting fee will increase again to $324,000 upon the funding of the second ethanol facility, and to $424,000 in the event a third ethanol facility is funded.

EXL will also be entitled to 3,450,000 shares of the Company’s common stock, which was placed in escrow in October 2006.  The Escrow Agreement provides that 1,000,000 shares of HBS common stock will be released to EXL upon the execution of certain agreements necessary for the development of the first ethanol facility, the submission of preliminary environmental and land use permits for the first ethanol facility, and the assignment and conveyance of the option to purchase the second facility.  An additional 1,000,000 shares will be released to EXL upon the acquisition of certain permits for the first facility and the execution of certain agreements necessary for development of the first facility, as well as the submission of preliminary environmental and land use permits for the second facility.  The 1,450,000 remaining shares will be released to EXL when a funding commitment for the first facility is obtained.  In the event funding for the first facility is not obtained within four months from the date on which the funding commitment is received, any shares still in escrow will be dispersed to HBS Bio and any shares previously released to EXL will be returned to HBS Bio.

Under the Consulting Services Agreement, the facilities will be funded by the Company according to a schedule, with $300,000 due upon closing of the Asset Purchase Agreement and additional amounts upon completion of certain milestones thereafter.  The Company will contribute $150,000 upon completing the following milestones: (1) raw product supply agreement for the first plant; (2) environmental services agreement for the first plant; (3) risk management agreement for the first plant; and (4) distilled grain marketing agreement for the first plant.  The Company will contribute an additional $150,000 upon completing the following milestones: (1) ethanol off take agreement for the first plant; (2) preliminary engineering study for the first plant; (3) land use permit submittal for the first plant; (4) environmental permits submittal for the first plant; (5) financial advisory services agreement or letter of interest from financial entity; (6) land option agreement for the second plant; and (7) fuel supply agreement for the first plant.  The Company will contribute an additional $400,000 upon reaching the following milestones: (1) utility services agreement for the first plant; (2) Phase I engineering and environmental for the first plant; (3) raw product supply agreement for the second plant; (4) environmental services agreement for the second plant; (5) risk management agreement for the second plant; and (6) distilled grain marketing agreement for the second plant.  The Company will contribute an additional $450,000 upon reaching the following milestones: (1) EPC Agreement and Phase II engineering for the first plant; (2) fuel supply agreement for the second plant; (3) utility services agreement for the second plant; (4) ethanol off take agreement for the second plant; (5) environmental permits submittal for the second plant; (6) preliminary engineering study for the second plant; (7) land use permit submittal for the second plant; (8) Phase I engineering and environmental studies for the second plant; (9) long term equity commitment for first plant (10) long term debt commitment for the first plant; (11) issuance of authority to construct permits for the first plant; and (12) final funding documentation for the first plant.  Finally, the Company will contribute $400,000 upon completing the following milestones: (1) EPC Agreement and Phase II engineering for the second plant; (2) long term equity commitment for the second plant; (3) long term debt commitment for the second plant; (4) final environmental permits for the second plant; (5) authority to construct permits for the second plant; and (6) final funding documentation for the second plant. See note 14.

In February 2007, HBS Bio formed a joint venture with Visalia-based Dairy Development Group and Agrimass Enviro-Energy to build an energy park in the San Joaquin Valley of California.   Pursuant to this joint venture, the parties formed HBS BioEnergy DDG Corcoran, LLC (HBS Corcoran), a California limited liability company. HBS Bio will provide all development capital for the energy park pursuant to an agreed-upon budget, while the other parties will provide all management and other services as well as technology required for the energy park.

During April 2007, HBS Bio entered into a lease for approximately 90 acres of property in Morrow County, Oregon for a period of 20 years, with the option to renew the lease for 10 consecutive terms of five years each. HBS Bio paid $15,000 upon execution of the lease for a three month review period. HBS Bio extended the review period for an additional three months in July by the payment of an additional $15,000. The lease may be terminated at any time during the review periods. During the original 20 year term of the lease after the review periods the base rent will be $27,000 per month. On October 3, 2007 the lease expired as a result of the decision by HBS Bio to terminate that lease.

During April 2007, HBS Corcoran entered into an agreement for the purchase of approximately 922 acres of property in Tulare County, California for an aggregate purchase price of approximately $12 million. HBS Corcoran is required to make deposits of up to $690,000 in escrow within 18 months from April 17, 2007. The deposits are nonrefundable except under certain conditions, are to be applied to the purchase price, and will constitute liquidated damages in the event of HBS Corcoran’s default under the purchase agreement. HBS Corcoran will have 18 months to review the suitability of the property for its planned uses. The balance of the purchase price must be deposited in escrow within 30 days after completion of the feasibility review or the end of the feasibility period, whichever occurs first. An aggregate of $389,700 was deposited into escrow during the year ended December 31, 2007.

During April 2007, HBS Bio entered into an agreement for consulting services relating to raising capital for HBS Bio. Under the agreement HBS Bio will pay the consultant a consulting/finder’s fee of 4% of the units of the venture funded as a result of the consultant’s efforts and $500,000 with regard to the first $20 million or pro-rata amount thereof invested or loaned by a party introduced by the consultant and the lesser of 2.5% or $100,000 with regard to each subsequent $10 million invested or loaned by a party introduced by the consultant.

During May 2007, HBS Bio entered into ethanol merchandising, corn procurement and consulting services, and distiller’s grains marketing and consulting services agreements for the proposed California and Oregon ethanol facilities.

During May 2007, HBS Bio entered into a letter of intent to set out the remaining terms and move toward a formal process technology and equipment agreement to facilitate the production of a 100 million gallon facility for the proposed Oregon ethanol facility. A deposit payment of $250,000 was to be placed into escrow within seven days of the execution of the letter of intent. As of  December 31, 2007, the deposit has not been paid pursuant to further discussions to finalize the agreement.

 In April 2007, the Company entered into an agreement to render consultant services, including the providing of financial and business contacts in Korea. The Company granted 50,000 shares of restricted common stock, valued at $4,000, as compensation under this agreement. The agreement was amended in June 2007 to include additional services for which a warrant was granted to purchase 1,000,000 shares of common stock of the Company.  The warrant vests as to 250,000 shares upon achieving a certain milestone and the balance of 750,000 vests upon the Company signing a definitive agreement with a certain Korean company. A consulting fee of $1,000 per day will be paid to the consultant for Company approved non-incidental projects.

In August 2007, HBS Bio notified EXL that no further expenditures on behalf of the Company were to be made unless approved by the Company’s CEO.

11. PUBLIC RELATIONS AGREEMENTS

During March 2005, and subsequently amended during April 2005, the Company entered into an agreement with a public relations and promotions services company for consulting services. The public relations and promotions services company will promote the Company to the investment community and the general public through press releases and other communications, all of which must be approved in advance by the Company. The term of the agreement is six months, subject to prior termination. In consideration of the services being performed, the Company will issue compensation shares equal to 30% of the increase in buy volume of the Company's common stock directly attributable to the public relations and promotions services company, as defined in the agreement. The Company will also issue bonus shares of 10% of the increase in buy volume of the Company's common stock in the event the sales price of the Company's common stock equals or exceeds $0.25 per share. Additionally, the Company has agreed to issue seven million shares of common stock to be held by an escrow agent.

During June 2005, the Company entered into a second agreement with the public relations and promotions services company for additional consulting services in exchange for 750,000 shares of the Company's common stock valued at $247,500. The Company issued the shares in June 2005.

During November 2005, the Company entered into a third agreement with the public relations and promotions services company for additional consulting services in exchange for 500,000 shares of the Company's common stock valued at $345,000. The Company issued the shares in November 2005.

Through December 31, 2005, the Company released 4,963,600 shares of common stock totaling $3,125,200 in consideration of these agreements. Additionally, the Company recorded a public relations payable for approximately 420,500 additional compensation and bonus shares, valued at $332,100, to be released at a future date. During the three months ended March 31, 2006, 201,100 shares valued at $134,200 were released in satisfaction of this payable. The agreement expired on March 22, 2006. Therefore, accrued potential shares were not paid because the price point was not reached and the agreement expired.

In October 2005, the Company entered into an agreement with Ascendiant Securities, LLC ("Ascendiant") providing that Ascendiant would act on a best-efforts basis as the Company’s financial advisor and non-exclusive placement agent in connection with the structuring, issuance and sale of the Company’s debt and equity securities for financing purposes.  The agreement, which has a term of six months, requires the Company to pay Ascendiant a cash success fee and warrants for completed transactions that The Company approves.  The success fee is equal to ten percent of the gross proceeds from the sale of the Company’s securities; in addition, for transactions generating gross proceeds of $2,000,000 or more, the Company must issue Ascendiant 175,000 shares of the Company’s restricted common stock.  To date, no transactions have been presented to the Company by Ascendiant.

In January 2006, the Company entered into an addendum to a consulting agreement with a consultant for the sale of common stock in Europe pursuant to a trustee arrangement.  The Company agreed to pay the consultant a commission equal to three percent of the proceeds from the sale of such shares.

On January 26, 2006, the Securities and Exchange Commission declared effective the Company’s Registration Statement on Form SB-2 (File No. 33-128991), registering an aggregate of 20,000,000 shares of the Company’s common stock for sale to the public.  The Company intends to use the stock for raising capital, but to date has not entered into any arrangements for any such financing.

In February 2006, the Company entered into an extension of an agreement signed in 2003 with the above-referenced consultant for services including the coordination of investor relations in Europe.  In consideration for such extension, the Company issued to the consultant an aggregate of 100,000 free trading shares and 200,000 restricted shares of common stock valued at $126,000.

In March 2006, the Company entered into a Securities Purchase Agreement (the “Agreement”) with La Jolla Cove Investors, Inc., a California corporation (“La Jolla Cove”).  Pursuant to the Agreement, La Jolla Cove agreed to purchase from the Company a 6¾% Convertible Debenture in the aggregate principal amount of $30,000 (the “Debenture). Pursuant to the agreement terms, the Company received $30,000, the purchase price of the debenture.

In connection with the Debenture, the Company issued to La Jolla Cove a Warrant to Purchase Common Stock (the “Warrant”), dated as of March 7, 2006, to purchase an aggregate of 3,000,000 shares of common stock.  Pursuant to the terms of the Warrant, the Company received $95,000 as a prepayment towards the future exercise of Warrant Shares.

In May 2006, the Company returned to La Jolla Cove the aggregate advances of $125,000.  Management believed that due to substantially modified terms proposed for the transaction by La Jolla Cove, the parties failed to agree on the material terms and conditions of this proposed transaction. The Company and La Jolla Cove subsequently mutually agreed not to pursue this transaction.

During April 2007, the Company entered into an agreement for investor relations and awareness services under which the Company will make cash payments equal to 35% of the buy volume of the Company’s common stock attributable to the agreement during the six months commencing April 13, 2007. The public relations and promotion services company will promote the Company to the investment community and the general public through press releases and other communications, all of which must be approved in advance by the Company. The Company has paid $167,100 pursuant to this agreement.

During April 2007, the Company entered into agreements for investor relations services for $18,500 in cash.

During October 2007, the Company entered into agreements for investor relations services for $40,000 in cash.

12. LEGAL AGREEMENTS

In December, 2007, the Company entered into an agreement for legal services to write a Reg S offering memorandum that the Company plans to use for raising capital in Europe. Compensation is based on an hourly rate for services.

13. SEGMENT INFORMATION

The Company operates in two reportable segments, the development of technology for preservation of certain biologic material and the development of a renewable energy market, as defined by Statement of Financial Accounting Standards (SFAS) No. 131. Prior to 2007, the Company operated in only one segment, and therefore did not report segment information for the period ended December 31, 2006.

Year ended December 31, 2007

	BioMedical	BioEnergy	Total
Revenue	$-	$-	$-

Operating expenses
Stock based comp	31,200	-	31,200
Public relations	409,300	-	409,300
Other general and administrative expenses	1,236,200	-	1,236,200
Total general and administrative	1,676,700	-	1,676,700
Research and development	282,500	934,700	1,217,200
Sales and marketing	-	-	-
Total operating expenses	1,959,200	934,700	2,893,900

Loss from operations	$(1,959,200)	$(934,700)	$(2,893,900)
	========	========	========

14. SUBSEQUENT EVENTS

In January 2008 the Company and its subsidiary entered into a mutual termination agreement with Claude Luster and EXL to terminate all agreements signed between the parties in September 2006. Ethanol project expenditures and operations were suspended in July 2007 due to changes in the ethanol market and strategic decisions made by Company management. The final termination agreement required the return of 3.5 million shares of common stock held in escrow for Mr. Luster and EXL back to the Company, payment of remaining consulting fees of approximately $16,000 to  EXL and provisions for the partial repayment of expenditures to the Company and HBS Bio if Mr. Luster or EXL pursues a particular project in the Northwest for ethanol production.

In January 2008 the Company issued 740,966 shares under a provision of a loan agreement signed in November, 2006 with Dutchess Private Equities, LP.

In January 2008 the Company entered into a consulting agreement with a European entity to assist the Company in locating sales groups that will identify potential European investors to Reg S offering made by the Company. Compensation for services included a stock grant of one million Reg S shares, and 30% of funds received from Reg S investors.

In January 2008 the Company entered into a Trustee agreement with an individual to serve as the Trustee for accounts held in Europe by the Company. A 3% fee of shares transferred into the account is payable by the Company for such services.

In January 2008, the Company entered into an investment agreement with an officer. The officer agreed to invest $100,000 in the Company in exchange for a return on investment formula. The original investment is to be returned upon the Company receiving distribution from its proposed ownership of a waste to energy project now being formalized. An additional aggregate of three times the original investment is to be paid by the Company from future distributions to Company from operations. The Company will reserve 20% of distributions received by the Company from the waste to energy project for this purpose.

In February, 2008 the Company entered into the extension of an agreement with an addendum to extend  Agreement of 1/3/03 and in consideration for such extension, the Company issued to the consultant an aggregate of 100,000 free trading shares of common stock valued at $2,000 and 600,000 restricted shares of common shares valued at $12,000.

In February, 2008 the Company entered into an agreement to restructure the loan agreement signed on March 21, 2007 with a Director of the Company to transfer $300,000 of the original loan amount of $500,000 to a return formula from the Corcoran project and maintain $200,000 under the original terms of the loan agreement.

In March, 2008 the Company entered into a consulting services agreement with an investment relations firm to provide services to increase investor awareness for the Company for which the Company agreed to pay $10,000 and issue 1,400.000 in restricted stock valued at $14,000.

36,675,551 Shares of

Common Stock

________________________

PROSPECTUS

________________________

December 10, 2008

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$22.44
Accounting Fees and Expenses	5,000.00
Legal Fees and Expenses	10,000.00
Printing	1,000.00
State securities fees	2,000.00
Transfer agent fees	2,000.00
Miscellaneous	4,989.25
Total	$25,011.69

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation and By-laws provide for indemnification of our officers and directors to the fullest extent permissible under California law. Additionally, we have entered into indemnification agreements with each of our officers and Directors, and therefore purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws. These agreements provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses, including attorneys' fees and disbursements, incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Set forth in chronological order is information regarding shares of common stock issued and options and warrants and other convertible securities granted by us during the three years prior to the date of this registration statement. Also included is the consideration, if any, received by us for such shares, options and warrants, and information relating to the section of the Securities Act, or the rule of the Securities and Exchange Commission, under which an exemption from registration was claimed.

In the fourth quarter of 2004, we issued an aggregate of 5,174,000 shares of our common stock to investors outside the United States for aggregate consideration of $747,300 (including offering cost of $670,300). These issuances were made pursuant to an offering under Regulation S promulgated under the Securities Act.  The issuances were made in an "offshore transaction" as defined in Regulation S, to persons other than "U.S. Persons". The investors represented to us that they would resell the shares only in accordance with Regulation S, and the certificates evidencing the shares bear a legend restricting transfer except pursuant to Regulation S.

i

In the fourth quarter of 2004, we issued an aggregate of 12,900 shares of our common stock to an individual for services with a determined value of $1,200. The issuance was made in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

In the first quarter of 2005, we issued an aggregate of 1,746,100 shares of our common stock to investors outside the United States for aggregate consideration of $872,100 (including offering costs of $609,900). These issuances were made pursuant to an offering under Regulation S promulgated under the Securities Act.  The issuances were made in an "offshore transaction" as defined in Regulation S, to persons other than "U.S. Persons".  The investors represented to us that they would resell the shares only in accordance with Regulation S, and the certificates evidencing the shares bear a legend restricting transfer except pursuant to Regulation S.

In the first quarter of 2005, we issued an aggregate of 282,200 shares of our common stock to two individuals for services with an aggregate determined value of $31,600. The issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

In the second quarter of 2005, we issued an aggregate of 3,951,100 shares of our common stock to investors outside the United States for aggregate consideration of $229,800.  These issuances were made in reliance on Regulation S promulgated under the Securities Act. The issuances were made in an "offshore transaction" as defined in Regulation S, to persons other than "U.S. Persons". The investors represented to us that they would resell the shares only in accordance with Regulation S, and the certificates evidencing the shares bear a legend restricting transfer except pursuant to Regulation S.

In the third quarter of 2005, we issued an aggregate of 5,277 shares of our common stock to a consultant in consideration for services provided to us with a value of $1,650. The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment purposes.

In the fourth quarter of 2005, we issued an aggregate of 27,708 shares of common stock to two consultants in consideration of services rendered to us.  The issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

In the fourth quarter of 2005, we issued an aggregate of 285,915 shares of common stock to two investment funds pursuant to the exercise of warrants.  The issuances were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising. The recipients were entities comprised of sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to us that the shares were being acquired for investment purposes.

In February 2006, we issued an aggregate of 200,000 shares of common stock to a consultant in consideration for services provided for the coordination of investor relations services in Europe. The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In March 2006, we issued a 6-3/4% Convertible Debenture and a Warrant to purchase an aggregate of 3,000,000 shares of common stock to an investor in consideration for a cash payment of $30,000 and a cash advance of $35,000. The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes. The issuances were canceled in May 2006.

In the first quarter of 2006, we issued an aggregate of 277,600 shares of common stock to an investor in consideration for public relations services. The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes. The issuances were canceled in May 2006.

In the second quarter of 2006, we issued an aggregate of 568,548 shares of common stock to investors in consideration for public relations services.  The issuances were made in reliance on Section 4(2) of the Act and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

ii

In the second quarter of 2006, we issued an aggregate of 8,237 shares of common stock to an investor in consideration for accounting and financial services.  The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In August 2006, we issued 63,043 shares of common stock to an investor in consideration for an agreement to cancel a debt in the amount of $7,250. The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

Also in August 2006, we issued 842,857 shares of common stock to investors in consideration for cash in the amount of $125,000 to fund our operations.  The issuances were made in reliance on Section 4(2) of the Act and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In the third quarter of 2006, we issued an aggregate of 3,536,656 shares of common stock to investors in consideration for public relations services. We also issued 11,363 shares of common stock in exchange for accounting and financial services during the third quarter.  These issuances were made in reliance on Section 4(2) of the Act and were made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In September 2006, pursuant to the Asset Purchase Agreement with EXL, we issued 3,450,000 shares of common stock, placed in escrow pending certain events throughout the development of three ethanol facilities. The issuance was made in reliance on Section 4(2) of the Securities Act of 1933, as amended and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investments, who represented to us and HBS Bio that the shares were being acquired for investment purposes.

In November 2006, we issued 500,000 shares of common stock to a lender in connection with a lending transaction.  This issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investments, who represented to us and HBS Bio that the shares were being acquired for investment purposes.

In the fourth quarter of 2006, we issued an aggregate of 9,800 shares of restricted common stock, valued at $1,200, in satisfaction of accounts payable.   The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In the fourth quarter of 2006, we entered into agreements with various consultants for investor relations and investor awareness services in the United States and Europe. We paid for such services with 460,000 shares of free trading common stock and 500,000 shares of restricted common stock, valued at $116,500.  The issuances were made in reliance on Section 4(2) of the Act and were made without general solicitation or advertising. The recipient were sophisticated investors with access to all relevant information necessary to evaluate the investments, who represented to us that the shares were being acquired for investment purposes.

In the first quarter of 2007, we issued an aggregate of 96,300 shares of common stock to an investor in consideration for public relations services. The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In February 2007, we issued an aggregate of 1,000,000 shares of common stock, valued at $110,000 for services related to finalizing a project for HBS Bio. The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

Also in February 2007, we issued 9,600 shares of common stock valued at $1,200 in satisfaction of certain accounts payable.   The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In March 2007, we issued 50,000 shares of common stock to an investor in consideration for cash in the amount of $5,400.  The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

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In April 2007, we issued an aggregate of 100,000 shares of common stock and warrants to purchase an aggregate of 900,000 shares of common stock, valued at $30,000, to a lender as loan fees. The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In April 2007, we issued an aggregate of 50,000 shares of common stock, valued at $4,000, and warrants to purchase an aggregate of 50,000 shares of common stock, also valued at $4,000, for services related to a project for HBS Bio.  The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In May 2007, we issued an aggregate of 250,000 shares of common stock, valued at $25,000, to a lender as loan fees. The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In June 2007, we issued an aggregate of 200,000 shares of common stock, valued at $10,000, to a director in consideration for certain services.   The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In June 2007, we issued 50,000 shares of common stock to an investor in consideration for cash in the amount of $2,300.  The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In June 2007, we issued warrants to purchase an aggregate of 91,700 shares of common stock, valued at an aggregate of $9,100, in satisfaction of certain accounts payable.   The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In the second quarter of 2007, we issued an aggregate of 31,200 shares of common stock valued at an aggregate of $3,100 in satisfaction of certain accounts payable.   The issuances were made in reliance on Section 4(2) of the Act and were made without general solicitation or advertising.  The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In the second quarter of 2007, we issued an aggregate of 64,100 shares of restricted common stock and an aggregate of 64,000 shares of free-trading common stock, valued at an aggregate of $11,900, for certain services related to public relations.   The issuances were made in reliance on Section 4(2) of the Act and were made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In July 2007, we issued an aggregate of 4,300 shares of common stock, valued at $300, to one individual in satisfaction of accounts payable.  The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In August 2007, we issued 444,400 shares of common stock to an investor in consideration for cash in the amount of $20,000.  The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In August 2007, we issued an aggregate of 68,900 shares of common stock, valued at $3,400, to two recipients in satisfaction of accounts payable.  The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising. The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

iv

In September 2007, we issued an aggregate of 9,300 shares of common stock, valued at $500, to one individual in satisfaction of certain accounts payable.   The issuance was made in reliance on Section 4(2) of the Act and was made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In the third quarter of 2007, we issued an aggregate of 44,800 shares of restricted common stock and an aggregate of 44,800 shares of free-trading common stock, valued at an aggregate of $5,500, for certain services related to public relations.   The issuances were made in reliance on Section 4(2) of the Act and were made without general solicitation or advertising.  The recipient was a sophisticated investor with access to all relevant information necessary to evaluate the investment, who represented to us that the shares were being acquired for investment purposes.

In February 2008, we issued 600,000 shares of restricted common stock and 100,000 shares of free trading common stock valued at $14,000 for services related to public relations.

In March 2008, we issued 1,400,000 shares of restricted common stock valued at $14,000 for services related to public relations.

In the first quarter of 2008, we issued 1,000,000 shares of Reg S common stock in Europe, valued at $10,000, for services related to public relations.

In the first quarter of 2008, we issued 783,300 shares of restricted common stock and 850,000 shares of Reg S common stock for $3,000 in cash, net of offering costs totaling $45,600.

In April 2008, we issued 2,500,000 shares of restricted common stock, valued at $31,000, in satisfaction of accrued interest payable.

In May 2008, we issued 3,000,000 shares of restricted common stock valued at $39,000 per our joint venture agreement for the renewable energy segment of its business.

In May 2008, we issued 250,000 shares of restricted common stock valued at $3,300 for professional services.

In May 2008, we issued 264,300 shares of restricted common stock in satisfaction of accounts payable, valued at $3,400.

In June 2008, we issued 12,000,000 shares of restricted common stock valued at $120,000 for professional services.

In the second quarter of 2008, we issued 13,949,000 shares of Reg S common stock in Europe for $231,000 in cash (net of offering costs totaling $298,600).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) (1)  Our audited financial statements are included in the prospectus.

(a) (2)  The following exhibits are being filed herewith.

EXHIBIT

NUMBER                   DESCRIPTION

              LOCATION

------------------------------------------------------------------------------------------------------------------

3(i)(a)

Amended and Restated Articles

Incorporated by reference to

of Incorporation

Exhibit to the Registrant's

                Registration Statement on

                Form SB-2 filed on

                April 24, 2003

3(ii)

Bylaws

                Incorporated by reference to

   Exhibit to the Registrant's

                Form 10-SB Registration Statement

                filed on December 8, 1999 (No. 2.2)

5.1

 Opinion of Counsel                            Filed herewith

9

Voting trust agreement                       Incorporated by reference to

               Exhibit to the Registrant's Form

               10-SB Registration Statement filed

               on December 8, 1999 (No. 5) and

               as amended January 25, 2000 (No. 9)

10.1

Assignment of Phemtest                   Incorporated by reference to

Patent and Technology                     Exhibit to the Registrant's Form

              10-SB Registration Statement filed

              on December 8, 1999 (No. 6.1) and as

              amended January 25, 2000, (No. 10.1)

10.2

Phemtest Patents,                               Incorporated by reference to Exhibit

US 4,945,921 and                                 to the Registrant's Form 10-SB

US 4,787,158                                         Registration Statement filed on

               December 8, 1999 (No. 6.2) and as

                                                                                               amended January 25, 2000, (No. 10.2)

10.3

Assignment of Patent                        Incorporated by reference to Exhibit

and Technology                                 to the Registrant's Form 10-SB

- Vladimir Serebrennikov                   Registration Statement filed on

    December 8, 1999 (No. 6.3) and as

   amended January 25, 2000, (No. 10.3)

10.4

Assignment of Patent

              Incorporated by reference to Exhibit

and Technology

              to the Registrant's Form 10-SB

- Leonid Babak

               Registration Statement filed on

                              December 8, 1999 (No. 6.4) and as

                              amended January 25, 2000, (No. 10.4)

10.5

Consultant Agreement

Incorporated by reference to Exhibit

- Dr. Luis Toledo

to the Registrant's Form 10-SB

Registration Statement filed on

 December 8, 1999 (No. 6.5) and as

 amended January 25, 2000, (No. 10.5)

10.6

Non-Statutory Incentive

Incorporated by reference to Exhibit

Stock Option Plan

to the Registrant's Form 10-SB

Registration Statement filed on

December 8, 1999 (No. 6.8) and as

                                                                                             amended January 25, 2000, (No. 10.8)

10.9

Statutory Incentive

Incorporated by reference to Exhibit

Stock Option Plan

to the Registrant's Form 10-SB

 Registration Statement filed on

December 8, 1999 (No. 6.9) and as

amended January 25, 2000, (No. 10.9)

10.11

 Indemnification

Incorporated by reference to Exhibit

Agreements of

to the Registrant's Form 10-SB

Directors and Officers

Registration Statement filed on

                             December 8, 1999 (No. 6.14 thru 6.19)

and as amended January 25, 2000,

 (No. 10.14 thru 10.19)

10.12                     Employment Agreement

Incorporated by reference to Exhibit

- Leonid Babak

to the Registrant's Form 10-SB

                                                                                             Registration Statement filed on

                                                                                             December 8, 1999 and as amended

January 25, 2000, (No. 10.20)

10.13                     Employment Agreement

Incorporated by reference to Exhibit

- Vladimir Serebrennikov                  to the Registrant's Form 10-SB

                                                                                             Registration Statement filed on

December 8, 1999 and as amended

January 25, 2000, (No. 10.21)

v

10.14

  Consulting Agreement,

Incorporated by reference to Exhibit 10.03

  dated June 3, 2005, by and             to the Registrant’s Quarterly

   between the Registrant and          Report on Form 10-QSB filed on November

  Abernathy Mendelson &               14, 2005

  Associates

10.15

  Letter Agreement, dated

Incorporated by reference to Exhibit 10.02

  June 23, 2005, by and between      to the Registrant’s Quarterly

  the Registrant and Karsten            Report on Form 10-QSB filed on November

 Behrens                                              14, 2005

10.16                         Executive Consulting                      Incorporated by reference to Exhibit 10.1

  Agreement, dated August             to the Registrant’s Current Report on Form

  29, 2005, by and between                8-K filed on September 2, 2005

   the Company and Dr. David

  Winter

10.17

  Promissory Note, dated                  Incorporated by reference to Exhibit 10.1

  May 15, 2007

 to the Registrant’s Current Report on Form

 8-K filed on May 21, 2007

10.18

  Investment Agreement                    Incorporated by reference to Exhibit 10.19

  dated as of June 28, 2004                 to the Registrant’s Registration Statement on

   by and between the                         Form SB-2 (File No. 333-117553) filed on

 Registrant and Dutchess                 July 21, 2004

Private Equities Fund II, L.P.

10.19                       Registration Rights

Incorporated by reference to Exhibit 10.20

Agreement, dated as of                   to the Registrant’s Registration Statement on

June 28, 2004, by and

Form SB-2 (File No. 333-117553) filed on

between the Registrant                    July 21, 2004

and Dutchess Private Equities

Fund II, L.P.

    10.20

     Mutual Termination Agreement

Incorporated by reference to Exhibit 10.16 of Form

with HBS Bio effective

10KSB filed on April 2, 2008

January 5, 2008

11                          Statement re: computation                 Incorporated by reference to Part 2,

                              of per share earnings                          Item 7 of this filing

23.1                       Consent of L.L. Bradford

Filed herewith

& Company, LLC

(b)                        Financial Statement Schedules          Not applicable

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)  File, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

(I)

to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (II) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to rule 424(b) (230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "calculation of  registration  fee"  table  in the  effective registration statement;  and

        (III) to include any material information with respect to the plan of distribution not  previously disclosed in the registration statement or any material change to such information in the registration statement.

       [Provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.]

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the securities act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the securities exchange act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the securities exchange act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating  to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Palo Alto, State of California, on December 10, 2008.

HUMAN BIOSYSTEMS

By: /s/ Harry Masuda

------------------------------------

        Harry Masuda

        Chief Executive Officer

We the undersigned officers and directors of Human BioSystems, hereby severally constitute and appoint Harry Masuda, our true and lawful attorney-in- fact and agent, with full power of substitution and resubstitution in him, for him, and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b)  under  the Securities  Act  of 1933),  and  to file the same, with all exhibits  thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in- fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated

HUMAN BIOSYSTEMS

Date: December 10, 2008

By: /s/ Harry Masuda
Name: Harry Masuda

Title: Chief Executive Office, Acting Chief Financial Officer, Principal Accounting Officer and Director

By: /s/ Paul Okimoto
Name: Paul Okimoto
Title: Chairman of the Board of Directors

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